As filed with the U.S. Securities and Exchange Commission on October 1, 2020

Registration No. 333-222206

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

————————

POST-EFFECTIVE AMENDMENT NO. 4 TO

(Amendment No. 2)

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

————————

DUOS TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	7373	65-0493217
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6622 Southpoint Drive South, Suite 310

Jacksonville, Florida 32216

(904) 652-1616

(Address and telephone number of registrant’s principal executive offices and principal place of business)

————————

Communication Copies to:

Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel. No.: (732) 395-4400 Fax No.: (732) 395-4401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

On December 29, 2017, the U.S. Securities and Exchange Commission declared effective the registration statement number 333-222206 on Form S-1 (the “Registration Statement”) filed by Duos Technologies Group. Inc. (the “Company”).  The Company is filing this post-effective amendment No. 4 to the Registration Statement for the purpose of updating its financial and other disclosures.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated October 1, 2020

DUOS TECHNOLOGIES GROUP, INC.

3,532,895 Shares of Common Stock

243,572 Shares of Common Stock issuable upon Conversion of Series B Convertible Preferred Stock

1,589,107 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the offering and resale by the Selling Stockholders identified herein of up to 5,677,472 shares of Common Stock, of Duos Technologies Group, Inc. (the “Company”). These shares include 3,532,895 shares of Common Stock, 243,572 shares of Common Stock underlying the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”), 1,589,107 shares of Common Stock issuable upon exercise of warrants issued and sold to investors (the “Warrants”) in a private placement offering (the “Private Placement Offering”).

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 28 of this prospectus for more information.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is currently quoted on the Nasdaq Capital Market under the symbol “DUOT.” On August 31, 2020, the closing price as reported on the Nasdaq Capital Market was $4.18 per share. This price will fluctuate based on the demand for our common stock.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Our auditors have issued a going concern opinion. For more information please see the going concern opinion on page F-2 and the risk factors herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2020

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock and warrants, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2018 and 2019 are sometimes referred to herein as fiscal years 2018 and 2019, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Duos” refer to Duos Technologies Group, Inc., a Florida corporation, and our wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue 360, Inc.

Except as otherwise indicated in this prospectus, all common stock and per share information and all exercise prices with respect to our warrants reflect, on a retroactive basis, a 1-for-14 reverse stock split of our common stock, which became effective on the OTCQX on January 17,2020. This prospectus assumes the over-allotment option of the underwriters has not been exercised, unless otherwise indicated.

Our Corporate History

We were incorporated on May 31, 1994 in the State of Florida as Information Systems Associates, Inc. Initially, our business operations consisted of consulting services for asset management of large corporate data centers and development and licensing of Information Technology (IT) asset management software. On April 1, 2015, we completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Duos Technologies, Inc., a Florida corporation (“DTI”), the Company, and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, the Merger Sub merged with and into DTI, whereby DTI remained as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). On the same date, TrueVue 360, Inc., a Delaware corporation, became a wholly owned subsidiary of the Company. In connection with the Merger, on July 10, 2015, the Company effected a name change to Duos Technologies Group, Inc. Since January 2019, Truevue360, Inc. has been focused on the development and marketing of Artificial Intelligence applications. The Company’s headquarters are located at 6622 Southpoint Drive South, Suite 310, Jacksonville Florida 32216 and main telephone number is 904 652 1616.

Overview

The Company, through its wholly owned subsidiaries DTI, operating under its brand name duostech™, and truevue360™, focuses on the design, development and turnkey delivery of proprietary “intelligent technologies” that enable our customers to derive measurable increases in return on investment for their business.

duostech™

The mission of duostech™ is to develop, market and deploy disruptive technologies and systems that capture, process and present users with an unlimited number and types of data that provide our customers with a broad range of sophisticated intelligent technology solutions. With an emphasis on security, inspection and operations for critical infrastructure, we target a variety of industries including transportation, retail, law enforcement, oil, gas and utilities. Our technologies capture, process and present all data in real time. A further differentiator is that these technologies integrate with our customer’s existing business process and create actionable information to streamline mission critical operations. Our technologies have been verified by multiple government and private organizations including but not limited to, Johns Hopkins University Applied Physics Laboratory (JHU/APL), the Department of Homeland Security (DHS) and the Transportation Technology Center, Inc., a wholly owned subsidiary of the Association of American Railroads, a transportation research and testing organization (TTCI) and perhaps most significantly, they have been field tested and found relevant by our customers, which is the main reason for our substantial repeat business. The Company has worked with these organizations over the past several years where we have supplied funded prototypes of our technologies to verify technology and operating parameters.

truevue360™

In January 2019, the Company launched a dedicated Artificial Intelligence program through its wholly-owned subsidiary True Vue 360, Inc., marketing its services and solutions under the brand name truevue360™. The Company is committed to adding significant focus on the development, marketing and deployment of advanced convolutional neural network-based Artificial Intelligence (“AI”), Deep Machine Learning and Advanced Algorithms applications. While truevue360™ will chiefly support DTI’s business growth, it will also develop and market its significant library of AI applications following a stand-alone business development strategy. Accordingly, our business is now operating in two equally important business units which complement each other and provide comprehensive turn-key, end-to-end, solutions to our customers.

Connected Intelligence

duostech™

Over the past 10 years, duostech™ has developed an extensive suite of disruptive technologies, some of the most relevant are described in the following:

Intelligent Railcar Inspection Portal (rip®)

Federal regulations require each railcar/train to be inspected for mechanical defects prior to leaving a rail yard. Founded in 1934, the Association of American Railroads (AAR) is responsible for setting the standards for the safety and productivity of the U.S./North American freight rail industry, and by extension, has established the inspection parameters for the rail industry’s rolling stock. Also known as the “Why Made” codes, the AAR established approximately 110 inspection points under its guidelines for mechanical inspections.

Under current practice, inspections are conducted manually; a very labor intensive and inefficient process that only covers a select number of inspections points and can take up to 3 hours per train. It should be noted that approximately 50% of the rail industry’s operating costs are for maintenance, including 30% of the time trains spend in workshops resulting from manual failure diagnostics.

We invented, designed, deployed, and are currently marketing our intelligent Railcar Inspection Portal technology, intended to ultimately cover most, if not all, inspection points and reduce the in-yard dwell time to minutes per train. Our system combines high definition image and data capture technologies (developed by duostech™) with our AI-based analytics applications (developed and maintained by truevue360™) that are typically installed on active tracks located between two rail yards. We inspect railcars traveling through our inspection portal at speeds of up to 70 mph and report mechanical anomalies detected by our system to the ensuing yard, well ahead of the train(s) entering the yard. To date, we have successfully completed the development of 21 AI applications and are in the process of developing 44 additional applications scheduled to be completed by the end of Q2, 2020.

Over the past two years, several class 1 rail operators have ordered and are currently operating our rip® technology with the ultimate objective to cause a change in federal rules that would allow replacement of the current manual inspection (in the yard) with a fully automated process. The Company is collaborating with certain industry professionals to pursue such regulatory rule changes and we believe that there will be broad acceptance of our technology as soon as a majority of required AI algorithm models are completed and tested.

Our rip® system consists of a suite of sub-systems for the automated inspection of freight or transit railcars at high speeds. The combined technologies capture images and other relevant operating data from 360-degrees of each locomotive and railcar passing through our inspection portal. All data is processed and presented in real-time by our proprietary intelligent user interface, branded as centraco®.

Rail Inspection Portal rip® - Canadian Location	Operator Interface - centraco®

Mechanical anomalies are detected through a combination of remote visual inspections, utilizing the Company’s proprietary remote user interface which displays ultra-high definition images of a 360-degree view of each railcar, and by a growing number of the Company’s proprietary artificial intelligence (AI) based algorithms, discussed in more detail under truevue360™. The inspection portal is typically installed between two rail yards and the inspection takes place while the trains are traveling at speeds of up to 70 mph. Detections are reported to the respective rail yards well ahead of the train arrival at the yard.

An expanded version for speeds up to 120 mph with additional sensor technologies for the transit rail is currently under development in anticipation of market entry to the passenger railcar mechanical inspection in early 2020.

The following examples of automated detections are the result of the combination of our image capture technologies designed by duostech™, with our AI-based analytics applications designed and maintained by truevue360™. Some of these mechanical defects, if unattended, could cause a derailment. Other examples of our AI-based detection applications include inspections at rail border crossings by CBP agents.

Body

Bogey Separated from Bearing Adapter

Illegal Riders

Damaged AEI Tag

Damaged Ladder

Oil Leak

Misaligned Bolster Spring

Open Hopper Bottom Hatch

Shaved Axel From Break Rod

Spring Out of Seated Position

Open Cargo Door

Open Hatch

Samples of Automated Detections

The Company continues to expand its detection capabilities through the development of additional sensor technologies, necessary to process AI-based analytics of targets not yet covered by its core railcar inspection applications.

The industry’s main objective is to replace the manual inspection process taking place inside rail yards with a fully automated process taking place before trains reach the respective rail yards. To that end, the Company, together with its rail partners, is pursuing to effect changes to current FAA rules, an effort that we expect to be successful and receive wide acceptance by the industry and regulators alike.

Our Growth Strategy

Our strategy is to grow our business through a combination of organic growth of both duostech™ and truevue360™, as well as through strategic acquisitions.

Organic Growth duostech™

Our organic growth strategy is to increase our market share through the expansion of our business development team and our research and development talent pool, which will enable us to significantly expand our current solution offerings with additional features, and the development of new and enhanced technology applications. We plan to augment such growth with strategic relationships both in the business development and research development arenas, reducing time to market with additional industry applications, expansion of existing offerings to meet customer requirements, as well as, potential geographical expansion into international territories. The launch of our AI software systems through our truevue360™ subsidiary is another building block of this strategy.

Organic Growth truevue360™

truevue360™’s immediate growth will mainly be driven by its already established library of rail applications and existing rail customers. Each of the most recent orders of rail inspection portals included an AI component of between 20 and 30 algorithms per customer per site, with a significant number of additional applications under development. It is expected that future orders will continue to include a significant component of algorithms i.e. AI applications.

Our AI applications are sold as a SaaS model and are priced per application/per site.

In addition to offering our AI modelling to our rail customers, we plan to offer services to our commercial /industrial customers in the following verticals:

•

Logistics companies

•

Oil & Gas

•

Commercial security

truevue360™ is currently developing a stand-alone marketing/business development initiative to pursue an expanded number of target markets. Additional verticals to be pursued as this unit expands include:

•

Automotive

•

Agriculture

•

Banking

•

Industrial

•

DOD/Government

Strategic Acquisitions

Planned acquisition targets include sector specific technology companies with the objective of augmenting our current capabilities with feature-rich (third-party) solutions. The acquisition metric includes, but is not limited to, weighing time, effort and approximate cost to develop certain technologies in-house, versus acquiring or merging with one or more entities that we believe have a proven record of successfully developing a technology sub-component. Additional criteria include an extended national footprint of available manpower (predominantly technical and software engineering), and evaluating the potential acquisition target’s customer base, stage of technology and merger or acquisition cost as compared to market conditions.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•

The nature of the technology management platforms utilized by us is complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

•	Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

•	The market opportunity for our products and services may not develop in the ways that we anticipate.

•	Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

•	Some of our competitors are larger and have greater financial and other resources than we do.

•	We have a history of losses and our growth plans may lead to additional losses and negative operating cash flows in the future.

•	We may be unable to protect our intellectual property, which could impair our competitive advantage, reduce our revenue, and increase our costs.

•	We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

•	We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Recent Developments

On February 12, 2020, we entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”), as representative of the underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 1,350,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $6.00 per share. In addition, the Underwriters were granted an over-allotment option (the “Over-allotment Option”) for a period of 45 days to purchase up to an additional 202,500 shares of Common Stock. The Offering closed on February 18, 2020. In connection with the Offering, the Common Stock began trading on the Nasdaq Capital Market under the symbol DUOT on February 13, 2020.

On February 12, 2020, pursuant to the Underwriting Agreement, the Company entered into an Underwriter’s warrant agreement (the “Underwriters’ Warrant Agreement”) with the Underwriters and certain affiliates of the Underwriters. Pursuant to the Underwriters’ Warrant Agreement, the Company provided the Underwriters and certain affiliates of the Underwriters with a warrant to purchase 67,500 shares of Common Stock in the aggregate. Such warrant may be exercised beginning on August 10, 2020 (the date that is 180 days after the date on which the Registration Statement became effective) until February 12, 2023 (the date that is three years after the date on which the Registration Statement became effective). The initial exercise price of the Underwriters’ Warrant Agreement is $9.00 per share.

On February 20, 2020, pursuant to and in compliance with the terms and conditions of the Underwriting Agreement and the Offering, the Underwriters provided notice that they would partially exercise the Over-allotment Option to purchase 192,188 shares of Common Stock at $6.00 per share (the “Over-Allotment Exercise”). The sale of the Over-Allotment Exercise to purchase 192,188 shares of Common Stock closed on February 21, 2020. The Company has received gross proceeds of approximately $9.25 million for the Offering, including the exercise of the Over-Allotment Exercise, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to 5,660,000 shares of our common stock by the Selling Stockholders that may be issued upon conversion of the Series B Preferred Stock, up to 19,062,742 shares of our common stock by the Selling Stockholders that may be issued upon the conversion of warrants to purchase shares of our common stock, and 20,902,742 shares of our common stock.

In connection with the Private Offering, under the terms of the Registration Rights Agreement entered into with the Selling Stockholders on the same date and in connection with the Securities Purchase Agreement, we must register with the U.S. Securities and Exchange Commission 20,902,742 shares of common stock, 5,660,000 shares of common stock underlying the Series B Preferred Stock, and 19,062,742 shares of common stock underlying the Warrants. The number of shares ultimately offered for resale by the Selling Stockholders depends upon how much of the Series B Preferred Stock and Warrants the Selling Stockholders elect to convert and exercise, respectively, and the liquidity and market price of our common stock.

Securities offered by us:

We are offering 1,278,768 Class A units, each consisting of one share of Common Stock and one warrant to purchase one share of Common Stock. The warrants included within the Class A units are exercisable immediately, originally had an exercise price of $9.10 per share and expire five years from the date of issuance. The warrants included in the Class A Units now have a reduced exercise price of $7.70 per share. We are also offering 2,830 Class B units, each consisting of one share of Series B Convertible Preferred Stock and one warrant to purchase one share of Common Stock into which each share of Series B Convertible Preferred stock is convertible. The warrants included within the Class B units are exercisable immediately, originally had an exercise price of $9.10 per share and expire five years from the date of issuance. The warrants included in the Class B Units now have a reduced exercise price of $7.70per share.

Price per Class A Unit	$7.00

Price per Class B Unit	$1,000.00

Description of Series B Convertible Preferred Stock

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $2,000 divided by the conversion price of $14.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. For additional information, see “Description of Capital Stock — Series B Convertible Preferred Stock” in this prospectus.

Common stock outstanding before the offering	135,370 shares of common stock.

Common stock to be outstanding after the offering

1,496,526 shares of common stock, 404,286 underlying common stock for the Series B Preferred Shares and 1,554,482 shares of common stock if all the warrants that are a part of this offering are exercised in full.

Use of proceeds

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the Nasdaq Capital Market under the trading symbol “DUOT”.

Lock-ups

We and our directors, officers and certain stockholders have agreed with the placement agent and selling securities holders not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 365 days after the date of this prospectus.

Unless we indicate otherwise, all information in this prospectus:

Excludes 166,163 shares of common stock underlying the warrants to be issued to the placement agent in connection with this offering, 160,143 incentive stock options granted to employees, 103,110 outstanding warrants.

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal years ended December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2019 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the quarter ended June 30, 2020 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2020 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2019	2018

REVENUES:
Project	$11,963,438	$10,753,926
Maintenance and technical support	1,377,459	1,170,215
IT asset management services	300,418	124,478

Total Revenues	13,641,315	12,048,619

COST OF REVENUES:
Project	6,510,658	6,373,684
Maintenance and technical support	528,966	409,316
IT asset management services	120,253	61,396

Total Cost of Revenues	7,159,877	6,844,396

GROSS PROFIT	6,481,438	5,204,223

OPERATING EXPENSES:
Selling and marketing expenses	421,535	289,140
Salaries, wages and contract labor	5,570,140	4,299,799
Research and development	431,425	488,694
Professional fees	252,825	245,033
General and administrative expenses	2,212,035	1,451,461

Total Operating Expenses	8,887,960	6,774,127

LOSS FROM OPERATIONS	(2,406,522)	(1,569,904)

OTHER INCOME (EXPENSES):
Interest Expense	(69,322)	(17,180)
Other income, net	4,962	6,197

Total Other Income (Expense)	(64,360)	(10,983)

NET LOSS	(2,470,882)	$(1,580,887)

Basic and Diluted Net Loss Per Share	$(1.39)	$(1.06)

Weighted Average Shares-Basic and Diluted	1,781,704	1,485,438

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018

ASSETS
CURRENT ASSETS:
Cash	$56,249	$1,209,301
Accounts receivable, net	2,611,608	1,538,793
Contract assets	1,375,920	1,208,604
Prepaid expenses and other current assets	716,598	235,198

Total Current Assets	4,760,375	4,191,896

Property and equipment, net	260,181	204,226
Operating lease right of use asset	430,146	—

OTHER ASSETS:
Software development costs, net	20,000	40,000
Patents and trademarks, net	61,598	53,871
Total Other Assets	81,598	93,871

TOTAL ASSETS	$5,532,300	$4,489,993

(Continued)

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,	December 31,
	2019	2018

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$2,641,437	$1,416,716
Accounts payable - related parties	12,791	13,473
Notes payable - financing agreements	42,299	48,330
Notes payable - related parties, net of discounts	905,373	—
Line of credit	27,615	31,201
Payroll taxes payable	115,111	317,573
Accrued expenses	393,272	222,328
Current portion - financing lease	45,072	—
Current portion-operating lease obligations	239,688	—
Contract liabilities	8,661	2,248,829
Deferred revenue	936,428	362,528

Total Current Liabilities	5,367,747	4,660,978

Finance lease payable, less current portion	89,026	—
Operating lease obligations, less current portion	202,797	—

Total Liabilities	5,659,570	4,660,978

Commitments and Contingencies (Note 11)

STOCKHOLDERS' DEFICIT:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2019 and December 31, 2018, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 2,830 issued and outstanding at December 31, 2019 and December 31, 2018 and convertible into common stock at $7.00 per share	1,705,000	2,830,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 1,982,039 and 1,505,883 shares issued, 1,980,715 and 1,505,426 shares outstanding at December 31, 2019 and December 31, 2018, respectively	1,982	1,505
Additional paid-in capital	31,063,915	27,416,802
Total stock & paid-in-capital	32,770,897	30,248,307
Accumulated deficit	(32,740,715)	(30,269,833)
Sub-total	30,182	(21,526)
Less: Treasury stock (1,324 and 457 shares of common stock at December 31, 2019 and December 31, 2018, respectively)	(157,452)	(149,459)

Total Stockholders' Deficit	(127,270)	(170,985)

Total Liabilities and Stockholders' Deficit	$5,532,300	$4,489,993

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

REVENUES:
Technology systems	$1,419,409	$984,991	$1,933,083	$4,903,429
Technical support	382,124	280,601	727,311	602,075
Consulting services	2,385	80,213	134,469	192,382
AI technologies	178,224	—	178,224	—

Total Revenues	1,982,142	1,345,805	2,973,087	5,697,886

COST OF REVENUES:
Technology systems	897,514	967,649	1,479,058	3,060,643
Technical support	234,754	156,341	469,030	261,665
Consulting services	—	47,415	72,260	70,334
AI technologies	110,499	—	110,499	—

Total Cost of Revenues	1,242,767	1,171,405	2,130,847	3,392,642

GROSS PROFIT	739,375	174,400	842,240	2,305,244

OPERATING EXPENSES:
Research and development	149,566	487,738	555,958	871,160
Engineering	352,970	289,986	665,406	624,549
Sales & marketing	122,473	270,196	262,325	520,620
Administration	1,023,947	872,972	2,039,498	1,807,645
AI technologies	517,475	202,673	834,024	383,986

Total Operating Expenses	2,166,431	2,123,565	4,357,211	4,207,960

LOSS FROM OPERATIONS	(1,427,056)	(1,949,165)	(3,514,971)	(1,902,716)

OTHER INCOME (EXPENSES):
Interest Expense	(58,243)	(3,692)	(127,175)	(6,313)
Other income, net	19,410	3,066	29,208	3,407

Total Other Income (Expense)	(38,833)	(626)	(97,967)	(2,906)

NET LOSS	(1,465,889)	(1,949,791)	(3,612,938)	(1,905,622)

Basic & Diluted Net Loss Per Share	$(0.42)	$(1.09)	$(1.16)	$(1.14)
Weighted Average Shares-Basic & Diluted	3,526,382	1,788,659	3,106,660	1,665,439

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$5,374,786	$56,249
Accounts receivable, net	496,807	2,611,608
Contract assets	845,810	1,375,920
Prepaid expenses and other current assets	698,158	716,598
Total Current Assets	7,415,561	4,760,375

Property and equipment, net	346,979	260,181
Operating lease right of use asset	316,726	430,146

OTHER ASSETS:
Software Development Costs, net	10,000	20,000
Patents and trademarks, net	66,649	61,598
Total Other Assets	76,649	81,598

TOTAL ASSETS	$8,155,915	$5,532,300

 (Continued)

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	June 30,	December 31,
	2020	2019
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$632,043	$2,641,437
Accounts payable - related parties	12,491	12,791
Notes payable - financing agreements	175,796	42,299
Notes payable - related parties, net of discounts	—	905,373
Line of credit	—	27,615
Payroll taxes payable	10,730	115,111
Accrued expenses	130,798	393,272
Current portion - financing lease agreements	84,635	45,072
Current portion-operating lease obligations	252,907	239,688
Current portion-SBA loan	627,465	—
Contract liabilities	3,283	8,661
Deferred revenue	493,830	936,428
Total Current Liabilities	2,423,978	5,367,747

Finance lease payable	149,314	89,026
Operating lease obligations	74,713	202,797
SBA loan	782,805	—
Total Liabilities	3,430,810	5,659,570

Commitments and Contingencies (Note 6)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at June 30, 2020 and December 31, 2019, convertible into common stock at $6.30 per share	—	—
Series B convertible cumulative preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 1,705 issued and outstanding at June 30, 2020 and December 31, 2019, convertible into common stock at $7 per share	1,705,000	1,705,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 3,527,470 and 1,982,039 shares issued, 3,526,146 and 1,980,715 shares outstanding at June 30, 2020 and December 31, 2019, respectively	3,528	1,982
Additional paid-in capital	39,527,682	31,063,915
Total stock & paid-in-capital	41,236,210	32,770,897
Accumulated deficit	(36,353,653)	(32,740,715)
Sub-total	4,882,557	30,182
Less: Treasury stock (1,324 shares of common stock at June 30, 2020 and December 31, 2019)	(157,452)	(157,452)
Total Stockholders' Equity (Deficit)	4,725,105	(127,270)

Total Liabilities and Stockholders' Equity (Deficit)	$8,155,915	$5,532,300

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Company and Business

The nature of the technology management platforms utilized by us are complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

The technology platforms developed and designed by us accommodate integrated applications that include our own developed technology and third-party technology, thereby substantially increasing their functionality.

Due to this complexity and the condensed development cycles under which we operate, we may experience errors in our software, corruption or loss of our data, or unexpected performance issues from time to time. For example, our solutions may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other solutions. If we encounter integration challenges or discover errors in our solutions late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have a material adverse effect on our revenues, operating income and reputation.

We face risks related to Novel Coronavirus (COVID-19) which could significantly disrupt our research and development, operations, sales, and financial results.

Our business will be adversely impacted by the effects of the Novel Coronavirus (COVID-19). In addition to global macroeconomic effects, the Novel Coronavirus (COVID-19) outbreak and any other related adverse public health developments will cause disruption to our operations and sales activities. Our third-party manufacturers and our customers have been and will be disrupted by worker absenteeism, quarantines and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our activities or the operations of our third-party manufacturers and third-party distributors, the supply of our products will be delayed, which could adversely affect our business, operations and customer relationships. In addition, the Novel Coronavirus (COVID-19) or other disease outbreak will in the short-run and may over the longer term adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for our products and services and impact our operating results. There can be no assurance that any decrease in sales resulting from the Novel Coronavirus (COVID-19) will be offset by increased sales in subsequent periods. Although the magnitude of the impact of the Novel Coronavirus (COVID-19) outbreak on our business and operations remains uncertain, the continued spread of the Novel Coronavirus (COVID-19) or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact our business, financial condition, operating results and cash flows. In addition, we have experienced and will experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products and services in a timely manner or meet required milestones or customer commitments.

Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

The market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements and changes in customer requirements. In addition, both traditional and new competitors are investing heavily in our market areas and competing for customers. As next-generation video analytics technology continues to evolve, we must keep pace in order to maintain or expand our market position. We recently introduced a significant number of new product offerings and are increasingly focused on new, high value safety and security-based surveillance products, as a revenue driver. If we are not able to successfully add staff resources with sufficient technical skills to develop and bring these new products to market in a timely manner, achieve market acceptance of our products and services or identify new market opportunities for our products and services, our business and results of operations may be materially and adversely affected.

The market opportunity for our products and services may not develop in the ways that we anticipate.

The demand for our products and services can change quickly and in ways that we may not anticipate because the market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements, changes in customer requirements and a limited ability to accurately forecast future customer orders. Our operating results may be adversely affected if the market opportunity for our products and services does not develop in the ways that we anticipate or if other technologies become more accepted or standard in our industry or disrupt our technology platforms.

Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

We believe that enterprises continue to be cautious about sustained economic growth and have tried to maintain or improve profitability through cost control and constrained spending. While our core technologies are designed to address cost reduction, other factors may cause companies to delay or cancel capital projects, including the implementation of our products and services. In addition, certain industries in which we operate are under financial pressure to reduce capital investment which may make it more difficult for us to close large contracts in the immediate future. We believe there is a growing market trend toward more customers exploring operating expense models as opposed to capital expense models for procuring technology. We believe the market trend toward operating expense models will continue as customers seek ways of reducing their overhead and other costs. All of the foregoing may result in continued pressure on our ability to increase our revenue and may potentially create competitive pricing pressures and price erosion. If these or other conditions limit our ability to grow revenue or cause our revenue to decline our operating results may be materially and adversely affected.

Some of our competitors are larger and have greater financial and other resources than we do.

Some of our product offerings compete and will compete with other similar products from our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that our target end users may find attractive.

We have a history of losses and our growth plans may lead to additional losses and negative operating cash flows in the future.

Our accumulated deficit was approximately $33 million as of December 31, 2019. Our operating losses may continue as we continue to expend resources to further develop and enhance our technology offering, to complete prototyping for proof-of-concept, obtain regulatory clearances or approvals as required, expand our business development activities and finance capabilities and conduct further research and development. We also expect to experience negative cash flow in the short-term until our revenues and margins increase at a rate greater than our expenses, which may not occur.

We may be unable to protect our intellectual property, which could impair our competitive advantage, reduce our revenue, and increase our costs.

Our success and ability to compete depend in part on our ability to maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We customarily enter into written confidentiality and non-disclosure agreements with our employees, consultants, customers, manufacturers, and other recipients of information about our technologies and products and assignment of invention agreements with our employees and consultants. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We license from third-parties certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not issue from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We cannot assure you that we will obtain registrations of principal or other trademarks in key markets in the future. Failure to obtain registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.

We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

We cannot be certain that our technologies and products do not and will not infringe on issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, any of which could have a material adverse effect on our business. We may not be able to obtain such licenses on commercially reasonable terms, if at all, or the terms of any offered licenses may be unacceptable to us. If forced to cease using such technology, we may be unable to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, or failure to obtain necessary licenses, could prevent us from manufacturing, using, or selling certain of our products, which could have a material adverse effect on our business, operating results, and financial condition.

Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, or sell our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, operating results, and financial condition. In addition, we are obligated under certain agreements to indemnify the other party in connection with infringement by us of the proprietary rights of third parties. In the event that we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Although we do not have foreign operations at this time, we may compete for contracts in non-US countries from time to time. Effective intellectual property protection may be unavailable, or limited, in some foreign countries in which we may do business, such as China. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may not be adequate or competitors may independently develop similar technologies. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies and products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to apply technology effectively in driving value for our clients through technology-based solutions or gain internal efficiencies and effective internal controls through the application of technology and related tools, our operating results, client relationships, growth and compliance programs could be adversely affected.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat and opportunity presented by digital disruption and developments in technology. These may include new software applications or related services based on artificial intelligence, machine learning, or robotics. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants (for example, through disintermediation) or new entrants, start-up companies and others. These new entrants are focused on using technology and innovation, including artificial intelligence to simplify and improve the client experience, increase efficiencies, alter business models and effect other potentially disruptive changes in the industries in which we operate. We must also develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and internal control standards. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our operating results, client relationships, growth and compliance programs.

We are dependent on information technology networks and systems to securely process, transmit and store electronic information and to communicate among our locations around the world and with our people, clients, partners and vendors. As the breadth and complexity of this infrastructure continues to grow, including as a result of the use of mobile technologies, social media and cloud-based services, the risk of security breaches and cyberattacks increases. Such breaches could lead to shutdowns or disruptions of or damage to our systems and those of our clients, alliance partners and vendors, and unauthorized disclosure of sensitive or confidential information, including personal data. In the past, we have experienced data security breaches resulting from unauthorized access to our and our service providers’ systems, which to date have not had a material impact on our operations; however, there is no assurance that such impacts will not be material in the future.

In providing services and solutions to clients, we often manage, utilize and store sensitive or confidential client data, including personal data, and we expect these activities to increase, including through the use of artificial intelligence, the internet of things and analytics. Unauthorized disclosure of sensitive or confidential client data, whether through systems failure, employee negligence, fraud, misappropriation, or other intentional or unintentional acts, could damage our reputation, cause us to lose clients and could result in significant financial exposure. Similarly, unauthorized access to our or through our or our service providers’ information systems or those we develop for our clients, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who continuously develop and deploy viruses, ransomware or other malicious software programs or social engineering attacks, could result in negative publicity, significant remediation costs, legal liability, damage to our reputation and government sanctions and could have a material adverse effect on our results of operations. Cybersecurity threats are constantly expanding and evolving, thereby increasing the difficulty of detecting and defending against them and maintaining effective security measures and protocols.

We depend on key personnel who would be difficult to replace, and our business plan will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our senior management and certain key personnel. The competition for qualified management and key personnel, especially engineers, is intense. Although we maintain non-competition and non-disclosure covenants with all our key personnel, we do not have employment agreements with most of them. The loss of services of one or more of our key employees, or the inability to hire, train, and retain key personnel, especially engineers and technical support personnel, could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Due to our dependence on a limited number of customers, we are subject to a concentration of credit risk.

As of December 31, 2019, two customers accounted for 78% of our accounts receivable. In the case of insolvency by one of our significant customers, accounts receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position. Additionally, our three largest customers accounted for approximately 71% of our total revenues as of December 31, 2019. This concentration of credit risk makes us more vulnerable economically. The loss of any of these customers could materially reduce our revenues and net income, which could have a material adverse effect on our business.

Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.

We may enter into strategic alliances. Among other matters, we continually explore strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology; to provide necessary know-how, components, or supplies; to attract additional customers; and to develop, introduce, and distribute products utilizing our technology. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products.

The Company owes the IRS penalty payments in connection with the delinquent payment of payroll taxes.

In 2016 the Company was notified by the IRS that it had been delinquent in the payment of payroll taxes. As of the date hereof, the Company has paid its payroll taxes in full. However, the Company had previously appealed to the IRS for a reduction of penalty payments assessed for the late payment of payroll taxes. The IRS has since responded, and the Company will be required to repay the penalties in connection with the delinquent payroll taxes. Beginning in July 2018, the Company has made monthly payments in the amount of $15,000 in order to pay down the accrued late fees. At December 31, 2019, the payroll taxes payable balance of $115,111 includes accrued late fees in the amount of $37,210.  The Company paid the final balance due on January 22, 2020.

Risks Related to Our Common Stock

There is currently not an active liquid trading market for the Company’s common stock.

Our common stock is quoted on the Nasdaq Capital Market tier under the symbol “DUOT”. However, there is currently limited active trading in our common stock. Although there are periodic volume spikes from time to time, we cannot give an assurance that a consistent, active trading market will develop. If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate in the future in response to any of the following factors, some of which are beyond our control:

•	Variations in our quarterly operating results
•	Announcements that our revenue or income are below analysts’ expectations
•	General economic downturns
•	Sales of large blocks of our common stock
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

You may experience dilution of your ownership interest due to future issuance of our securities.

We are in a capital-intensive business and we may not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we may require additional funds from future equity or debt financings, including potential sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common stocks into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common stock could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of "blank check" preferred stock, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if an active trading market for our shares does not develop, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends, we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

•	Period-to-period fluctuations in financial results
•	Issues in manufacturing products
•	Unanticipated potential product liability claims
•	The introduction of technological innovations or new commercial products by competitors
•	The entry into, or termination of, key agreements, including key strategic alliance agreements
•	The initiation of litigation to enforce or defend any of our intellectual property rights
•	Regulatory changes
•	Failure of any of our products to achieve commercial success

Our business, financial condition and results of operations could be materially adversely affected by various risks, including, but not limited to the principal risks noted below.

We are subject to the Florida anti-takeover provisions, which may prevent you from exercising a vote on business combinations, mergers or otherwise.

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless the:

•	transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
•	interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
•

interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market acceptance of our products;
•	increased levels of competition;
•	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
•	our relationships with our key customers;
•	our ability to retain and attract senior management and other key employees;
•	our ability to quickly and effectively respond to new technological developments;
•

our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer common stock at the prevailing market prices or privately negotiated prices.  The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.  Our common stock may not trade at the market prices in excess of the offering prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. You should not assume or expect that our shares of common stock will trade at or above the exercise prices or the educed exercise price of the Warrants in any given time period.

DILUTION

Not applicable. The shares registered under the registration statement of which this prospectus forms a part are not being offered for purchase. The shares are being registered on behalf of the selling stockholders.

SELLING SECURITY HOLDERS

The common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the warrants and conversion of the Series B Preferred Stock. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Series B Preferred Stock, common stock and the warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of preferred stock, common stock and warrants, as of the date hereof, assuming conversion of the Series B Preferred Stock and exercise of the warrants held by the Selling Stockholders on such date, without regard to any limitations on conversions or exercises. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Stockholders in the Private Offering (ii) the maximum number of shares of common stock issuable upon conversion of the related preferred stock, determined as if the outstanding shares of preferred stock were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, and (iii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants or the conversion of the preferred stock. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the warrants and the Series B Preferred Certificate of Designation, a Selling Stockholder may not exercise the warrants or convert the Series B Preferred Stock to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise or conversion, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised and shares of common stock issuable upon conversion of the preferred stock which has not been converted. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering (1)(2)
JMJ Financial(3)	994,361	994,361	0
AIGH Investment Partners LP(4)	285,715	285,715	0
A.K.S Family Partners LP(5)	28,572	28,572	0
Alexander E. Kishel(6)	5,715	5,715	0
Alpha Capital Anstalt(7)	214,286	214,286	0
Article Fourth Trust, FBO Claude R. Rolo(8)	3,715	3,715	0
Bigger Capital Fund, LP(9)	71,429	71,429	0
Brian L. Pessin(10)	71,429	71,429	0
Brio Capital Master Fund Ltd.(11)	57,143	57,143	0
Bruce L. Boyd(12)	4,286	4,286	0
Clayton A. Struve(13)	28,572	28,572	0
Covista Value Fund LP(14)	28,572	28,572	0
David S Nagelberg 2003 Revocable Trust(15)	28,572	28,572	0
Richard Dyke Rogers(16)	42,858	42,858	0
John S. Paulsen(17)	28,572	28,572	0
KBB Asset Management(18)	14,286	14,286	0
L1 Capital Global Opportunities Master Fund(19)	42,858	42,858	0
Matthew Hayden and Julie Hayden(20)	14,286	14,286	0

Preston and Patricia Evans(21)	4,286	4,286	0
Ramnarain Jaigobind(22)	42,858	42,858	0
Richard W. Baskerville Living Trust(23)	28,572	28,572	0
Robert F. Hannon(24)	6,858	6,858	0
Sameer Sharma(25)	7,143	7,143	0
Sandra F. Pessin(26)	71,429	71,429	0
Stephen McGovern(27)	4,286	4,286	0
Syam Kethi Reddy(28)	5,715	5,715	0
Howard Deshong, Trustee of the Howard Deshong Revocable Trust(29)	50,000	50,000	0
Warberg WF V LP(30)	20,000	20,000	0
The Hewlett Fund LP(31)	100,000	100,000	0
Satellite Capital LLC(32)	2,858	2,858	0
Hades Investment SPC obo FGP Protective Opportunity Fund, SP(33)	42,858	42,858	0
Totaram Mangroo(34)	11,429	11,429	0
Lina Kay(35)	21,429	21,429	0
Steven Farber(36)	4,286	4,286	0
Catalysis Partners, LLC(37)	28,572	28,572	0
Uniplan Consulting LLC(38)	14,286	14,286	0
Mark J. Rosenblum(39)	2,858	2,858	0
Iroquois Master Fund Ltd.(40)	28,572	28,572	0
Iroquois Capital Investment Group(41)	42,858	42,858	0
William Grove Hunt(42)	7,143	7,143	0
Empery Asset Master, LTD(43)	45,252	45,252	0
Empery Tax Efficient, LP(44)	20,199	20,199	0
Empery Tax Efficient II, LP(45)	48,836	48,836	0
Jared and Candace Shaw(46)	7,143	7,143	0
High Alpha Partners, Inc.(47)	5,460	5,460	0
Lucosky Brookman LLP(48)	28,572	28,572	0
21 April Fund, L.P. (49)	58,276	58,276	0
21 April Fund, Ltd.(50)	227,439	227,439	0
Nason, Yeager, Gerson, White & Lioce, P.A.(51)	14,286	14,286	0
Steve Cohen(52)	14,286	14,286	0
John Nash(53)	91,429	91,429	0
Sheppard, Mullin, Richter & Hampton LLP(54)	7,143	7,143	0
US International Consulting Network – New Jersey Corp (55)	14,286	14,286	0
Edward L. Scanlon & Barbara A. Scanlon(56)	14,286	14,286	0
GPB Debt Holdings II, LLC(57)	143,035	142,858	177
Lawrence R. Read(58)	2,858	2,858	0
Brian Prinz(59)	2,858	2,858	0
Total	3,259,167	3,258,990	177

———————

(1)

Includes shares of common stock underlying the Class A Units that may held by the Selling Stockholders that are covered by this prospectus, including any such securities that, due to contractual restrictions, may not be exercisable if such conversion or put would result in beneficial ownership greater than 4.99%.

(2)	Assumes that the selling stockholder sells all of the common stock underlying the Class A Units and Class B Units offered pursuant to this prospectus.
(3)

Assumes that the selling stockholder converts all of the Series B Preferred Stock underlying the Class B Units into the shares registered hereunder. Includes 443,609 warrants to purchase shares of common stock at an exercise price of $7.70, 2,830 shares of Series B Preferred Stock of which each one (1) share of Series B Preferred Stock converts into 2,000 shares of common stock subject to a 9.99% beneficial ownership limitation, and 107,143 origination shares issued in connection with that certain bridge financing Securities Purchase Agreement dated December 20, 2016. Justin Keener is the control person of JMJ Financial and as such is the beneficial owner of the shares held in its name.

(4)

Includes 142,858 warrants to purchase shares of common stock at an exercise price of $7.70. Orin Hirschman is the control person of AIG Investment Partners and as such is the beneficial owner of the shares held in its name.

(5)

Includes 14,286 warrants to purchase shares of common stock at an exercise price of $7.70. Adam Stern is the control person of AKS Family Partners and as such is the beneficial owner of the shares held in its name.

(6)	Includes 2,858 warrants to purchase shares of common stock at an exercise price of $7.70.
(7)

Includes 107,143 warrants to purchase shares of common stock at an exercise price of $7.70. Konrad Ackermann is the control person of Alpha Capital Anstalt and as such is the beneficial owner of the shares held in its name.

(8)

Includes 1,858 warrants to purchase shares of common stock at an exercise price of $7.70. Claude R. Rolo is the control person of Article Fourth Trust FBO Claude R. Rolo and as such is the beneficial owner of the shares held in its name.

(9)

Includes 35,715 warrants to purchase shares of common stock at an exercise price of $7.70. Michael Bigger is the control person of Bigger Capital Fund, LP and as such is the beneficial owner of the shares held in its name.

(10)	[Reserved.]
(11)

Includes 28,572 warrants to purchase shares of common stock at an exercise price of $7.70. Shaye Hirsch is the control person of Brio Capital Master Fund Ltd. and as such is the beneficial owner of the shares held in its name.

(12)	Includes 2,143 warrants to purchase shares of common stock at an exercise price of $7.70.
(13)	Includes 14,286 warrants to purchase shares of common stock at an exercise price of $7.70.
(14)

Includes 14,286 warrants to purchase shares of common stock at an exercise price of $7.70. Rann Cannon is the control person of Covista Value Fund and as such is the beneficial owner of the shares held in its name.

(15)

Includes 14,286 warrants to purchase shares of common stock at an exercise price of $7.70. David S. Nagelberg is the control person of David S. Nagelberg 2003 Revocable Trust and as such is the beneficial owner of the shares held in its name.

(16)	Includes 21,429 warrants to purchase shares of common stock at an exercise price of $7.70.
(17)	Includes 14,286 warrants to purchase shares of common stock at an exercise price of $7.70.
(18)

Includes 7,143 warrants to purchase shares of common stock at an exercise price of $7.70. Steven Segal is the control person of KBB Asset Management and as such is the beneficial owner of the shares held in its name.

(19)

Includes 21,429 warrants to purchase shares of common stock at an exercise price of $7.70. David Feldman is the control person of L1 Capital Global Opportunities Master Fund and as such is the beneficial owner of the shares held in its name.

(20)	Includes 7,143 warrants to purchase shares of common stock at an exercise price of $7.70.
(21)	Includes 2,143 warrants to purchase shares of common stock at an exercise price of $7.70.
(22)	Includes 21,429 warrants to purchase shares of common stock at an exercise price of $7.70.
(23)

Includes 14,286 warrants to purchase shares of common stock at an exercise price of $7.70. Richard W. Baskerville is the control person of Richard W. Baskerville Living Trust and as such is the beneficial owner of the shares held in its name.

(24)	Includes 3,429 warrants to purchase shares of common stock at an exercise price of $7.70.
(25)	Includes 3,572 warrants to purchase shares of common stock at an exercise price of $7.70.
(26)	[Reserved.]
(27)	Includes 2,143 warrants to purchase shares of common stock at an exercise price of $7.70.
(28)	Includes 2,858 warrants to purchase shares of common stock at an exercise price of $7.70.
(29)

Includes 25,000 warrants to purchase shares of common stock at an exercise price of $7.70. Howard Deshong is the control person of Trustee of Howard Deshong Revocable Trust and as such is the beneficial owner of the shares held in its name.

(30)

Includes 10,000 warrants to purchase shares of common stock at an exercise price of $7.70. David Walsh is the control person of Warberg WF V LP and as such is the beneficial owner of the shares held in its name.

(31)

Includes 50,000 warrants to purchase shares of common stock at an exercise price of $7.70. Martin Chopp is the control person of The Hewlett Fund and as such is the beneficial owner of the shares held in its name.

(32)

Includes 1,429 warrants to purchase shares of common stock at an exercise price of $7.70. John Bodzick is the control person of Satellite Capital LLC and as such is the beneficial owner of the shares held in its name.

(33)

Includes 21,429 warrants to purchase shares of common stock at an exercise price of $7.70. Gregory Pepin is the control person of Hades Investment SPC obo FGB Protective Opportunity Fund, SP and as such is the beneficial owner of the shares held in its name.

(34)	Includes 5,715 warrants to purchase shares of common stock at an exercise price of $7.70.
(35)	Includes 10,715 warrants to purchase shares of common stock at an exercise price of $7.70.
(36)	Includes 2,143 warrants to purchase shares of common stock at an exercise price of $7.70.
(37)

Includes 14,286 warrants to purchase shares of common stock at an exercise price of $7.70. John Francis is the control person of Catalysis Partners, LLC and as such is the beneficial owner of the shares held in its name.

(38)

Includes 7,143 warrants to purchase shares of common stock at an exercise price of $7.70. Richard Imperiale is the control person of Uniplan Consulting LLC and as such is the beneficial owner of the shares held in its name.

(39)	Includes 1,429 warrants to purchase shares of common stock at an exercise price of $7.70.
(40)

Includes 14,286 warrants to purchase shares of common stock at an exercise price of $7.70. Richard Abbe is the control person of Iroquois Master Fund Ltd. and as such is the beneficial owner of the shares held in its name.

(41)

Includes 21,429 warrants to purchase shares of common stock at an exercise price of $7.70. Richard Abbe is the control person of Iroquois Capital Investment Group and as such is the beneficial owner of the shares held in its name.

(42)	Includes 3,572 warrants to purchase shares of common stock at an exercise price of $7.70.

(43)

Includes 22,626 warrants to purchase shares of common stock at an exercise price of $7.70. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd. (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have Investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(44)

Includes 10,100 warrants to purchase shares of common stock at an exercise price of $7.70. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have Investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(45)

Includes 24,418 warrants to purchase shares of common stock at an exercise price of $7.70. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have Investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(46)	Includes 3,572 warrants to purchase shares of common stock at an exercise price of $0.45.
(47)

Includes warrants to purchase shares of common stock at an exercise price of $7.70. Gerald N. Kieft is the control person of High Alpha Partners, Inc. and as such is the beneficial owner of the shares held in its name.

(48)

Includes 14,286 warrants to purchase shares of common stock at an exercise price of $7.70$7.70. Seth A. Brookman is the control person of Lucosky Brookman LLP and as such is the beneficial owner of the shares held in its name.

(49)	Michael M. Kellen is the control person of 21 April Fund, L.P. and as such is the beneficial owner of the shares held in its name.
(50)	Michael M. Kellen is the control person of 21 April Fund, Ltd. and as such is the beneficial owner of the shares held in its name.
(51)

Includes 7,143 warrants to purchase shares of common stock at an exercise price of $7.70$7.70. Michael D. Harris is the control person of Neason, Yeager, Gerson, White, Lioce, P.A. and as such is the beneficial owner of the shares held in its name.

(52)	Includes 7,143 warrants to purchase shares of common stock at an exercise price of $7.70.
(53)	Includes 640,000 warrants to purchase shares of common stock at an exercise price of $7.70.
(54)

Includes 3,572 warrants to purchase shares of common stock at an exercise price of $7.70. Richard W. Brunette, Jr. is the control person of Sheppard, Mullin, Richter & Hampton, LLP and as such is the beneficial owner of the shares held in its name.

(55)

Includes 7,143 warrants to purchase shares of common stock at an exercise price of $7.70. Igor Kokorine is the control person of US International Consulting Network and as such is the beneficial owner of the shares held in its name.

(56)	Includes 7,143 warrants to purchase shares of common stock at an exercise price of $7.70.
(57)

Includes 71,429 warrants to purchase shares of common stock at an exercise price of $7.70. Evan Myrianthopoulus is the control person of GPB Debt Holdings II, LLC and as such is the beneficial owner of the shares held in its name.

(58)	Includes 1,429 warrants to purchase shares of common stock at an exercise price of $7.70.
(59)	Includes 1,429 warrants to purchase shares of common stock at an exercise price of $7.70.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales that are not in violation of Regulation SHO;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

Our common stock is quoted on the Nasdaq Capital Markets (“Nasdaq”) under the trading symbol “DUOT”.

(b) Holders

As of September 30, 2020, there were approximately 276 holders of record of our common stock, and the last reported sale price of our common stock on the Nasdaq on August 21, 2020 was $4.18 per share.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, NY 10004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Registration Statement on Form S-1 and other reports filed by the Company from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this Registration Statement on Form S-1.

Overview

Duos Technologies Group, Inc. (the “Company”) was incorporated in Florida on May 31, 1994 under the original name of Information Systems Associates, Inc. (“ISA”). Initially, our business operations consisted of consulting services for asset management of large corporate data centers and the development and licensing of information technology (“IT”) asset management software. In late 2014, ISA entered negotiations with Duos Technologies, Inc. (“duostech”), for the purposes of executing a reverse triangular merger. This transaction was completed on April 1, 2015, whereby duostech became a wholly owned subsidiary of the Company.  duostech was incorporated under the laws of Florida on November 30, 1990 for design, development and deployment of proprietary technology applications and turn-key engineered systems. The Company, based in Jacksonville, Florida, employs approximately 51 people and is a technology and software applications company with a strong portfolio of intellectual property. The Company’s core competencies, including advanced intelligent technologies, are delivered through its proprietary integrated enterprise command and control platform, centraco®.

The Company provides a broad range of sophisticated intelligent technology solutions with an emphasis on security, inspection and operations for critical infrastructure within a variety of industries including transportation, retail, law enforcement, oil, gas and utilities sectors. In January 2019, the Company launched a dedicated Artificial Intelligence program through its wholly owned subsidiary TrueVue360, Inc., marketing its services and solutions under the brand name truevue360. The Company is committed to adding significant focus on the development, marketing and deployment of advanced convolutional neural network-based Artificial Intelligence (“AI”), Deep Machine Learning and Advanced Algorithms applications. While TrueVue360 will chiefly support DTI’s business growth, it will also develop and market its significant library of AI applications following a stand-alone business development strategy. Accordingly, our business is now operating in two equally important business units which complement each other and provide comprehensive turnkey, end-to-end, solutions to our customers.

The Company’s growth strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and through strategic acquisitions. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, commercial, petrochemical, government, and banking sectors. The Company also offers professional and consulting services for large data centers.

Specifically, based upon the current and anticipated business growth, the Company is investing in resources to focus on execution within its target markets, including but not limited to rail, distribution centers and security. We continue to evaluate key requirements within those markets and add development resources to allow us to compete for additional projects to drive additional revenue growth.

In the Consulting Services area, the Company is now deploying its dcVue software which replaced OSPI.OSPI was used by Duos’ consulting auditing teams until last year. dcVue is based upon the Company’s OSPI patent which was awarded in 2010. The Company offers dcVue available for license to our customers later this year as a licensed software product.

Prospects and Outlook

Over the past several years, we have made substantial investments in product research and development and achieved significant milestones in the development of our technology and turnkey solutions. We have made significant progress in penetrating the market with our proprietary technology solutions, specifically in the rail industry which is currently undergoing a major shift in maintenance strategies. We believe that this shift will be a significant motivating factor for the industry’s use of our technologies.

Our business success in the immediate future will largely depend on the increased penetration into our target markets for our proprietary intelligent analytical technology solutions.

Notwithstanding the foregoing, no assurance can be provided that our product offerings will generate significant orders or maintain market acceptance.

Results of Operations

For the three months ended June 30, 2020 compared to June 30, 2019

Comparison for the Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

The following table sets forth a modified version of our unaudited Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Three Months Ended
	June 30,
	2020	2019

Revenue	$1,982,142	$1,345,805
Cost of revenue	1,242,767	1,171,405
Gross profit	739,375	174,400
Operating expenses	2,166,431	2,123,565
Loss from operations	(1,427,056)	(1,949,165)
Other income (expense)	(38,833)	(626)
Net loss	$(1,465,889)	$(1,949,791)

Revenues

	For the Three Months Ended
	June 30,
	2020	2019	% Change
Revenues:
Technology systems	$1,419,409	$984,991	44%
Technical support	382,124	280,601	36%
Consulting services	2,385	80,213	-97%
AI technologies	178,224	—	100%
Total revenue	$1,982,142	$1,345,805	47%

The increase in technology system revenues is due to a large project executed during the second quarter of 2020.  Technical support revenues were higher in the quarter as the result of new service support. The renewals of existing contracts have somewhat offset this impact and we believe that a shift to the next generation of technology systems, which are currently being installed, will have a positive impact going forward. The maintenance and technical support revenues are driven by successful completion on projects and represent services and support for those installations. The Company expects to continue the growth with new, long term recurring revenue from new customers which will be coming on-line in the next several months.

We recorded a decrease in consulting services recorded in revenue for the second quarter.  The current pandemic related to the Novel Coronavirus (COVID-19) has impacted both expected receipt of awards and delays in execution due to travel and other restrictions.  These delays will continue to impact the consulting services revenue portion of our business, but the impact for the full year is uncertain at this time.

The AI technologies recorded their first quarter of revenue during the second quarter of 2020.  The Company expects to continue the growth with new revenue from existing customers which will be coming on-line in the next several months.

Cost of Revenues

	For the Three Months Ended
	June 30,
	2020	2019	% Change
Cost of revenues:
Technology systems	$897,514	$967,649	-7%
Technical support	234,754	156,341	50%
Consulting services	—	47,415	-100%
AI technologies	110,499	—	100%
Total cost of revenues	$1,242,767	$1,171,405	6%

Cost of revenues on technology systems decreased and the overall gross margin was higher during the period compared to the equivalent period in 2019. This is due to a continued focus on build costs and savings through efficiency. Cost of revenues increased on technical support is in line with the increase in revenue for technical support.

The consulting services recorded no cost of revenues in the second three months of 2020. The current pandemic related to the Novel Coronavirus (COVID-19) has impacted both expected receipt of awards and delays in execution due to travel and other restrictions.  These delays will impact the consulting services revenue portion of our business, but the impact for the full year is uncertain at this time.

The AI technologies recorded their first quarter of cost of revenue during the second quarter of 2020. The Company expects to continue the growth with new revenue from existing customers which will be coming on-line in the next several months.

Gross Profit

	For the Three Months Ended
	June 30,
	2020	2019	% Change

Revenues	$1,982,142	$1,345,805	47%
Cost of revenues	1,242,767	1,171,405	6%
Gross profit	$739,375	$174,400	324%

Overall Gross Profit was $739,375 or 37% of revenues compared to $174,400 or 13% of revenues for the three months ended June 30, 2020 and 2019, respectively. We anticipate an increase in the overall gross margin for the full year reporting in 2020.

Operating Expenses

	For the Three Months Ended
	June 30,
	2020	2019	% Change
Operating expenses:
Sales and marketing	$122,473	$270,196	-55%
Engineering	352,970	289,986	22%
Research and development	149,566	487,738	-69%
Administration	1,023,947	872,972	17%
AI technologies	517,475	202,673	155%
Total operating expense	$2,166,431	$2,123,565	2%

Operating expenses were higher by 2% than the equivalent period in 2019 reflecting the increase in resources related to the Company’s anticipated growth. Research and development expenses decreased due to a shift of personnel cost to the AI technologies department as a result of increased focus in this area. The increase in engineering during the period is a result of additional staff added and resource tools expenditures. Sales and marketing expense decreased due to fluctuation in personnel. Administration expenses increased mostly due to reclassing senior management from the individual departments to administration. AI technologies costs were higher as the result of additional growth in this area.

Loss From Operations

The loss from operations for the three months ended June 30, 2020 was $1,427,056 and $1,949,165 loss from operations for the same period in 2019. The decrease in losses from operations are the result of higher revenues and gross margins for the period together with an increase in operating expenses. The losses are expected to be temporary but with the uncertainty of the current Novel Coronavirus (Covid-19) crisis they are unlikely to be offset for the full year as the anticipated growth in business from new contracts is expected to be delayed by at least six months.

Other Income/Expense

Interest expense for the three months ended June 30, 2020 was $58,243 versus interest expense of $3,692 in the equivalent period in 2019. The increase is mainly due to the non-cash debt discount amortization.  Interest income will be more significant during the year due to the large amount of cash on deposit as a result of the 2020 Offering.  Interest income from cash on deposit was $19,410 at June 30, 2020 versus $3,066 in the same period of 2019.

Net Loss

The net loss for the three months ended June 30, 2020 and 2019 was $1,465,889 and $1,949,791, respectively. The 25% decrease in net loss was mostly attributed to the increase in revenues for the same period. Net loss per common share was $0.42 and $1.09 for the three months ended June 30, 2020 and 2019, respectively.

Comparison for the Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

The following table sets forth a modified version of our unaudited Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Six Months Ended
	June 30,
	2020	2019

Revenue	$2,973,087	$5,697,886
Cost of revenue	2,130,847	3,392,642
Gross profit	842,240	2,305,244
Operating expenses	4,357,211	4,207,960
Loss from operations	(3,514,971)	(1,902,716)
Other income (expense)	(97,967)	(2,906)
Net loss	$(3,612,938)	$(1,905,622)

Revenues

	For the Six Months Ended
	June 30,
	2020	2019	% Change
Revenues:
Projects	$1,933,083	$4,903,429	-61%
Technical support	727,311	602,075	21%
Consulting services	134,469	192,382	-30%
AI technologies	178,224	—	100%
Total revenue	$2,973,087	$5,697,886	-48%

The majority of the decrease in overall revenues for the quarter is due to slower than anticipated start to two contract awards by one customer pending resolution of certain terms and conditions.  One of these contracts has now been received.  In addition, the current pandemic related to the Novel Coronavirus (COVID-19) has impacted both expected receipt of awards and delays in execution due to travel and other restrictions.  These delays have impacted the technology systems revenue portion of our business, but the impact for the full year is uncertain at this time.  The Company continues to make improvements in our project build and delivery process largely as a result of the investment in the establishment of the Engineering and Operations center in 2018 which has shortened delivery times on major projects.

Technical support revenues were higher in the quarter as the result of a new service agreement with a current customer. The renewals of existing contracts have somewhat offset this impact and we believe that a shift to the next generation of technology systems which are currently being installed will have a positive impact going forward. The technical support revenues are driven by successful completion on projects and represent services and support for those installations. The Company expects to continue the growth with new, long term recurring revenue from new customers which will be coming on-line in the next several months.

The Consulting services recorded a decrease in revenue in the six months ended June 30, 2020.  The decrease in consulting is related to the Novel Coronavirus (COVID-19) which has impacted both expected receipt of awards and delays in execution due to travel and other restrictions.

Cost of Revenues

	For the Six Months Ended
	June 30,
	2020	2019	% Change
Cost of revenues:
Projects	$1,479,058	$3,060,643	-52%
Technical support	469,030	261,665	79%
Consulting services	72,260	70,334	3%
AI technologies	110,499	—	100%
Total cost of revenues	$2,130,847	$3,392,642	-37%

Cost of revenues on projects decreased in line with the decrease in revenues but with the overall improvement in costs in revenues. The overall gross margin was positively impacted during the period compared to the equivalent period in 2019 due to tighter cost controls on production of systems and the efficiencies gained through the implementation of projects at the Operations and Engineering Center prior to customer deployment. This positive trend is expected to continue as the Company continues its focus on reducing the costs of delivery and streamlining execution. Cost of revenues increased on technical support as a result of increase of staff to support the growth. The consulting services costs of revenue were only slightly higher due to the proportion of the revenue from licensing. The AI technologies recorded their first quarter of cost of revenue during the second quarter of 2020. The Company expects to continue the growth with new revenue from existing customers which will be coming on-line in the next several months.

Gross Profit

	For the Six Months Ended
	June 30,
	2020	2019	% Change

Revenues	$2,973,087	$5,697,886	-48%
Cost of revenues	2,130,847	3,392,642	-37%
Gross profit	$842,240	$2,305,244	-63%

Gross Profit was $842,240 or 28% of revenues compared to $2,305,244 or 40% of revenues for the six months ended June 30, 2020 and 2019, respectively. The overall gross margin was much lower during the period compared to the equivalent period in 2019 but due to a continued focus on build costs and savings through efficiency the overall impact was mitigated.  We previously reported significant increase in personnel in anticipation of increased execution and support requirements for the second half of 2020 and management will continue to review pending orders to ensure appropriate staffing. As the company continues to comply with the provisions of ASC 606 covering revenue from contracts with customers, there can be a temporary impact on overall gross margin during previous reporting periods as certain costs are recognized ahead of revenues. The effects of this are typically within a quarter and over the project cycle there is expected to be no material impact.

Operating Expenses

	For the Six Months Ended
	June 30,
	2020	2019	% Change
Operating expenses:
Sales and marketing	$262,325	$520,620	-50%
Engineering	665,406	624,549	7%
Research and development	555,958	871,160	-36%
Administration	2,039,498	1,807,645	13%
AI technologies	834,024	383,986	117%
Total operating expense	$4,357,211	$4,207,960	4%

Operating expenses were higher by 4% than the equivalent period in 2019 reflecting the increase in resources related to the Company’s anticipated growth. Sales and marketing expense decreased due to fluctuation in personnel in addition to travel restrictions due to the Novel Coronavirus (COVID-19).  Research and development expenses decreased due to personnel expenses transferred to the AI department. The increase in engineering during the period is a result of improved resourcing and tools necessary for increased efficiencies going forward.  Administration expenses increased mostly due to reclassing senior management from the individual departments to administration and one-time expenses related to the equity fundraising and to the Company’s listing on the Nasdaq during the first quarter. AI technologies costs were higher as the result of additional growth in this area and resources allocated from the research and development department.

Loss From Operations

The loss from operations for the six months ended June 30, 2020 was $3,514,971 and the loss from operations for the same period in 2019 was $1,902,716. The 85% increase in loss from operations was mostly due to the overall decrease in revenue for the period and lower than usual gross margin for the six-month period ending June 30, 2020.

Interest Expense

Interest expense for the six months ended June 30, 2020 was $127,175 and the interest expense for same period in 2019 was $6,313. The increase is mainly due to the non-cash debt discount amortization.

Other Income

Other income for the six months ended June 30, 2020 and 2019 was $29,208 and $3,407, respectively. The increase in other income is due to a higher balance in the money market banking account for the first six-month period in 2020.

Net Loss

The net loss for the six months ended June 30, 2020 and 2019 was $3,612,938 and $1,905,622, respectively. The increase in net loss is mostly attributed to the overall decrease in revenue for the period and lower than usual gross margin for the six-month period ending June 30, 2020.  Net loss per common share was $1.16 and $1.14 for the six months ended June 30, 2020 and 2019, respectively.

Liquidity and Capital Resources

As of June 30, 2020, the Company has a working capital of $4,991,582 and a net loss of $3,612,938 for the six months ended June 30, 2020.

Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented:

	June 30, 2020	June 30, 2019
Net cash used in operating activities	$(3,152,753)	$(2,711,334)
Net cash used in investing activities	(179,202)	(226,549)
Net cash provided by financing activities	8,650,492	2,009,266
Net increase (decrease) in cash	$5,318,537	$(928,617)

Net cash used in operating activities for the six months ended June 30, 2020 was $3,152,753 and net cash used during the same period of 2019 was $2,711,334. The increase in net cash used in operations for the six months ended June 30, 2020 was the result of higher expenditures related to current and future project execution in anticipation of new projects.  In addition, there are a number of changes in assets and liabilities compared to the previous period that added to the use of cash in operations.  Notable changes were a significant decrease in accounts payable and along with decrease in accrued expenses reflecting better availability of working capital as a result of the recent capital raise. In addition, cash is being used to further development activities within our TrueVue360 subsidiary where there are no current offsetting revenues during this period.

Net cash used in investing activities for the six months ended June 30, 2020 and 2019 were $179,202 and $226,549, respectively, representing a decrease in investments in various fixed assets during the six months of 2020.

Net cash provided in financing activities for the six months ended June 30, 2020 was $8,650,492 and for the same period of 2019 was $2,009,266. Cash flows provided in financing activities during the six-month period in 2020 were primarily attributable to a significant capital raise undertaken during the period in conjunction with listing on the Nasdaq Capital Market.  Cash flows from financing activities during 2019 were primarily attributable to support of operations and repayment of one short term note and short-term credit facilities offset by proceeds from a warrant exercise from which the Company derived cash proceeds.

Previously, we have funded our operations primarily through the sale of our equity (or equity linked) and debt securities. During 2020, we have funded our operations through a combination of a recent capital raise, revenues generated, and cash received from ongoing project execution and associated maintenance revenues. As of August 11, 2020, we had cash on hand of approximately $4,624,900. We have approximately $135,000 in monthly lease and other mandatory payments, not including payroll and ordinary expenses which are due monthly.

On a long-term basis, our liquidity is dependent on continuation and expansion of operations and receipt of revenues. Our current capital and revenues are sufficient to fund operations for at least the next 12 months.  However, the Company cannot currently quantify the uncertainty related to the recent pandemic and its effects on the business in the coming quarters.

Demand for the products and services will be dependent on, among other things, continuing market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature and are currently impacted by the Novel Coronavirus (Covid-19). In as much as a major portion of our activities is the receipt of revenues from the sales of our products and services, our business operations may be adversely affected by this situation and potential for a prolonged recession period and are considered to be a factor at present.

Liquidity

Under Accounting Standards Update, or ASU, 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

As reflected in the accompanying unaudited consolidated financial statements, the Company had working capital of $4,991,582 and an accumulated deficit of $36,353,653 at June 30, 2020. During the same period in 2019, the Company had negative working capital of $543,920 and an accumulated deficit of $32,175,455.

Upon completion of the 2020 Offering, management raised sufficient working capital to meet its needs for the next 12-months without the need to raise further capital. Since the advent of the Covid-19 pandemic, the Company has experienced a significant slowdown in closing new projects due to cautious actions by current and potential clients. We continue to be successful in identifying new business opportunities and are focused on re-establishing a backlog of projects. Most importantly, the Company’s success in increasing its working capital surplus after receiving proceeds from the 2020 Offering of more than $8.1 million has given us the runway required to maintain our business strategy overall. Management has been and continues to take actions including, but not limited to, elimination of certain costs that did not contribute to short term revenue, re-aligning management with a focus on improving certain skill sets necessary to build growth and profitability and focusing product strategy on opportunities that are likely to bear results in the relatively short term.

Management believes that we have eliminated the substantial doubt for the Company to continue as a going concern. We are executing the plan to grow our business and achieve profitability without the requirement to raise additional capital for existing operations. The continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above, generate sufficient revenue and to attain consistently profitable operations. Although the current pandemic related to the Novel Coronavirus (Covid-19) has affected our operations, we have analyzed our cash flow under “stress test” conditions and have determined that we have sufficient liquid assets on hand to maintain operations for at least 12 months from the date of this report.

Off Balance Sheet Arrangements

We have no-off balance sheet contractual arrangements, as that term is defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Estimates

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Share-Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. Management implemented on January 1, 2019. The standard was applied in a retrospective approach for each period presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying unaudited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

For the year ended December 31, 2019 compared to December 31, 2018

The following table sets forth a modified version of our Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Years Ended
	December 31,
	2019	2018

Revenue	$13,641,315	$12,048,619
Cost of revenue	7,159,877	6,844,396
Gross profit	6,481,438	5,204,223
Operating expenses	8,887,960	6,774,127
Income (Loss) from operations	(2,406,522)	(1,569,904)
Other income (expense)	(64,360)	(10,983)
Net income (loss)	(2,470,882)	(1,580,887)
Series A preferred stock dividends	—	—
Net income (loss) applicable to common stock	$(2,470,882)	$(1,580,887)

Revenues

	For the Years Ended
	December 31,
	2019	2018	% Change
Revenues:
Projects	$11,963,438	$10,753,926	11%
Maintenance and technical support	1,377,459	1,170,215	18%
IT asset management services	300,418	124,478	141%
Total revenue	$13,641,315	$12,048,619	13%

The steady increase in overall revenues is driven by the current strength of the projects portion of our business currently being undertaken. The Company’s stable capital structure enables us to more aggressively pursue large projects requiring the ability to deploy major resources. The increase in project revenues was also accompanied by an increase in maintenance and technical support.  This revenue source has been in transition for the past year as older legacy systems are replaced by the next generation of technology systems which are currently being installed. There is typically a lag of approximately 6 months installation of a new system until the recurring revenue is recognized. The Company continues to replace the declining revenues from one customer with new, long term recurring revenue from new customers which will be coming on-line in the next several months. The maintenance and technical support revenues are driven by successful completion on projects and represent services and support for those installations. The expectation is that revenues from this area will continue to grow based on the success of multiple installations in 2019.

The ITAM division experienced an increase in revenues for 2019. This was the result of the ITAM division releasing a new version of its dcVue™ software which is anticipated to broaden market acceptance of its offerings. The software was beta tested at a financial institution with the objective of ultimately rolling out to additional locations and we anticipate a positive impact on revenues in 2020.  The division continues to execute consulting services engagements through its partners.

Cost of Revenues

	For the Years Ended
	December 31,
	2019	2018	% Change
Cost of revenues:
Projects	$6,510,658	$6,373,684	2%
Maintenance and technical support	528,966	409,316	29%
IT asset management services	120,253	61,396	96%
Total cost of revenues	$7,159,877	$6,844,396	5%

Cost of revenues on projects increased at a slower rate than the increase in revenues, a trend which we expect to continue going forward. The overall gross margin was positively impacted during the period compared to the equivalent period in 2018 due to tighter cost controls on production of systems and the efficiencies gained through the implementation of projects at the Operations Center of Excellence prior to customer deployment.  The Company continues to focus on the costs of production and sourced components. Cost of Revenues increased by 29% on maintenance and technical support against an increase of 18% in revenues.  This higher cost amount was negatively impacted by the higher cost of support staff but is expected to be a temporary factor and we expect this trend to reverse as economies of scale begin to have a positive impact.  The Company also completed certain field work at the request of two major clients which increased revenue but at a margin that is less than in the normal course of business.  The effect of this is anticipated to be minimal going forward.

Gross Profit

	For the Years Ended
	December 31,
	2019	2018	% Change

Revenues	$13,641,315	$12,048,619	13%
Cost of revenues	7,159,877	6,844,396	5%
Gross profit	$6,481,438	$5,204,223	25%

Gross Profit was $6,481,438 or 48% of revenues compared to $5,204,223 or 43% of revenues for the twelve months ended December 31, 2019 and 2018, respectively. The overall increase in gross profit of 25% was mainly the result of the increase in project revenues and the positive effect of continuing revenue increases from new projects. It should be noted that the accounting treatment was changed to the ASC 606 reporting standard and that the results compared with the previous year are not strictly comparable. As previously discussed, the implementation of ASC 606 covering revenue from contracts with customers, has a temporary impact on overall gross margin as certain costs are recognized ahead of revenues. The Company recorded an overall increase in Gross Margin for the year compared to the prior year which is a positive trend.  Management anticipates the overall gross margins for the business to continue to improve in the coming year driven by higher sales from both existing and new customers and certain “economies of scale” from larger projects.  We also expect that the increase in revenues will positively impact recurring revenue from maintenance and technical support with a resulting increase in Gross Margin.

Operating Expenses

	For the Years Ended
	December 31,
	2019	2018	% Change
Operating expenses:
Selling and marketing expenses	$421,535	$289,140	46%
Salaries, wages and contract labor	5,570,140	4,299,799	30%
Research and development	431,425	488,694	-12%
Professional fees	252,825	245,033	3%
General and administration	2,212,035	1,451,461	52%
Total operating expense	$8,887,960	$6,774,127	31%

Operating expenses were higher by 31% for the year reflecting the increase in resources related to the increase in revenues for the period as well as additional resources related to the new truevue360 subsidiary. Selling and marketing expenses increased with the Company’s investment in resources to grow the business. The Company also increased human resources for the development of the new truevue360™ AI platform as well as operational costs for the new laboratory for training the machine learning systems. The 30% increase in salaries, wages and contract labor is due to a planned increase in the number of employees related to the items described previously and additional contract expenses related to an overall increase in revenues. This rate of increase is expected to slow in 2020. Professional fees were slightly higher due to an increase in expenses related to legal fees and prudent management of expenses by management. Other G&A costs increased but were in line with the additional staff expenses and the growth of the Company. It is anticipated that overall operating expenses will grow at a slower rate than the revenue increases excluding any further additional investments in truevue360.

Loss From Operations

The losses from operations for the years ended, December 31, 2019 and 2018 were $2,406,522 and $1,569,904 respectively. The Company continues to focus on measures to move toward breakeven and profitability. Much of the increase in 2019 was related to the investments in TrueVue360 coupled with slightly lower revenue than originally forecasted due to delays in receiving new contracts from certain customers.

Interest Expense

Interest expense for the years ended December 31, 2019 and 2018 were $69,322 and $17,180 respectively. The increase in interest expense was primarily due to the Company’s short-term financing actions to fund short-term working capital prior to deposits being received from certain customers. This allowed the Company to fund certain components with long lead times.

Other Income

Other income for the years ending December 31, 2019 and 2018 was $4,962 and $6,197 respectively is money earned on deposits and which offsets some of the interest cost of short-term borrowings.

Net Loss

The net loss for the years ended December 31, 2019 and 2018 was $2,470,882 and $1,580,887 respectively. The $889,995 increase in net loss is primarily attributable to the increase in expenses related to TrueVue360 including software development contract staff in Europe and the machine learning trainers at the Florida R&D center. Net loss applicable to Common Stock was $2,470,882 in 2019 versus $1,580,887 in 2018, an increase of $889,995. Net loss per common share was $1.39 and $1.06 for the years ended December 31, 2019 and 2018, respectively.

Liquidity and Capital Resources

As of December 31, 2019, the Company has a cash balance of $56,249.  The low cash balance was due to the completion of certain projects prior to receiving payments which were forecasted for January 2020 of approximately $2,500,000.

Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented:

	December 31, 2019	December 31, 2018
Net cash used in operating activities	$(4,019,560)	$(345,287)
Net cash used in investing activities	(219,575)	(285,678)
Net cash used/provided in financing activities	3,086,083	(101,552)
Net (decrease) increase in cash	$(1,153,052)	$(732,517)

Net cash used in operating activities for the years ended December 31, 2019 and 2018 were $4,019,560 and $345,287 respectively. The increase in net cash used in operations for the year ended December 31, 2019 was due to higher operating costs related to the startup of TrueVue360 (approximately $1.2 million, contributing to the net loss) and to an increase of more than $2,000,000 in cash used for execution of projects.

Net cash used in investing activities for the years ended December 31, 2019 and 2018 were $219,575 and $285,678, respectively representing continuing investments in computing and lab equipment during 2019 related to supporting the machine learning activities of TrueVue360.

Net cash provided in financing activities for the year ended December 31, 2019 was $3,086,083 and cash flows used in the year ended December 31, 2018 was $101,552. Cash flows provided by financing activities during 2019 were primarily attributable to proceeds from the issuance of common stock from conversion of warrants.  We also received $1,250,000 in short-term funding of which $250,000 was repaid in the fourth quarter.  The remaining $1,000,000 bears an interest rate of 3% per annum and is repayable in June 2020.

We have funded our operations primarily through the sale of our equity (or equity linked) and debt securities. During 2019, we have funded our operations through revenues generated and cash received from ongoing project execution, associated maintenance revenues and cash execution of certain warrants through 2019. As of March 27, 2020, we had cash on hand of approximately $6,595,000. We have approximately $140,500 in monthly lease and other mandatory payments, not including payroll and ordinary expenses which are due monthly.

On a long-term basis, our liquidity is dependent on continuation and expansion of operations and receipt of revenues. Our current capital and revenues are sufficient to fund such expansion although we are now less dependent on timely payments by our customers for projects and work in process, however we expect such timely payments to continue.

Demand for the products and services will be dependent on, among other things, market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature. In as much as a major portion of our activities is the receipt of revenues from the sales of our products and services, our business operations may be adversely affected by our competitors and prolonged recession periods although these are not considered to be a factor at present.

Liquidity

Under Accounting Standards Update, or ASU, 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

As reflected in the accompanying consolidated financial statements, the Company had a negative working capital of $607,372 and an accumulated deficit of $32,740,715 at December 31, 2019. During the same period in 2018, the Company had negative working capital of $469,082 and an accumulated deficit of $30,269,833.

Upon completion of the Company’s offering of equity securities in 2017, management eliminated all debt other than for normal course of business financing which reduced monthly obligations for interest payments.  The Company continues to be successful in attracting new business and establishing a backlog of projects. Most importantly, the Company has been successful in increasing its working capital cushion substantially after receiving proceeds of more than $2.3 million in connection with warrant exercises during 2019, obtaining $1,250,000 in short-term loans, of which $250,000 has already been repaid, and completing an equity raise in 2020 in connection with an up listing to Nasdaq, of more than $8.2 million after payment of banking fees and expenses.

Management now believes that these actions have alleviated the substantial doubt for the Company to continue as a going concern and will continue to grow its business and achieve profitability without the absolute requirement to raise additional capital for existing operations. Management will continue to evaluate these plans in future filings.

Off Balance Sheet Arrangements

We have no-off balance sheet contractual arrangements, as that term is defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, , valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress toward contract completion valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

Revenue Recognition and Contract Accounting

The Company generates revenue from three sources: (1) Project Revenue; (2) Maintenance and Technical Support and (3) IT Asset Management (software licensing, consulting and auditing).

Project Revenue

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on project revenue are recognized based on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC 606-10-55-187 through 192.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor.  Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided.  Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

IT Asset Management Services

The Company recognizes revenue from its IT asset management business in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin No. 104, "Revenue Recognition" and Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25 which addresses Revenue Recognition for the software industry. The general criteria for revenue recognition under ASC 985-605 for our Company, which sells software licenses, which do not require any significant modification or customization, is that revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

The Company’s IT asset management business generates revenues from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve multiple elements:

(1)	Revenues for professional services, which are of short-term duration, are recognized when services are completed;
(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)	Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and
(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Elements

Arrangements with customers may involve multiple elements including project revenue and maintenance services in our Intelligent Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our IT Asset Management business, multiple elements may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for multiple element arrangement is as follows:

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the applicable criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of multiple element relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple element arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

BUSINESS

Our Corporate History

We were incorporated on May 31, 1994 in the State of Florida as Information Systems Associates, Inc. Initially, our business operations consisted of consulting services for asset management of large corporate data centers and development and licensing of Information Technology (IT) asset management software. On April 1, 2015, we completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Duos Technologies, Inc., a Florida corporation (“DTI”), the Company, and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, the Merger Sub merged with and into DTI, whereby DTI remained as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). On the same date, TrueVue 360, Inc., a Delaware corporation, became a wholly owned subsidiary of the Company. In connection with the Merger, on July 10, 2015, the Company effected a name change to Duos Technologies Group, Inc. Since January 2019, Truevue360, Inc. (“truevue360”) has been focused on the development and marketing of Artificial Intelligence applications. The Company’s headquarters are located at 6622 Southpoint Drive South, Suite 310, Jacksonville Florida 32216 and main telephone number is (904) 652-1601.

Overview

The Company, through its wholly owned subsidiaries DTI, operating under its brand name duostech, and truevue360, focuses on the design, development and turnkey delivery of proprietary “intelligent technologies” that enable our customers to derive measurable increases in return on investment for their business.

duostech

The mission of duostech is to develop, market and deploy disruptive technologies and systems that capture, process and present users with an unlimited number and types of data that provide our customers with a broad range of sophisticated intelligent technology solutions. With an emphasis on security, inspection and operations for critical infrastructure, we target a variety of industries including transportation, retail, law enforcement, oil, gas and utilities. Our technologies capture, process and present all data in real time. A further differentiator is that these technologies integrate with our customer’s existing business process and create actionable information to streamline mission critical operations. Our technologies have been verified by multiple government and private organizations including but not limited to, Johns Hopkins University Applied Physics Laboratory (JHU/APL), the Department of Homeland Security (DHS) and the Transportation Technology Center, Inc., a wholly owned subsidiary of the Association of American Railroads, a transportation research and testing organization (TTCI) and perhaps most significantly, they have been field tested and found relevant by our customers, which we believe is the chief reason for our substantial repeat business. Over the past several years, we have supplied funded prototypes of our technologies to verify technology and operating parameters.

truevue360

In January 2019, the Company launched a dedicated Artificial Intelligence program through its wholly owned subsidiary True Vue 360, Inc., marketing its services and solutions under the brand name truevue360. The Company is committed to adding significant focus on the development, marketing and deployment of advanced convolutional neural network-based Artificial Intelligence (“AI”), Deep Machine Learning and Advanced Algorithms applications. While truevue360 will chiefly support DTI’s business growth, it will also develop and market its significant library of AI applications following a stand-alone business development strategy. Accordingly, our business is now operating in two equally important business units which complement each other and provide comprehensive turn-key, end-to-end, solutions to our customers.

Connected Intelligence

truevue360 has fully staffed its AI operation and completed:

•	The development of its full stack proprietary AI platform;
•	The development of its proprietary cloud services making the use of 3rd-party cloud services unnecessary;
•

The development of a “Gateway” platform technology which allows processing AI models i.e. algorithms at the edge, thereby significantly reducing the size of required broadband at the edge and increasing data processing speeds in an order of magnitude; and

•	Completed the development of 21 AI models/applications for the railcar inspection, consisting of over 30 algorithms.

Under a recently launched initiative, discussed in more detail below, duostech is in the process of developing 30+ additional aspect modules targeting an expanded detection scope of mechanical defects, using predominantly oblique image capture, which will be followed by truevue360 developing an additional 40+ AI railcar inspection models/applications between now and the end of the 2nd quarter of 2020.

Starting in January of 2020, we have begun to market our AI platform and application developments to third parties.

duostech

Over the past 10 years, duostech has developed an extensive suite of disruptive technologies, some of the most relevant of which are described below.

Intelligent Railcar Inspection Portal (rip®)

Federal regulations require each railcar/train to be inspected for mechanical defects prior to leaving a rail yard. Founded in 1934, the Association of American Railroads (AAR) is responsible for setting the standards for the safety and productivity of the U.S./North American freight rail industry, and by extension, has established the inspection parameters for the rail industry’s rolling stock. Also known as the “Why Made” codes, the AAR established approximately 110 inspection points under its guidelines for mechanical inspections.

Under current practice, inspections are conducted manually; a very labor intensive and inefficient process that only covers a select number of inspections points and can take up to 3 hours per train. It should be noted that approximately 50% of the rail industry’s operating costs are for maintenance, including 30% of the time trains spend in workshops resulting from manual failure diagnostics.

We invented, designed, deployed, and are currently marketing our intelligent Railcar Inspection Portal technology, intended to ultimately cover most, if not all, inspection points and reduce the in-yard dwell time to minutes per train. Our system combines high definition image and data capture technologies (developed by duostech) with our AI-based analytics applications (developed and maintained by truevue360) that are typically installed on active tracks located between two rail yards. We inspect railcars traveling through our inspection portal at speeds of up to 70 mph and report mechanical anomalies detected by our system to the ensuing yard; well ahead of the train(s) entering the yard. To date, we have successfully completed the development of 21 AI applications and are in the process of developing 44 additional applications scheduled to be completed by the end of Q2, 2020.

Over the past two years, several class 1 rail operators have ordered and are currently operating our rip® technology with the ultimate objective to cause a change in federal rules that would allow replacement of the current manual inspection (in the yard) with a fully automated process. The Company is collaborating with certain industry professionals to pursue such regulatory rule changes and we believe that there will be broad acceptance of our technology as soon as a majority of required AI algorithm models are completed and tested.

Our rip® system consists of a suite of sub-systems for the automated inspection of freight or transit railcars at high speeds. The combined technologies capture images and other relevant operating data from 360-degrees of each locomotive and railcar passing through our inspection portal. All data is processed and presented in real-time by our proprietary intelligent user interface, branded as centraco®.

Rail Inspection Portal rip® - Canadian Location	Operator Interface - centraco®

Mechanical anomalies are detected through a combination of remote visual inspections, utilizing the Company’s proprietary remote user interface which displays ultra-high definition images of a 360-degree view of each railcar, and by a growing number of the Company’s proprietary artificial intelligence (AI) based algorithms, discussed in more detail under truevue360. The inspection portal is typically installed between two rail yards and the inspection takes place while the trains are traveling at speeds of up to 70 mph. Detections are reported to the respective rail yards well ahead of the train arrival at the yard.

An expanded version for speeds up to 120 mph with additional sensor technologies for the transit rail is currently under development in anticipation of market entry to the passenger railcar mechanical inspection in early 2020.

The following examples of automated detections are the result of the combination of our image capture technologies designed by duostech, with our AI-based analytics applications designed and maintained by truevue360. Some of these mechanical defects, if unattended, could cause a derailment. Other examples of our AI-based detection applications include inspections at rail border crossings by CBP agents.

Samples of Automated Detections

The Company continues to expand its detection capabilities through the development of additional sensor technologies, necessary to process AI-based analytics of targets not yet covered by its core railcar inspection applications.

The industry’s main objective is to replace the manual inspection process taking place inside rail yards with a fully automated process taking place before trains reach the respective rail yards. To that end, the Company, together with its rail partners, is seeking to effect changes to current FAA rules, an effort to which we are committed and believe will be successful and receive wide acceptance by the industry and regulators alike.

A recent article by the Canadian Financial Post, which followed CN’s announcement and demonstration of our first series of Railcar Inspection Portals deployed in Winnipeg, CAN, stated that: “CN Rail expects automation to save up to $400 million over next three years” and that “Artificial intelligence can inspect 120 cars in the same time it takes worker to check a single car.”

The following proprietary capture and sensor technologies are sold as stand-alone systems as well as sub-systems of the modular Railcar Inspection Portal system:

Vehicle Undercarriage Examiner (vue®)

A system that inspects the undercarriage of railcars (both freight and transit rail) traveling at speeds of up to 70 mph. We are developing an expanded version for speeds up to 120 mph, with additional sensor technologies for the transit rail in anticipation of market entry to the passenger railcar mechanical inspection in early 2020.

We are developing additional algorithms for an increasing number of automated detection of anomalies, which we believe once completed and successfully tested, may have a significant impact on our revenues. The next version upgrade is scheduled to be completed by the end of the first quarter of 2020.

Thermal Undercarriage Examiner (t-vue™)

Under a development award from the TTCI (the technology evaluation arm of the American Association of Railroads (“AAR”)), the Company developed and deployed a prototype thermal undercarriage examiner during the latter part of 2018. The first commercial unit was purchased by CN and has been installed at the most recent rip® deployment site at Trimble, TN. The system uses high-speed thermal imaging technology to inspect the thermal signature of undercarriage components, with the focus on locomotives. Thermal monitoring of component heat signatures while underway will provide indications of the overall operating health of the locomotive that are not possible to observe during static yard inspections.

The t-vue™ design is currently undergoing further design refinements and sensitivity adjustments before we will develop a series of AI-based algorithms for the classification and detection of anomalies. We believe this system represents a breakthrough in detection technologies.

Pantograph Inspection System (apis®)

A system designed to inspect pantographs (structure connecting transit locomotives to high voltage power lines) for the detection of excessive depletion of carbon liners, which may cause power line ruptures. The Company is in the process of upgrading these technologies to add 3-D image capture and artificial intelligence-based automated detection capabilities. The prototype will be deployed at a transit location in Chicago, IL during the 1st quarter of 2020 and we expect to deploy commercial systems starting in the 3rd quarter of 2020.

Other proprietary technologies we have developed and are currently marketing to various verticals include:

Tunnel and Bridge Security

A suite of intelligent technologies-based homeland security applications for the security of critical tunnels and bridges.

Virtual Security Shield

A suite of intelligent technologies-based homeland security applications for the security of critical areas and buffer zones. This application includes intrusion detection zone, Radio Frequency Identification (RFID) tracking and discriminating “Friend or Foe” modules (Friend or Foe refers to a Radio Frequency - based tagging system that validates individuals authorized to be in a specific area).

Facility Safety and Security

A suite of intelligent technologies-based homeland security applications for the “hardening” or safety and resilience of facilities against natural or man originated threats for the protection of critical facilities (energy, water, chemical facilities). The Company and most of its staff are CFATS (Chemical Facility Anti-Terrorism Standards) certified.

Transit Rail Platform Analytics (trackaware™)

We have completed a pilot (proof of concept) of our Platform Analytics tunnel and track intrusion technology concept deployed for the New York City Transit Authority (“NYCT”). The technology is designed to automatically detect objects fouling tracks adjacent to transit passenger platforms and to alert incoming rail traffic to that effect. Field installation of the prototype has been completed and field testing employing our truevue360 AI application has been conducted since mid-4th quarter of 2018 with near “0” false positive/negative episodes. The NYCT authority has delayed system-wide implementation, therefore we plan to market this product nationally to all transit authorities starting in early 2020.

Remote Bridge Operation

Proprietary system for remote control of draw bridges.

Multi-Layered Enterprise Command and Control Interface (centraco®)

This feature-rich intelligent user interface is at the core of all our systems and enables end users to connect to an unlimited number of operational sites from one central interface, the centraco® Enterprise Command and Control Suite. A multi-layered command and control interface, designed to function as the central point and aggregator for information consolidation, connectivity and communications. The platform is browser based and agnostic to the interconnected sub-systems. It provides full LDAP (Lightweight Directory Access Protocol, also known as Active Directory) integration for seamless user credentialing and performs the following major functions:

•

Collection: Device management independently collects data from any number of disparate devices or sub-systems.

•

Analysis: Correlates and analyzes data, events and alarms to identify real-time situations and their priorities for response measures and end-user’s Concept of Operations (“CONOPS”).

•

Verification: The contextual layer represents relevant information in a quick and easily interpreted format which provides operators optimal situational awareness.

•

Resolution: Event-specific presentation of user-defined Standard Operating Procedures (“SOPs”), that includes step-by-step instructions on how to resolve situations.

•

Reporting: Tracking of data and events for statistical, pattern and/or forensic analysis. Features include mathematical, statistical and comparative data reporting as well as interoperability with 3rd-party databases. Reports are customized to the end user’s data formats and infrastructure.

•

Auditing: Device-level drill down that records each operator’s login interaction with the system and tracks manual changes including calculations of operator alertness and reaction time for each event.

•

AutoCheck: The system pings each device connected to its wide area network and performs periodic functionality audits. A variable alert feature sends out error messages to an unlimited number of user-definable stakeholders in case any device does not perform to specifications.

Eagle Pass
central command
Select A Train
EaglePass
01/18/2013
Site: EaglePass
DateTime: Jan-18-2013 07:06:46
Avg Speed: 5.2 mph
Direction: South
Overall Status: 0/0
Car Count: 67
Train
Side A
#66 FXE 913767
#67 ATSF 169553
Side B
#67 ATSF 169553
#66 FXE 913767
#65 FXE 911846
Top
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553
Train Car List
#33 ATW 17718
#35 ATW 17252
#37 STSX 4676
#40 GATX 52596
#41 GATX 31268
#43 INEX 971369
#44 INEX 971343
#45 INEX 971176
#46 ENDX 32132
#47 ENDX 32161
#49 BNSF 781654
#51 AOK 182016
#53 ALY 602975
#54 FXE 930176
#55 TR 611033
#56 BNSF 545302
#57 BN 621599
#58 SOU 114323
#59 BN 621658
#60 SOU 114262
#61 SOU 114357
#62 BNSF 546292
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553

centraco® User Interface

Automated Logistics Information Systems (alis™)

We have completed the development and commercially deployed a proprietary intelligent system to automate security gate operations at nine (9) distribution centers owned and operated by a national retail chain. Leveraging our proprietary multi-layered Enterprise Command and Control Interface technology (centraco®), the automation of gatehouse operations provides substantial improvements to the efficiency of distribution center traffic flow, resulting in the potential for significant return on investment to the customer. The Company initiated marketing this new technology to enterprise-level owners of distribution centers throughout the United States and beyond and expects to scale sales of this product line starting in early 2020.

Automated Gate Operation alis™ deployed at nine Kohl’s distribution centers

Intelligent Analytics Suite (praesidium®)

praesidium® is an integrated suite of analytics applications which processes and analyzes data streams from a virtually unlimited number of conventional or specialized sensors and/or data points. Our algorithms compare analyzed data against user-defined criteria, rules in real time and automatically reports any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (“AMS”). The AMS provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to centraco®, the Company’s enterprise information management suite, if and when an issue, event or performance anomaly is detected. The processed information is instantly distributed simultaneously to an unlimited number of users in a visualized and correlated user interface using the centraco® command and control platform.

Our core modules are tailored to specific industry applications and the analytics engine(s) process any type of conventional sensor outputs, also adding “intelligence” to any third-party sensor technology. A key benefit is that the customer may often retain existing systems and we would integrate these into an overall solution.

As listed on the Safetyact.gov website, the praesidium® video analytics technology has received “Safety Act” designation from the US Department of Homeland Security. To our knowledge, we are one of only ten companies to have received this designation for video related solutions and praesidium® is the only video analytics application with this designation.

Over the years, our proprietary analytics suite has been expanded to meet a significant number of security objectives and environments, adaptable to a broad range of critical infrastructure target verticals, including but not limited to, commercial transportation (rail, air and seaports), retail, healthcare, utilities, oil, gas, chemical and government.

Markets

Currently, our target market is North America and we expect to soon expand globally through strategic partnerships. Our customers are in the $60 billion North American Rail market, the $2 billion video analytics market and the $28.6 billion (projected to grow to $53 billion by 2024) enterprise information systems market. The addition of our dedicated AI subsidiary expands our target market by $9.5 billion by 2022 (Source: IDC). We originally implemented our products in railcar security inspection with a focus on providing our customers with the capability of performing mission critical security inspections of inbound trains crossing US/Mexican borders from a centralized, remote location. The U.S. Customs and Border Protection (“CBP”) agency uses our systems at critical border rail crossings. Over the last two years we have developed new systems based on this original technology to greatly expand our business by offering mission critical mechanical and safety inspection systems with the goal of improving operational efficiency. Many opportunities exist within this operating environment. Our initial emphasis on freight carriers by providing mechanical inspection portals for the remote inspection of railcars while traveling at high speeds has had a significant positive impact on our revenue. Unlike trucks, barges and airlines; freight railroads operate almost exclusively on infrastructure that they own, build and maintain. According to the AAR article on Freight Railroad Capacity and Investment dated June 2019, from 1980 to 2018 freight railroads alone reinvested approximately $685 billion of their own funds in capital expenditures and maintenance projects related to locomotives, freight cars, tracks, bridges, tunnels and other infrastructure related equipment. The AAR further reports that more than 40 cents out of every revenue dollar is reinvested into a rail network.

According to AAR’s statistical railroad report, there are approximately 1.56 million freight cars and 26,086 locomotives in service operated on approximately 250,000 miles of active rail tracks throughout North America. Rail tracks are predominantly owned by the Class-I railroad industry which include:

Class-I Railroads	Tracks Owned in:
	Canada	USA	Mexico
BNSF Railway	✓	✓	x
Canadian National Railway (CN)	✓	✓	x
Canadian Pacific	✓	✓	x
CSX Transportation	✓	✓	x
Ferrocarril Mexicano (Ferromex)	x	x	✓
Kansas City Southern Railway	x	✓	✓
Norfolk Southern	✓	✓	x
Union Pacific Railroad	x	✓	x

Patents and Trademarks

Since inception, we have developed and patented key software components that provide a significant competitive advantage in specialized solutions for our target markets. We believe an important factor in this development is that the Company’s intellectual property is “industry agnostic” and can be deployed to many different industries.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our products and other intellectual property. We typically own the copyright to our software code, as well as the brand or title name trademark under which our products are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States. As discussed in the risk factors section herein, we may face allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights.

Patents

Trademarks

Specific Areas of Competition

Since inception, we have implemented a strategy of diversification to mitigate the potential vulnerabilities experienced by companies with a narrow business scope. We believe many public companies in the micro- and nano-cap ecosystem suffer major challenges due to their lack of diversification.

During the past several years, we have made considerable investments in, and have successfully developed, our two core technology platforms, praesidium® and centraco®.

praesidium® is an open architecture, modular engine that manages an unlimited number of “back end” process and analytics frameworks. In addition to driving our own proprietary sensor and data analytics, this core technology also allows for the integration of an unlimited number of third-party technologies, systems and sub-systems. Third-party industry or task-specific processes are modularized and embedded into the praesidium® engine, thereby substantially expanding the functionality of such third-party system. While we believe most companies tailor their products and services to a specific industry, this core platform is “industry agnostic” which we believe will allow us to penetrate multiple industries. Our past and current concentration on specific target markets such as rail, retail, utilities, chemical, gas, oil and government has enabled us to test the markets with our innovative technology solutions.

We believe we are the first to develop the concept of an intelligent rail inspection portal used for comprehensive inspection of security threats and at this time we are unaware of any competitor in this sector. We believe our potential competitors in this area are currently focusing chiefly on the inspection of wheels, bearings, breaks and track alignment. We expect that any competitor interested in expanding their inspection technologies to the ones we have developed over the past four years would require at least 2-3 years of research and development before being able to produce similar systems for real time testing. We believe the testing cycle will take at least an additional year for potential competition. Similarly, the CBP (US Customs and Border Protection) and Union Pacific Railroad are using our systems as their only security inspection infrastructure at the US border.

Our Growth Strategy

Our strategy is to grow our business through a combination of organic growth of both duostech and truevue360, as well as through strategic acquisitions.

Organic Growth duostech

Our organic growth strategy is to increase our market share through the expansion of our business development team and our research and development talent pool, which will enable us to significantly expand our current solution offerings with additional features, and the development of new and enhanced technology applications. We plan to augment such growth with strategic relationships both in the business development and research development arenas, reducing time to market with additional industry applications, expansion of existing offerings to meet customer requirements, as well as, potential geographical expansion into international territories. The launch of our AI software systems through our truevue360 subsidiary is another building block of this strategy.

Our immediately “Accessible Market” consists of a pipeline of identified targets for both, duostech’s suite of intelligent technologies and truevue360’s AI applications. Based on our current staffing, planned expansion of our resource pool for 2020, our currently developed and available suite of products and solutions, and our prospective customer database, we believe our immediate target market for duostech amounts to over $239 million.

Organic Growth truevue360

truevue360’s immediate growth will mainly be driven by its already established library of rail applications and existing rail customers. Each of the most recent orders of rail inspection portals included an AI component of between 20 and 30 algorithms per customer per site, with a significant number of additional applications under development. It is expected that future orders will continue to include a significant component of algorithms i.e. AI applications.

Our AI applications are sold as a SaaS model and are priced per application/per site.

In addition to offering our AI modelling to our rail customers, we plan to offer services to our commercial /industrial customers in the following verticals:

•

Logistics companies

•

Oil & Gas

•

Commercial security

truevue360 is currently developing a stand-alone marketing /business development initiative to pursue an expanded number of target markets. Additional verticals to be pursued as this unit expands include:

•

Automotive

•

Agriculture

•

Banking

•

Industrial

•

DOD/Government

Strategic Acquisitions

Planned acquisition targets include sector specific technology companies with the objective of augmenting our current capabilities with feature-rich (third-party) solutions. The acquisition metric includes, but is not limited to, weighing time, effort and approximate cost to develop certain technologies in-house, versus acquiring or merging with one or more entities that we believe have a proven record of successfully developing a technology sub-component. Additional criteria include an extended national footprint of available manpower (predominantly technical and software engineering), and evaluating the potential acquisition target’s customer base, stage of technology and merger or acquisition cost as compared to market conditions.

Manufacturing and Assembly

The Company streamlines its manufacturing by outsourcing component manufacturing to qualified fabricators. On-site installations are performed using a combination of in-house project managers/engineers and specialist sub-contractors as necessary. We maintain responsibility for the system implementation, servicing and tech support for our solutions. Our internal manufacturing operations consist primarily of materials procurement, assembly, testing and quality control of our engineers. If not manufactured internally, we generally rely on third party manufacturing partners to produce our hardware related components and hardware products and we may involve our internal manufacturing operations in the final assembly, testing and quality control processes for these components and products. We distribute most of our hardware products either from our facilities or partner facilities. Our manufacturing processes are based on standardization of components across product types, centralization of assembly and distribution centers, and a “build-to-order” methodology in which products generally are built only after customers have placed firm orders. For most of our hardware products, we have existing alternate sources of supply or such sources are readily available.

Research and Development

The Company’s R&D and software development teams design and develop all systems and software applications with a combination of full-time in-house software engineers and full-time contractors. Internal development allows us to maintain technical control over the design and development of our products. We have several United States and foreign patents and patent-pending applications that relate to various aspects of our products and technology. Rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology, and changing customer requirements characterize the markets in which we compete. We plan to continue to dedicate significant resources to research and development efforts, including software development, to maintain and improve our current product and services offerings. We continue to increase our expenditures on R&D staffing in anticipation of the launch of our AI software systems through truevue360.

Government Regulations

The Company has been working with various agencies of the federal government for more than 10-years including the Department of Homeland Security (“DHS”). Our video analytics are DHS “Safety Act” certified, and the majority of our staff is Chemical Facility Anti-Terrorism Standards (CFATS) certified. The Company’s Homeland Security solutions include sophisticated remote systems that combine and synchronize a myriad of sensing technologies, wireless communications, and innovative intelligent sensor applications.

Employees

We have a current staff of 51 full-time employees, the majority of which work in the Jacksonville area, none of which are subject to a collective bargaining agreement. We also have 7 contract staff based in Europe who are primarily focused on our AI software development. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following is a list of our executive officers and directors. All directors serve one-year terms or until each of their successors are duly qualified and elected or his earlier resignation, removal or disqualification. The officers of the Company are elected by the Board.

Name	Age	Position
Charles Ferry	54	Chief Executive Officer
Adrian G. Goldfarb	63	Chief Financial Officer, Executive Vice President, Director
Connie L. Weeks	62	Chief Accounting Officer, Executive Vice President
Gianni B. Arcaini	71	Chairman
Ned Mavrommatis(1)	49	Director
Blair M. Fonda(2)	54	Director
Kenneth Ehrman (3)	50	Director

———————

(1)	Co-Chairman of the Audit Committee and member of the Compensation Committee.
(2)	Co- Chairman of the Audit Committee and member of the Compensation Committee
(3)	Chairman of the Compensation Committee and Nominating Committee and member of the Audit Committee.

Charles Ferry, Chief Executive Officer

Mr. Ferry combines over three years of experience in the energy industry and seven years in the defense contracting industry following 26 years of active duty service in the United States Army. Previously, Mr. Ferry had been involved in two companies in the defense industry holding positions including Director, Business Development and Operations; Vice President of Operations; and General Manager. From 2018 through 2020, Mr. Ferry was the Chief Executive Officer for APR Energy, a global fast-track power company. Prior to this, Mr. Ferry was the President and Chief Operating Officer of APR Energy from 2016 to 2018. From 2014 to 2016, Mr. Ferry was the General Manager for ARMA Global Corporation, a wholly owned subsidiary of General Dynamics, a defense contracting company that delivered Information Technology engineering, services, and logistics. Mr. Ferry was the Vice President of ARMA Global Corporation from 2010 to 2014 before being acquired by General Dynamics. From 2009 to 2010, Mr. Ferry was the Director, Business Development and Operations of Lockheed-Martin. Mr. Ferry has an undergraduate degree from Brigham Young University.

The Board believes that Mr. Ferry’s extensive leadership experience in the energy and defense contracting industry as well as 26 years of active duty service in the United States Army makes him ideally qualified to help lead the Company towards continued growth and success.

Gianni B. Arcaini, President and Chairman

Mr. Arcaini has been the Chairman of the Board since April 1, 2015, and held the same positions with our subsidiary, Duos Technologies, Inc. since 2002. He was our Chief Executive Officer and President from April 1, 2015 through September 1, 2020. Prior to his involvement with Environmental Capital Holdings, Inc., a predecessor of the Company, Mr. Arcaini spent over 10 years in various executive capacities with Robex International, a joint venture of Royal Volker Stevin, Royal Bijenkorf and the Westland Utrecht Bank, ultimately acquiring the Robex International in a management buyout after having expanded its operations into the United States.

Mr. Arcaini completed his early education at a Jesuit Boarding school in Austria and Germany, and graduated from a state business school in Frankfurt, Germany. He is fluent in German, Dutch, Italian, Spanish and English.

The Board believes Mr. Arcaini has significant experience in the Company’s industry, a deep knowledge of our business and customers and contributes a perspective based on his many years of involvement with our company which will be of great value to the Company as it grows. Mr. Arcaini is also the visionary leader of the Company and is personally involved in creating the initial design of our technologies prior to implementation by our research and development teams.

Adrian G. Goldfarb, Chief Financial Officer, Executive Vice President and Director

Mr. Goldfarb has served as a Director since April 2010. Effective July 1, 2012, he was appointed as President and Chief Financial Officer of Information Systems Associates, Inc., which merged with Duos Technologies, Inc in April 2015 upon which he agreed to continue serving the merged company, Duos Technologies Group, Inc., as Chief Financial Officer and Director. Mr. Goldfarb also currently serves as a non-Executive Chairman of Gelstat Corporation, a public company engaged in the development, manufacturing and marketing of homeopathic and natural supplements. Mr. Goldfarb is a 35-year technology industry veteran including more than 25 years in information technology. Mr. Goldfarb graduated “cum laude” with a business degree specializing in Finance from Rutgers University, Newark, NJ.

The Board believes Mr. Goldfarb’s significant experience in financial stewardship of small public companies will be of great value to the Company as it grows.

Connie L. Weeks, Chief Accounting Officer, Executive Vice President

Ms. Weeks has over 35 years of accounting experience and is responsible for all aspects of financial reporting, internal controls, and cash management. She has been a key member of the Company for over 30 years and now serves as Chief Accounting Officer, Executive Vice President.

Kenneth Ehrman, Director

Mr. Kenneth Ehrman currently serves as an independent consultant to several high-technology companies in supply chain/logistics and transportation. Mr. Ehrman advises technology companies focused on solutions for these industries and joins the Company with a strong background in technology. As an innovator in intelligent machine-to-machine (“M2M”) wireless technology and industrial applications of the Internet of Things (“IoT”), Mr. Ehrman has been awarded more than 20 patents in wireless communications, mobile data, asset tracking, power management, cargo and impact sensing, and connected car technology. Mr. Ehrman previously served as Chief Executive Officer of I.D. Systems, Inc. (“IDS”), a company he founded in 1993 as a Stanford University engineering student, pioneering the commercial use of radio frequency identification (“RFID”) technology for industrial asset management. Under Mr. Ehrman’s leadership, IDS began trading on the NASDAQ in 1999 and was named one of North America’s fastest growing technology companies by Deloitte in 2005, 2006, and 2012. During his tenure at IDS, Mr. Ehrman received multiple awards, including Deloitte Entrepreneur of the Year and Ground Support Worldwide Engineer/Innovator Leader. He also served on the Board of Financial Services, Inc. from 2012-2016 before it was successfully sold to a large financial software company.

The Board believes that Mr. Ehrman’s management experience, engineering expertise and long history and familiarity with industries the Company currently operates in, makes him ideally qualified to help lead the Company towards continued growth.

Blair M. Fonda, Director

Mr. Fonda was appointed as a Director on May 3, 2017 and serves as Co-Chairman of the Audit Committee and a member of the Compensation Committee. Since 2013, Mr. Blair Fonda has served as the Chief Financial Officer of Emergent Financial Partners (“EFP”). EFP is an accounting and consulting services firm which offers financial consulting services to businesses and organizations throughout the United States and the Caribbean Islands. From 2013 to 2016, Mr. Fonda was contracted through EFP to serve as the outside Chief Financial Officer of Mountainstar Capital Engagement, a private equity and commercial real estate company. From 2007 to 2013, Mr. Fonda served as the Vice President and Controller of the Hospitality Division of Gate Petroleum, an owner and operator of convenience stores, resorts, construction and real estate operations throughout the United States. Mr. Fonda has previously served as Controller for Enterprise Rent-a-Car. Mr. Fonda is a Certified Public Accountant (CPA).

The Board believes that Mr. Fonda’s education and background qualify him as a financial expert. He has extensive and directly applicable accounting experience qualifying him to serve as Chairman of the Audit Committee.

Ned Mavrommatis, Director

Mr. Ned Mavrommatis joined the Board on August 13, 2019 and serves as Co-Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Mavrommatis has served as Chief Financial Officer of PowerFleet, Inc. ("PowerFleet") since October 2019. PowerFleet is a global leader and provider of subscription-based wireless IoT and M2M solutions for securing, controlling, tracking, and managing high-value enterprise assets such as industrial trucks, tractor trailers, containers, cargo, and vehicles and truck fleets. From August 1999 until October 2019 he served as Chief Financial Officer of I.D. Systems, Inc. Mr. Mavrommatis serves on the Board of PowerFleets' wholly owned subsidiary PowerFleet Israel and is also the Managing Director of PowerFleets’ wholly owned subsidiaries, PowerFleet GmbH and PowerFleet Systems Ltd.

Mr. Mavrommatis received a Master of Business Administration in finance from New York University’s Leonard Stern School of Business and a Bachelor of Business Administration in accounting from Bernard M. Baruch College, The City University of New York. Mr. Mavrommatis is also a Certified Public Accountant.

The Board believes that Mr. Mavrommatis’ management experience, accounting expertise and long history and familiarity with industries the Company currently operates in, makes him ideally qualified to help lead the Company towards continued growth.

Key Employees

Mr. Wm. Scott Carns, Chief Operating Officer, Executive Vice President of Operating Subsidiary Duos Technologies, Inc.

Mr. Carns is Chief Operating Officer for the operating subsidiary, Duos Technologies Inc., and is responsible for overseeing and managing day to day operations from sales to project execution and support services.  He is also directly responsible for account management of Duos’ major accounts.  He has extensive experience in information technology with an emphasis on intelligent video analytics and centralized command and control applications. Prior to joining Duos, Mr. Carns was Information Technologies Coordinator for Environmental Capital Holdings, Inc. and was President of Software Solutions Group, Inc. Mr. Carns is responsible for.  He also served in the US Army and attended Kansas State University.

David Ponevac, Chief Technology Officer, Senior Vice President of Operating Subsidiary Duos Technologies, Inc.

Mr. Ponevac brings 14 years of software engineering experience, concentrating on web and mobile environments, where he has leveraged his considerable expertise in Objective-C, Java, C#, PHP and many other scripting languages. Mr. Ponevac began his tenure at DTI as the Director of Front-end Application Development, where his successes led to being appointed Chief Architect of centraco®, the Company’s flagship customer facing software suite.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.

Based solely on the Company’s review of the copies of such Forms and written representations from certain reporting persons, the Company believes that all filings required to be made by the Company’s Section 16(a) reporting persons during the Company’s fiscal year ended December 31, 2019 were made on a timely basis.

Code of Ethics

The Company has adopted a Code of Ethics for adherence by its Chief Executive Officer and Chief Financial Officer, to ensure honest and ethical conduct; full, fair and proper disclosure of financial information in the Company’s periodic reports filed pursuant to the Securities Exchange Act of 1934; and compliance with applicable laws, rules, and regulations. Any person may obtain a copy of our Code of Ethics by mailing a request to the Company at the address appearing on the front page of this registration statement.

Board Composition and Director Independence

Our board of directors currently consists of five members: Mr. Gianni B. Arcaini, Mr. Adrian G. Goldfarb, Mr. Ned Mavrommatis, Mr. Blair M. Fonda and Mr. Kenneth Ehrman. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. Based on such review and its understanding of such relationships and transactions, our board affirmatively determined that Mr. Ehrman, Mr. Fonda and Mr. Mavrommatis are all qualified as independent and none of them have any material relationship with us that might interfere with his exercise of independent judgment.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee has its own charter, which is available on our website at www.duostech.com. Each of the board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The members of each committee are Kenneth Ehrman, Ned Mavrommatis and Blair M. Fonda, all of whom are independent directors within the meaning of the Nasdaq Stock Market rules.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

Our board has determined that both Mr. Fonda and Mr. Mavrommatis are currently qualified as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Fonda and Mr. Mavrommatis serve as Co-Chairs on the Audit Committee.

Compensation Committee

The Committee’s compensation-related responsibilities include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;
•	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;
•

determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or board of directors;

•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;
•

reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

•	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and
•	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Mr. Ehrman serves as the Chairman of the Compensation Committee.

Nominating and Corporate Governance Committee

The responsibilities of the Corporate Governance and Nominating Committee include:

•	recommending to the board of director’s nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;
•	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;
•	overseeing the administration of the Company’s Code of Ethics;
•	reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;
•

the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•	recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;
•	overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively; and
•	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

Mr. Kenneth Ehrman serves as the Chairman of Nominating and Corporate Governance Committee.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●

been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation received for services rendered in all capacities to our Company for the last two fiscal years, which was awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock ($)	Options ($)		Other Comp. ($)		Total ($)

Charles Ferry,	2019	—	—		—	—		—		—
Chief Executive Officer(1)	2018	—	—		—	—		—		—

Gianni B. Arcaini,	2019	249,260	143,411	(3)	—	—		25,382	(5)	418,053
Chairman of the Board, Former Chief Executive Officer, President, Director (CEO) (2)	2018	249,260	183,386	(3)	—	144,384	(4)	27,116	(6)	604,146

Adrian G. Goldfarb,	2019	180,250	—		—	—		7,500	(8)	187,750
Chief Financial Officer, EVP, Director (CFO)	2018	175,000	5,000		—	54,272	(7)	5,625	(8)	240,397

Connie L. Weeks,	2019	150,000	—		—	—		—		150,000
Chief Accounting Officer, EVP	2018	148,338	14,451		—	54,272	(9)	—		217,061

———————

(1)	Mr. Ferry was appointed as Chief Executive Officer of the Company on September 1, 2020.
(2)	On September 1, 2020, Mr. Arcaini resigned from his position has Chief Executive Officer of the Company.
(3)

Represents an amount equal to 1% of annual revenues to which Mr. Arcaini is entitled under the terms of his employment and taxes paid on the behalf of Mr. Arcaini for conversion of previously deferred compensation into common stock.

(4)

During the second quarter of 2018, 160,152 incentive stock options were issued to staff and Directors under the 2016 Equity Compensation plan. All the options have a $14.00 strike price. Option compensation is the fair market value of 50,358 options granted to Mr. Arcaini which are fully vested. The fair value of the incentive stock option grants for the year ended December 31, 2018 estimated using the following weighted- average assumptions:

	For the Years Ended December 31,
	2019	2018
Risk free interest rate	1.40% - 2.44%	2.59%
Expected term in years	2.76 – 3.25	2.5 – 2.76
Dividend yield	—	—
Volatility of common stock	117.18% - 151.43%	197.13% - 207.27%
Estimated annual forfeitures	—	—

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

(5)	Comprised of $18,000 annual car allowance, and $7,382 in Company paid membership dues and subscriptions, respectively.
(6)	Comprised of $18,000 annual car allowance, $2,741 and $6,154 in Company paid membership dues and subscriptions, respectively.
(7)	Option compensation is the fair market value of 18,929 options granted to Mr. Goldfarb which are fully vested.
(8)	Comprised of $5,625 annual car allowance in 2018 and $7,500 annual car allowance in 2019.

(9)	Option compensation is the fair market value of 18,929 options granted to Ms. Weeks which are fully vested.

Outstanding Equity Awards at December 31, 2019

There were no outstanding equity awards to any of our Named Executive Officers during the year ended December 31, 2019.

Employment Agreements

Charles Ferry

On September 1, 2020, the Company entered into an employment agreement (the “Ferry Employment Agreement”) with Charles Ferry pursuant to which Mr. Ferry serves as Chief Executive Officer of the Company. The Ferry Employment Agreement is for a term of one year (the “Initial Term”) and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or Mr. Ferry gives at least 60 days written notice of non-renewal prior to the expiration of the Initial Term or each Additional Term. Mr. Ferry is to receive a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000). Mr. Ferry is eligible for a one-time cash incentive bonus in the amount of up to Fifty Thousand Dollars ($50,000) in accordance with criteria determined by the Board and based on the review and recommendation of the Compensation Committee. Mr. Ferry is also eligible for an annual performance bonus in an amount up to One Hundred Fifty Thousand Dollars ($150,000) per year in accordance with criteria, including but not limited to revenue targets, profitability and other key performance indicators. The Ferry Employment Agreement can be terminated with or without cause at any time during the Initial Term or during an Additional Term of the Ferry Employment Agreement. As a full-time employee of the Company, Mr. Ferry is eligible to participate in all the Company’s benefit programs.

Adrian G. Goldfarb

On April 1, 2018, the Company entered into an employment agreement (the “Goldfarb Employment Agreement”) with Adrian G. Goldfarb, pursuant to which Mr. Goldfarb serves as Chief Financial Officer, Executive Vice President and Director of Duos Technologies Group, Inc. During 2019, Mr. Goldfarb was paid an annual salary of $180,250 and an annual car allowance of $7,500. The Goldfarb Employment Agreement had an initial term through March 31, 2019, subject to renewal for successive one-year terms unless either party gives the other notice of that party’s election to not renew at least 60 days prior to the expiration of the then-current term. The Goldfarb Employment Agreement remains in effect through March 31, 2020. The Goldfarb Employment Agreement was approved by the Compensation Committee and it is anticipated that Mr. Goldfarb’s compensation terms will be revisited in the future by the Compensation Committee of the Company’s Board.

Connie L. Weeks

On April 1, 2018, the Company entered into an employment agreement (the “Weeks Employment Agreement”) with Connie L. Weeks, pursuant to which Ms. Weeks serves as Chief Accounting Officer, and Executive Vice President of Duos Technologies Group, Inc. During 2019,  Ms. Weeks was paid an annual salary of $150.000 The Weeks Employment Agreement had an initial term that extended through March 31, 2019, subject to renewal for successive one-year terms unless either party gives notice of that party’s election to not renew to the other party at least 60 days prior to the expiration of the then-current term. The Weeks Employment Agreement remains in effect through March 31, 2020. The Weeks Employment Agreement was approved by the Compensation Committee and it is anticipated that Ms. Weeks’s compensation terms will be revisited in the future by the Compensation Committee of the Company’s Board.

Potential Payments upon Change of Control or Termination following a Change of Control and Severance

The Weeks Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to two-years of base salary then in effect. Generally, we do not provide any severance specifically upon a change in control, nor do we provide for accelerated vesting upon change in control.

Director Compensation

Each independent director was entitled to receive $15,000 annually for service on our Board in 2019. In addition, Chairmen of committees are awarded an additional $5,000 annually in compensation in connection with their service in such capacity.

The following table summarizes data concerning the compensation of our non-employee directors for the year ended December 31, 2019.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Blair Fonda (1)	10,000	10,000	—	—	—	—	20,000
Alfred J. (Fred) Mulder (2)	9,792	—	—	—	—	—	9,792
Kenneth Ehrman (3)	9,167	9,167	13,768	—	—	—	32,102
Ned Mavrommatis (4)	3,750	3,750	9,096	—	—	—	16,596

———————

(1)	Blair Fonda was appointed to the board on May 3, 2017 and currently serves as Co-Chairman of the Audit Committee.
(2)	Fred Mulder resigned as of July 1, 2019.
(3)	Kenneth Ehrman was appointed to the board in January 2019 and assumed responsibility of Chairman of the Compensation Committee and was not awarded any compensation in 2018.
(4)	Ned Mavrommatis was appointed to the board on August 13, 2019 and assumed the responsibility of Co-Chairman of the Audit Committee.
(5)

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables. The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 30, 2020, our authorized capitalization was 500,000,000 shares of common stock $0.001 par value per share and 15,000 shares of Series B Preferred Stock. As of the same date, there are 3,532,895 shares of our common stock issued and outstanding and 1,705 shares of Preferred B outstanding. Our common stock entitles its holder to one vote on each matter submitted to the stockholders. Our Series B Preferred allows its holder one of vote for each common stock equivalent, subject to a maximum represented by 9.99% of total Common Stock outstanding plus that number of Preferred B as represented as common stock equivalent.

The following table sets forth, as of September 30, 2020, the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned. The address of our directors and officers is c/o Duos Technology Group, Inc., at 6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216.

Name and Address of Beneficial Owner(1)	Outstanding Common Stock(2)	Percentage of Ownership of Common Stock(3)
5% Beneficial Shareholders
Bleichroder LP 1345 Avenue of the Americas, 47th Floor New York, NY 10105 (4)	542,901	15.35%
Justin W. Keener 3960 Howard Hughes Parkway Las Vegas, NV 89169 (5)	444,038	9.99%
AIGH Capital Management 6006 Berkeley Avenue Baltimore MD 21209 (6)	296,807	4.99%
Laurence W. Lytton 467 Central Park West New York, NY 10025 (7)	283,000	8.01%
Pessin Family Holdings c/o/ Levy Harkins & Co., 388 Madison Ave, 14th Floor New York, NY 10117 (8)	491,977	9.99%
5% Beneficial Shareholders as a Group	2,257,533	48.33%

Officers and Directors
Gianni B. Arcaini(9)	227,996	6.27%
Adrian G. Goldfarb(10)	58,285	1.63%
Kenneth Ehrman(11)	27,869	*
Blair M. Fonda(12)	26,649	* %
Ned Mavrommatis(13)	20,752	* %
Connie L. Weeks(14)	37,858	* %
Charles Ferry(15)	100,000	— *%
Officers and Directors as a Group (6 persons)	499,409	9.31%

———————

*Denotes less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13D-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.
(2)	The shares in the table have been listed in accordance with 13-G filings made by the individual investors.
(3)

The percentages in the table have been calculated based on treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

(4)	To the best of our knowledge, the organization who hold voting and dispositive control over the shares beneficially owned by Bleichroder LP is 21 April Fund, Ltd and 21 April Fund, LP.
(5)

Mr. Justin Keener beneficially holds 9.99% of the Company’s issued and outstanding Common Stock. To the best of our knowledge, Mr. Keener holds warrants to purchase 444,038 shares of Common. However, the aggregate number of shares of Common Stock into which the warrants are exercisable and which Mr. Keener has the right to acquire beneficial ownership, is limited to the number of shares of Common Stock that, together with all other shares of Common Stock beneficially owned by Mr. Keener, does not exceed 9.99% of the total outstanding shares of Common Stock.

(6)

AIGH LP’s General Partner and president of AIGH LLC is Mr. Orin Hirschman. To the best of our knowledge there are 153,949 shares beneficially owned by Mr. Hirschman excluding warrants to purchase 164,287 shares of common stock not exercisable because the reporting person’s beneficial ownership is above 4.99%.

(7)	Mr. Laurance W. Lytton, owns 283,000 common shares. The ownership percentage is based upon the current issued and outstanding shares of 3,532,895.
(8)

Consists of (i) 102,972 shares of Common Stock owned by Norman H. Pessin, (ii) 71,430 shares of Common Stock owned by Sandra F. Pessin, and (iii) 75,002 shares of Common Stock owned by Brian L. Pessin.  In addition, Sandra F. Pessin owns 1,705 shares of Series B Preferred which are convertible into 243,572 shares of Common Stock.  The total number of shares of Common Stock into which the Preferred Stock is convertible and all other shares held by the Pessin Family to which they have the right to acquire beneficial ownership, is limited to the number of shares of Common Stock that, together with all other shares of Common Stock beneficially owned by the family, does not exceed 9.99% of the total outstanding shares of Common Stock.

(9)

Mr. Arcaini has voting and investment control of the following shares: 50,669 shares of Common Stock, 50,039 warrants to purchase shares of Common Stock with an exercise price of $14.00 per share which are currently exercisable and 50,358 options to purchase Common Stock with an exercise price of $6.00 per share and 50,358 options to purchase Common Stock with an exercise price of $4.74 per share all of which are currently exercisable; 18,081 shares of Common Stock held in the name of Robex International, Inc., a Florida corporation in which Mr. Arcaini owns 95% and has sole dispositive voting power over such shares; 8,492 warrants to purchase Common Stock with an exercise price of $14.00 per share which are currently exercisable;

(10)

Mr. Goldfarb owns 5,198 shares of Common Stock, 12,799 warrants to purchase shares of Common Stock with an exercise price of $9.10, and 2,430 warrants to purchase shares of Common Stock with an exercise price of $14.00 per share all of which are currently exercisable and 18,929 options to purchase Common Stock with an exercise price of $6.00 per share which are currently exercisable.

(11)

Kenneth Ehrman is a Director and serves as the Chairman of the Compensation Committee and Nominating Committee.  He owns 10,725 shares of Common Stock and was granted 8,572 options to purchase shares of Common Stock with an exercise price of $6.00 per share and 8,572 options to purchase common shares with an exercise price of $4.74. 8,572 of these options are vested and are currently exercisable by Mr. Ehrman.

(12)

Blair Fonda is a Director and serves as Audit Committee Co-Chairman. Includes 9,505 shares of Common Stock and was granted 8,572 options to purchase shares of Common Stock with an exercise price of $6.00 per share and 8,572 options to purchase common shares with an exercise price of $4.74. 8,572 of these options are vested and are currently exercisable.

(13)

Ned Mavrommatis is a Director and serves as Audit Committee Co-Chairman. He owns 3,608 shares of Common Stock and was granted 8,572 options to purchase shares of Common Stock with an exercise price of $6.00 per share and 8,572 options to purchase common shares with an exercise price of $4.74. 8,572 of these options are vested and are currently exercisable.

(14)

Includes 8,572 options to purchase shares of Common Stock with an exercise price of $6.00 per share and 8,572 options to purchase common shares with an exercise price of $4.74. 8,572 of these options are vested and are currently exercisable.

(15)	Mr. Ferry was granted 100,000 non-qualified options upon his appointment as Chief Executive Officer. The exercise price is $4.18 per share and none of these options are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 1, 2012 the Company entered into independent contractor master services agreement (the “Services Agreement”) with Luceon, LLC, a Florida company, owned by our Chief Technology Officer, David Ponevac. The Services Agreement provides that Luceon will provide support services including management, coordination or software development services and related services to Duos.  In January 2019, additional services were contracted with Luceon for TrueVue360 primarily for software development through the provision of 7 additional full-time contractors located in Slovakia at a cost of $16,250 for January initially, rising to $25,583 after fully staffed, per month starting February 2019.  This is in addition to the existing contract of $7,480 per month for Duos Technologies, Inc for 4 full-time contractors which increased to $8,231 per month in June of 2019.  The total amount expensed to Luceon for 2019 is $392,680.

Policy on Future Related Party Transactions

The Company requires that any related party transactions must be approved by a majority of the Company’s independent directors.

DESCRIPTION OF CAPITAL STOCK

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Florida Business Corporation Act relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Florida law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Market Information

Our common stock is quoted on the Nasdaq Capital Markets (“Nasdaq”) under the trading symbol “DUOT”.

Authorized Capital

The Company is authorized to issue an aggregate number of 510,000,000 shares of capital stock, of which 10,000,000 shares are blank check preferred stock, $0.001 par value per share and 500,000,000 shares are common stock, $0.001 par value per share.

Series A Convertible Preferred Stock

Our board of directors has designated 500,000 of the 10,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock. As of June 30, 2020, we have no shares of Series A Convertible Preferred Stock issued and outstanding.

Series B Convertible Preferred Stock

Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock.

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $7.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. Holders of Series B Convertible Preferred will vote on an as converted basis on all matters on which the holders of common stock are entitled to vote, subject to beneficial ownership limitations. As of December 31, 2019, there are 1,705 shares of Series B Convertible Preferred Stock issued and outstanding.

Dividends

To date, we have not paid any dividends on our common stock and do not anticipate paying any such dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our board of directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust, 1 State Street, 30th Floor, New York, NY 10004-1561.

Florida Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Florida law and our Charter and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Florida Law

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares  acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2019 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The validity of the issuance of the Common Stock hereby will be passed upon for us by Lucosky Brookman LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Unaudited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:

Duos Technologies Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Duos Technologies Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2019 and the related notes (collectively referred to as the “consolidated financial statements”).  In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting.  As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2013

Boca Raton, Florida

March 30, 2020

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member Center for Public Company Audit Firms

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018

ASSETS
CURRENT ASSETS:
Cash	$56,249	$1,209,301
Accounts receivable, net	2,611,608	1,538,793
Contract assets	1,375,920	1,208,604
Prepaid expenses and other current assets	716,598	235,198

Total Current Assets	4,760,375	4,191,896

Property and equipment, net	260,181	204,226
Operating lease right of use asset	430,146	—

OTHER ASSETS:
Software development costs, net	20,000	40,000
Patents and trademarks, net	61,598	53,871
Total Other Assets	81,598	93,871

TOTAL ASSETS	$5,532,300	$4,489,993

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,	December 31,
	2019	2018

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$2,641,437	$1,416,716
Accounts payable - related parties	12,791	13,473
Notes payable - financing agreements	42,299	48,330
Notes payable - related parties, net of discounts	905,373	—
Line of credit	27,615	31,201
Payroll taxes payable	115,111	317,573
Accrued expenses	393,272	222,328
Current portion - financing lease	45,072	—
Current portion-operating lease obligations	239,688	—
Contract liabilities	8,661	2,248,829
Deferred revenue	936,428	362,528

Total Current Liabilities	5,367,747	4,660,978

Finance lease payable, less current portion	89,026	—
Operating lease obligations, less current portion	202,797	—

Total Liabilities	5,659,570	4,660,978

Commitments and Contingencies (Note 11)

STOCKHOLDERS' DEFICIT:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2019 and December 31, 2018, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 2,830 issued and outstanding at December 31, 2019 and December 31, 2018 and convertible into common stock at $7.00 per share	1,705,000	2,830,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 1,982,039 and 1,505,883 shares issued, 1,980,715 and 1,505,426 shares outstanding at December 31, 2019 and December 31, 2018, respectively	1,982	1,505
Additional paid-in capital	31,063,915	27,416,802
Total stock & paid-in-capital	32,770,897	30,248,307
Accumulated deficit	(32,740,715)	(30,269,833)
Sub-total	30,182	(21,526)
Less: Treasury stock (1,324 and 457 shares of common stock at December 31, 2019 and December 31, 2018, respectively)	(157,452)	(149,459)

Total Stockholders' Deficit	(127,270)	(170,985)

Total Liabilities and Stockholders' Deficit	$5,532,300	$4,489,993

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2019	2018

REVENUES:
Project	$11,963,438	$10,753,926
Maintenance and technical support	1,377,459	1,170,215
IT asset management services	300,418	124,478

Total Revenues	13,641,315	12,048,619

COST OF REVENUES:
Project	6,510,658	6,373,684
Maintenance and technical support	528,966	409,316
IT asset management services	120,253	61,396

Total Cost of Revenues	7,159,877	6,844,396

GROSS PROFIT	6,481,438	5,204,223

OPERATING EXPENSES:
Selling and marketing expenses	421,535	289,140
Salaries, wages and contract labor	5,570,140	4,299,799
Research and development	431,425	488,694
Professional fees	252,825	245,033
General and administrative expenses	2,212,035	1,451,461

Total Operating Expenses	8,887,960	6,774,127

LOSS FROM OPERATIONS	(2,406,522)	(1,569,904)

OTHER INCOME (EXPENSES):
Interest Expense	(69,322)	(17,180)
Other income, net	4,962	6,197

Total Other Income (Expense)	(64,360)	(10,983)

NET LOSS	(2,470,882)	$(1,580,887)

Basic and Diluted Net Loss Per Share	$(1.39)	$(1.06)

Weighted Average Shares-Basic and Diluted	1,781,704	1,485,438

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For the Years Ended December 31, 2019 and 2018

					Additional
	Preferred Stock		Common Stock		Paid-in-	Accumulated	Treasury
	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	Stock	Total

Balance December 31, 2017	2,830	$2,830,000	1,475,561	$1,475	$26,628,006	$(28,688,946)	$(148,000)	$622,535
Common stock issued for accrued services	—	—	3,729	4	73,704	—	—	73,708
Stock options granted to employees	—	—	—	—	447,826	—	—	447,826
Common stock issued for warrants exercised	—	—	21,429	21	194,979	—	—	195,000
Common Stock issued for conversion of Salary	—	—	5,164	5	$72,287	—	—	72,292
Stock Repurchase	—	—	—	—	—	—	(1,459)	(1,459)
Net Loss for the year ended December 31,2018	—	—	—	—	—	$(1,580,887)	—	(1,580,887)
Balance December 31, 2018	2,830	2,830,000	1,505,883	1,505	27,416,802	(30,269,833)	(149,459)	(170,985)
Common stock issued for warrants exercised	—	—	301,042	302	2,317,718	—	—	2,318,020
Common stock issued for cashless warrants exercised	—	—	9,878	10	(10)	—	—	—
Stock options granted to employees	—	—	—	—	44,874	—	—	44,874
Stock Repurchase	—	—	—	—	—	—	(7,993)	(7,993)
Stock issuance cost	—	—	—	—	(20,000)	—	—	(20,000)
Series B preferred converted to common stock	(1,125)	(1,125,000)	160,713	161	1,124,839	—	—	—
Common stock issued for accrued services	—	—	4,523	4	32,913	—	—	32,917
Debt discount from warrants issued with notes payable – related parties	—	—	—	—	146,779	—	—	146,779
Net Loss for the year ended December 31, 2019	—	—	—	—	—	(2,470,882)	—	(2,470,882)
Balance December 31, 2019	1,705	$1,705,000	1,982,039	$1,982	$31,063,915	(32,740,715)	$(157,452)	$(127,270)

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2019	2018

Cash from operating activities:
Net loss	$(2,470,882)	$(1,580,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	220,405	—
Depreciation and amortization	184,620	98,922
Stock based compensation	44,874	447,826
Interest expense related to debt discounts	64,652	—
Amortization of operating lease right of use asset	214,100	—
Changes in assets and liabilities:
Accounts receivable	(1,293,219)	(1,240,489)
Contract assets	(167,316)	(784,811)
Prepaid expenses and other current assets	(174,202)	97,964
Accounts payable	1,224,720	604,096
Accounts payable-related party	(682)	875
Payroll taxes payable	(202,462)	168,125
Accrued expenses	203,861	(128,948)
Operating lease obligation	(201,761)	—
Contract liabilities	(2,240,168)	2,048,419
Deferred revenue	573,900	(76,379)

Net cash used in operating activities	(4,019,560)	(345,287)

Cash flows from investing activities:
Software development costs	—	(60,000)
Purchase of patents/trademarks	(13,095)	(13,285)
Purchase of fixed assets	(206,480)	(212,393)

Net cash used in investing activities	(219,575)	(285,678)

Cash flows from financing activities:
Repurchase of common stock	(7,993)	(1,459)
Repayments of line of credit	(3,586)	(3,312)
Repayments of notes payable – related parties	(80,000)	(48,215)
Repayments of notes payable	(262,500)	—
Issuance cost	(20,000)	—
Repayments of notes payable – financing agreements	(266,134)	(243,566)
Payment of finance lease	(24,652)	—
Proceeds from equipment financing	102,928	—
Proceeds from notes payable-related parties	1,080,000	—
Proceeds from notes payable	250,000	—
Proceeds from warrants exercised	2,318,020	195,000

Net cash provided by (used in) financing activities	3,086,083	(101,552)

Net decrease in cash	(1,153,052)	(732,517)
Cash, beginning of year	1,209,301	1,941,818
Cash, end of year	$56,249	$1,209,301

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Years Ended
	December 31,
	2019	2018

Supplemental Disclosure of Cash Flow Information:
Interest paid	$6,320	$7,411
Taxes paid	$—	$—

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$32,917	$73,708
Common stock issued for accrued officer salary	$—	$72,292
Note issued for financing of insurance premiums	$260,103	$242,239
Debt discount on notes payable	$12,500	$—
Note issued for equipment financing lease	$55,822	$—
Right of Use Asset and Liability	$644,245	$—
Relative fair value of warrant recorded as debt discount	$146,779	$—

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc., through its operating subsidiaries, Duos Technologies, Inc. (“duostech”) and TrueVue360, Inc (“TrueVue360”, with duostech, collectively the “Company”) is primarily engaged in the design and deployment of state-of-the-art, artificial intelligence driven intelligent technologies systems. duostech converges traditional security measures with information technologies to create “actionable intelligence.” duostech’s IP is built upon two of its core technology platforms (praesidium® and centraco®), both distributed as licensed software suites, and natively embedded within engineered turnkey systems. praesidium® is a modular suite of analytics applications which process and simultaneously analyze data streams from a virtually unlimited number of conventional sensors and/or data points. Native algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (AMS). This unique service provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to the front end-user interface, if and when an issue, event or performance anomalies are detected. centraco® is a comprehensive user interface that includes the functionalities of a Physical Security Information Management (PSIM) system as well as those of an Enterprise Information System (EIS). This multi-layered interface can be securely installed as a stand-alone application suite inside a local area network or pushed outside a wide area network using the same browser-based interface. It leverages industry standards for data security, access, and encryption as appropriate. The platform also operates as a cloud-hosted solution.

The Company provides a broad range of sophisticated intelligent technology solutions with an emphasis on security, inspection and operations for critical infrastructure within a variety of industries including transportation, retail, law enforcement, oil, gas and utilities sectors. In January 2019, the Company launched a dedicated Artificial Intelligence software platform, truevue360, through its subsidiary truevue360 with the objective of focusing the Company’s advanced intelligent technologies in the areas of Artificial Intelligent, Deep Machine Learning and Advance Algorithms to further support our business growth.  Consequently, our business operations are now in three business units: intelligent technologies, AI/machine learning platforms and IT asset management.

The Company’s strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and growth through accretive acquisitions. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, commercial, petrochemical, government, and banking sectors. The Company also offers professional and consulting services for large data centers.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Reverse Stock Split

All share and per share amounts have been presented to give retroactive effect to a 1-for-14 reverse-stock split that occurred in January 2020.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, duostech and TrueVue 360, Inc. All inter-company transactions and balances are eliminated in consolidation.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, estimates of the valuation of right of use assets and corresponding lease liabilities and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Cash and Cash Equivalents

For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be a cash equivalent. There were no cash equivalents at December 31, 2019 or 2018.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. There were no amounts on deposit in excess of federally insured limits at December 31, 2019.

Significant Customers and Concentration of Credit Risk

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended December 31, 2019, three customers accounted for 48%, 13% and 10% of revenues. For the year ended December 31, 2018, two customers accounted for 50% and 33% of revenues.

At December 31, 2019, two customers accounted for 68% and 10% of accounts receivable. At December 31, 2018, two customers accounted for 58% and 34% of accounts receivable.

Geographic Concentration

Approximately 59% and 53% of revenue in 2019 and 2018, respectively, is generated from customers outside of the United States.

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, and loans payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

We follow accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment (three to five years). When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations. Leasehold improvements are expensed over the shorter of the term of our lease or their useful lives.

Software Development Costs

Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. The technological feasibility of a software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product meets its design specifications, including functionality, features, and technical performance requirements. Software development costs incurred after establishing technological feasibility for software sold as a perpetual license, as defined within ASC 985-20 (Software – Costs of Software to be sold, Leased, or Marketed) are capitalized and amortized on a product-by-product basis when the product is available for general release to customers.

Patents and Trademarks

Patents and trademarks which are stated at amortized cost, relate to the development of video surveillance security system technology and are being amortized over 17 years.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Accrual of Legal Costs Associated with Loss Contingencies

The Company expenses legal costs associated with loss contingencies, as incurred.

Product Warranties

The Company has a 90-day warranty period for materials and labor after final acceptance of all projects. If any parts are defective, they are replaced under our vendor warranty which is usually 12-36 months. Final acceptance terms vary by customer. Some customers have a cure period for any material deviation and if the Company fails or is unable to correct any deviations, a full refund of all payments made by the customer will be arranged by the Company. As of December 31, 2019 and 2018, the warranty costs have been de-minimis; therefore no accrual of warranty reserves has been made.

Loan Costs

Loan costs paid to lenders or third parties are recorded as debt discounts to the related loans and amortized to interest expense over the loan term.

Sales Returns Liabilities

Our systems are sold as integrated systems and there are no sales returns allowed.

Revenue Recognition

Project Revenue

As of January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-89, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct unrecognized contract assets and performance obligations; satisfaction of a performance obligation creates revenue; and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

Revenue is recognized for sales of systems and services over time using cost-based input methods, in which significant judgement is required to evaluate assumptions including the amount of net contract revenues and the total estimated costs to determine our progress towards contract completion and to calculate the corresponding amount of revenue to recognize.

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.

Identify the contract with the customer;

2.

Identify the performance obligations in the contract;

3.

Determine the transaction price;

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

4.

Allocate the transaction price to separate performance obligations; and

5.

Recognize revenue when (or as) each performance obligations is satisfied.

Accordingly, the Company now bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192 (see Note 9)

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

IT Asset Management Services

The Company recognizes revenue from its IT asset management business in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25 which addresses Revenue Recognition for the software industry. The general criteria for revenue recognition under ASC 985-605 for our Company, which sells software licenses, which do not require any significant modification or customization, is that revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

The Company’s IT asset management business generates revenues from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve multiple elements:

(1)

Revenues for professional services, which are of short-term duration, are recognized when services are completed;

(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)

Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and

(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method. At December 31, 2019 and 2018, the balance of deferred revenue was $936,428 and $362,528, respectively. The amounts will be recorded to revenue over the next twelve months.

Disaggregation of Revenue

The Company is following the guidance of ASC 606-10-55-296 and 297 for disaggregation of revenue. Accordingly, revenue has been disaggregated according to the nature, amount, timing and uncertainty of revenue and cash flows. We are providing qualitative and quantitative disclosures.

Qualitative:

1.

We have three distinct revenue sources:

a.

Turnkey, engineered projects;

b.

Associated maintenance and technical support services; and

c.

Professional services related to IT asset management services.

2.

We currently operate in North America including the USA, Mexico and Canada.

3.

Our customers include rail transportation, commercial, petrochemical, government, banking and IT suppliers.

4.

Our contracts are fixed price and fall into two duration types:

a.

Turnkey engineered projects and professional service contracts that are less than 1 year in duration and are typically three to nine months in length; and

b.

Maintenance and support contracts ranging from one to five years in length.

5.

Transfer of goods and services are over time.

Quantitative:

For the Year Ended December 31, 2019

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Total
Primary Geographical Markets
North America	$11,201,794	$465,782	$99,841	$201,659	$1,371,821	$300,418	$13,641,315

Major Goods and Service Lines
Turnkey Projects	$10,020,318	$422,230	$70,545	$88,723	$1,361,622	$—	$11,963,438
Maintenance & Support	1,181,476	43,552	29,296	112,936	10,199	—	1,377,459
Data Center Auditing Services	—	—	—	—	—	246,658	246,658
Software License						53,760	53,760
	$11,201,794	$465,782	$99,841	$201,659	$1,371,821	$300,418	$13,641,315

Timing of Revenue Recognition
Goods transferred over time	$10,020,318	$422,230	$70,545	$88,723	$1,361,622	$300,418	$12,263,856
Services transferred over time	1,181,476	43,552	29,296	112,936	10,199	—	1,377,459
	$11,201,794	$465,782	$99,841	$201,659	$1,371,821	$300,418	$13,641,315

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

For the Year Ended December 31, 2018

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Total
Primary Geographical Markets
North America	$7,426,613	$3,523,964	$61,626	$515,465	$396,473	$124,478	$12,048,619

Major Goods and Service Lines
Turnkey Projects	$6,378,927	$3,520,919	$20,022	$437,585	$396,473	$—	$10,753,926
Maintenance & Support	1,047,686	3,045	41,604	77,880	—	—	1,170,215
Data Center Auditing Services	—	—	—	—	—	124,478	124,478
	$7,426,613	$3,523,964	$61,626	$515,465	$396,473	$124,478	$12,048,619

Timing of Revenue Recognition
Goods transferred over time	$6,378,927	$3,520,919	$20,022	$437,585	$396,473	$—	$10,753,926
Services transferred over time	1,047,686	3,045	41,604	77,880	—	124,478	1,294,693
	$7,426,613	$3,523,964	$61,626	$515,465	$396,473	$124,478	$12,048,619

Advertising

The Company expenses the cost of advertising. During the years ended December 31, 2019 and 2018, there were no advertising costs.

Stock Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented. Management implemented this standard on January 1, 2019.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board FASB Accounting Standards Codification (“ASC”) 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates all significant tax positions as required by ASC 740. As of December 31, 2019, the Company does not believe that it has taken any positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Any penalties and interest assessed by income taxing authorities are included in operating expenses.

The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed. Tax years 2017, 2018 and 2019 remain open for potential audit.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At December 31, 2019 and 2018, there were an aggregate of 1,521,250 and 1,815,181 outstanding warrants to purchase shares of common stock respectively; 163,010 and 160,152 incentive stock options to purchase shares of common stock at December 31, 2019 and 2018 respectively; and at December 31, 2019 and 2018, 243,571 and 404,286 common shares were issuable upon conversion of Series B convertible preferred stock respectively, all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company adopted this guidance effective January 1, 2019.

On January 1, 2019, the Company adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and; (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments.

Operating lease ROU assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the consolidated statements of operations.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”).

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company will be evaluating the impact this standard will have on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 – LIQUIDITY

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $2,470,882 for the year ended December 31, 2019. During the same period, cash used in operating activities was $4,019,560. The working capital deficit and accumulated deficit as of December 31, 2019 were $607,372 and $32,740,715 respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to a capital raise which was completed in late 2017 (the “2017 Offering”). Prior to this event, the Company was carrying significant debt obligations including a senior secured note with cash interest payments.

Upon completion of the Company’s offering of equity securities in 2017, management eliminated all debt other than for normal course of business financing which reduced monthly obligations for interest payments.  The Company continues to be successful in attracting new business and establishing a backlog of projects. Most importantly, the Company has been successful in increasing its working capital cushion substantially after receiving proceeds of more than $2.3 million in connection with warrant exercises during 2019, obtaining $1,330,000 in short-term loans, net of discounts of which $330,000 has already been repaid, and completing an equity raise in 2020 in connection with an up listing to Nasdaq, of more than $8.2 million after payment of banking fees and expenses.

Management continues to believe that we have alleviated the substantial doubt for the Company to continue as a going concern. We are executing the plan to grow our business and achieve profitability without the requirement to raise additional capital for existing operations other than encouraging early conversions of cash warrants. Ultimately, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above, generate sufficient revenue and to attain consistently profitable operations. Additionally, the Company expects potential further warrant exercises, in addition to potential capital raises of its equity or debt securities, though no guarantees can be made with respect to the foregoing. Management will continue to evaluate these plans in future filings.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable were as follows at December 31, 2019 and  2018:

	2019	2018
Accounts receivable	$2,757,013	$1,538,793
Allowance for doubtful accounts	(145,405)	—
	$2,611,608	$1,538,793

There was bad debt expense related to accounts receivable of $220,405 and $0 in 2019 and 2018, respectively.  The Company wrote-off $75,000 of accounts receivable in 2019 There was bad debt expense related to accounts receivable of $75,000 and $0 in 2019 and 2018. The Company created an allowance for doubtful accounts in 2019 for $145,405.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of property and equipment are as follow at December 31, 2019 and 2018:

	2019	2018
Furniture, fixtures and equipment	$1,290,183	$1,074,976
Less: Accumulated depreciation	(1,030,002)	(870,750)
	$260,181	$204,226

Total depreciation in 2019 and 2018 was $159,252 and $73,530, respectively.

NOTE 5 – PATENTS AND TRADEMARKS

	2019	2018
Patents and trademarks	$293,585	$280,490
Less: Accumulated amortization	(231,987)	(226,619)
	$61,598	$53,871

Total amortization of patents in 2019 and 2018 was $5,368 and $5,392, respectively.

NOTE 6 – SOFTWARE DEVELOPMENT COSTS

In 2018, the Company capitalized $60,000, relating to the development of new software products. These software products were developed by a third-party and had passed the preliminary project stage prior to capitalization.

	2019	2018
Software development costs	$60,000	$60,000
Less: Accumulated amortization	(40,000)	(20,000)
	$20,000	$40,000

Total amortization of patents in 2019 and 2018 was $20,000 and $20,000, respectively.

NOTE 7 – DEBT

Notes Payable - Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	December 31, 2019		December 31, 2018
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$28,500	7.31%	$25,066	9.29%
Third Party - Insurance Note 2	—	6.36%	8,501	10.25%
Third Party - Insurance Note 3	13,799	—	14,763	10.75%
Total	$42,299		$48,330

The Company entered into an agreement on December 23, 2018 with its insurance provider by issuing a $25,066 note payable (Insurance Note 1) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 9.29% payable in monthly installments of principal and interest totaling $2,172 through September 23, 2019.  The policy renewed on December 23, 2019 in the amount of $28,500 with an annual interest rate of 7.31% payable in monthly installments of principal and interest totaling $2,218 through October 23, 2020.  The balance of Insurance Note 1 as of December 31, 2019 and December 31, 2018 was $28,500 and $25,066, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

The Company entered into an agreement on April 15, 2018 with its insurance provider by issuing a $49,000 note payable (Insurance Note 2) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 10.25% payable in monthly installments of principal and interest totaling $4,378 through February 15, 2019. The policy renewed on April 15, 2019 in the amount of $51,940 with an annual interest rate of 6.36% payable in monthly installments of principal and interest totaling $5,326. At December 31, 2019 and December 31, 2018, the balance of Insurance Note 2 was zero and $8,501, respectively.

The Company entered into an agreement on September 15, 2018 renewing with its insurance provider by issuing a $15,810 note payable (Insurance Note 3), secured by that policy, with an annual interest rate of 10.75% payable in monthly installments of principal and interest totaling $1,660 through July 15, 2019. The policy renewed on September 15, 2019 in the amount of $13,799 payable in 5 installment payments.  At December 31, 2019 and December 31, 2018, the balance of Insurance Note 3 was $13,799 and $14,763, respectively.

Finance Lease

The Company entered into an agreement on August 26, 2019 with an equipment leasing provider by issuing a $147,810 equipment finance lease payable, secured by that note, with an annual interest rate of 12.72% payable in monthly installments of principal and interest totaling $4,963 through August 1, 2022.  At December 31, 2019 and 2018, the balance of the note was $134,098 and zero, respectively.

At December 31, 2019, future minimum lease payments due under Finance Lease is as follows:

As of December 31,	Amount
2020	$59,558
2021	59,558
2022	39,705
Total minimum financial lease payments	$158,821
Less: interest	(24,723)
Total lease liability at December 31, 2019	$134,098
Less: current portion of Finance Lease	(45,072)
Long Term portion of Finance Lease	$89,026

Notes Payable – Related Parties

	December 31, 2019		December 31, 2018
Payable To	Principal	Interest	Principal	Interest*

Related party	$267,000	3%	$—	—
Related party	733,000	3%	—	—
Total	1,000,000		—
Less unamortized discounts	(94,627)		—
Total, net	$905,373		$—

The Company entered into an agreement with a related party on September 25, 2019 whereby the related party loaned the Company an aggregate principal amount of $267,000, pursuant to a note, repayable on June 25, 2020. The note carries an annual interest rate of 3%. In addition, the Company issued warrants permitting the related party to purchase for cash 11,920 shares of the Company’s common stock at a price of $7.70 per share. The balance of this note as of December 31, 2019 was $267,000.

The Company entered into an agreement with a related party on September 25, 2019 whereby the related party loaned the Company the principal aggregate in the amount of $733,000, pursuant to a note, repayable on June 25, 2020. The note carries an annual interest rate of 3%. In addition, the Company issued warrants permitting the related party to purchase for cash 32,724 shares of the Company’s common stock at a price of $7.70 per share. The balance of this note as of December 31, 2019 was $733,000.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

The Company determined the relative fair value between the note and the warrants on the issue date utilizing the Bi-nominal Lattice Pricing Model for the warrants. As a result, the Company allocated $146,779 to the warrants and was recorded as a debt discount with an offset to additional paid in capital in the accompanying consolidated financial statements. The fair value pricing model used the following assumptions; stock price $7.00, warrant exercise price $7.70, expected term of 5 years, expected volatility of 86% and discount rate of 1.609%.

For the year ended December 31, 2019, the Company recorded $52,152 for amortization of the debt discount discussed above to interest expense in the accompanying consolidated financial statements.

The Company entered into an agreement with a related party on August 29, 2019 whereby the related party loaned the Company an aggregate principal amount of $80,000. The note carries an annual percentage rate of 8% which was repaid on September 25, 2019 in addition to $456 in accrued interest.

Notes Payable

The Company entered into an agreement on August 12, 2019 with a shareholder by executing a short-term $262,500 note repayable on November 11, 2019. The note was issued with a 5% original issue discount and the Company received a net amount of $250,000. No other consideration was given.  On November 12, 2019, the Company repaid the short-term note in the amount of $262,500.  The original issue discount of $12,500 was fully amortized in 2019.

NOTE 8 – LINE OF CREDIT

The Company assumed a line of credit with Wells Fargo Bank upon merger with ISA on April 1, 2015. The line of credit provided for borrowings up to $40,000 but is now closed to future borrowing. The balance as of December 31, 2019 and 2018, was $27,615 and $31,201, respectively, including accrued interest. This line of credit has no maturity date. The annual interest rate is the Prime Rate plus 8% (11.25% at December 31, 2019). The former CEO of ISA is the personal guarantor.

NOTE 9 – CONTRACT ACCOUNTING

Contract Assets

Contract assets on uncompleted contracts represents costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2019 and 2018, contract assets on uncompleted contracts consisted of the following:

	2019	2018
Costs and estimated earnings recognized	$3,700,124	$4,273,057
Less: Billings or cash received	(2,324,204)	(3,064,453)
Contract Assets	$1,375,920	$1,208,604

Contract Liabilities

Contract liabilities on uncompleted contracts represents billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the percentage of completion contract method.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

At December 31, 2019 and 2018, contract liabilities on uncompleted contracts consisted of the following:

	2019	2018
Billings and/or cash receipts on uncompleted contracts	$35,665	$8,563,241
Less: Costs and estimated earnings recognized	(27,004)	(6,314,412)
Contract Liabilities	$8,661	$2,248,829

NOTE 10 – DEFERRED COMPENSATION

As of December 31, 2019, and 2018, the Company has accrued $277,850 and $169,136, respectively, of deferred compensation relating to the individual agreements, which are included in the accompanying consolidated balance sheet in accrued expenses.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Delinquent Payroll Taxes Payable

As of the date hereof, the Company has paid its payroll taxes in full. However, the Company had previously appealed to the IRS for a reduction of penalty payments assessed for the late payment of payroll taxes. The IRS has since responded, and the Company will be required to repay the penalties in connection with the delinquent payroll taxes. Beginning in July 2018, the Company has made monthly payments in the amount of $15,000 in order to pay down the accrued late fees. At December 31, 2019, the payroll taxes payable balance of $115,111 includes accrued late fees in the amount of $37,210.  The Company paid the final balance due on January 22, 2020.  (see Note 16)

Licensing Agreement

In 2018, the Company had entered into a software license and configuration services agreement with a third-party vendor. The support and maintenance fees of approximately $300,000 included support and updates to the vendor’s Gateway software and customer access to their services (including web application, mobile application, and associated APIs) for gateway configuration, gateway monitoring and management, application configuration, application management, and automatic model updates.

Simultaneously, the Company had also entered into a SaaS agreement with the same vendor that was an Amazon AWS-hosted software service enabling the automation of visual observation tasks using deep convolutional neural networks and other computer vision techniques. It consisted of a public API, web application, iPhone application, and associated back-end services. The system supported the labeling of example image data, the automatic building of classification, detection, localization, measuring and counting applications based on the labeled example data, and the run-time deployment of the trained application models.

Consistent with the provisions of the agreements, the Company sent formal notice of termination and non-renewal of both agreements to the vendor.  The vendor confirmed the end-of-service date effective December 31, 2019 (the “Termination Date”).  No further obligations from either party are in effect beyond the Termination Date.

Effective December 1, 2019, all image configurations, and functionalities as well as the automation of visual observation tasks using deep convolutional neural networks and related back-end services, including cloud services have been seamlessly transitioned to the Company’s truevue360 subsidiary platform.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Operating Lease Obligations

The Company has an operating lease agreement for office space of approximately 8,308 square feet that was amended on May 1, 2016 and again on April 1, 2019, increasing the office space to approximately 10,203 square feet, with the lease ending on October 31, 2021. The rent is subject to an annual escalation of 3%, beginning May 1, 2017.

The Company entered a new lease agreement of office and warehouse combination space of approximately 4,400 square feet on June 1, 2018 and ending May 31, 2021.  This additional space allows for resource growth and engineering efforts for operations before deploying to the field.  The rent is subject to an annual escalation of 3%.

The Company now has a total of office and warehouse space of approximately 14,603 square feet.

At December 31, 2019, future minimum lease payments due under Operating Leases are as follows:

As of December 31,	Amount
2020	$279,997
2021	213,568
Total minimum financial lease payments	$493,565
Less: interest	(51,080)
Total lease liability at December 31, 2019	$442,485
Less: current portion of Operating lease obligations	(239,688)
Long Term portion of Operating lease obligations	$202,797

In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842) (“ASU 2016-02”), which requires all leases with a term greater than 12 months to be recognized on the balance sheet, while lease expenses would continue to be recognized in the statement of operations in a manner similar to current accounting guidance. We adopted ASU 2016-02 effective January 1, 2019, on a modified retrospective basis, without adjusting comparative periods presented. Effective January 1, 2019, the Company established a right-of-use model (ROU) asset and operating lease obligation in the amount of $644,245. The right of use asset balance at December 31, 2019 was $430,146, the operating lease obligation – current portion was $239,688 and the operating lease obligation – long term portion was $202,797. These are the Company’s only operating leases whose term is greater than 12 months. We made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet and to recognize all lease payments for leases with a term greater than 12 months on a straight-line basis over the lease term in our consolidated statements of operations.

The current monthly lease payment is $22,859.  Rental expense for the office lease during 2019 and 2018 was $262,710 and $209,389, respectively.

Operating Leases

The Company has several non-cancelable operating leases, primarily for equipment, that expire over the next year. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rental expense for operating leases during 2019 and 2018 was $12,104 and $9,485, respectively.

	Year Ended December 31,
	2019	2018
Purchase Power/FP Mailing	$372	$195
Coffee Perks/A. Antique Coffee Services	235	310
New Lane	500	—
Canon	10,997	8,980
Total Operating Leases rent expense	$12,104	$9,485

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 12 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2019 and 2018 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2019 and 2018 were as follows:

	Years Ended December 31,
	2019	2018
Income tax benefit at U.S. statutory rate of 21%	$(518,885)	$(331,986)
State income taxes	(88,952)	(56,912)
Non-deductible expenses	26,943	110,165
Change in valuation allowance	580,894	278,733
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax assets as of December 31, 2019 and 2018 were as follows:

	December 31,
	2019	2018
Deferred Tax Assets:
Net operating loss carryforward	$5,224,941	$4,653,240
Intangible assets	53,995	80,472
Allowance for bad debt	35,670	-
	5,314,606	4,733,712
Valuation allowance	(5,314,606)	(4,733,712)
Net deferred tax assets	$—	$—

The gross operating loss carryforward was approximately $21,239,598 and $18,915,611 at December 31, 2019 and 2018, respectively. The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2019 and 2018 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward and other deferred tax assets. The increase in the valuation allowance was $580,894 in 2019.

The potential tax benefit arising from the net operating loss carryforward of $4,357,876 from the period prior to January 1, 2018 will expire in 2037. The potential tax benefit arising from the net operating loss carryforward of $867,065 from the period following to the Act’s effective date can be carried forward indefinitely within the annual usage limitations.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income is subject to an annual limitation as a result of ownership or business changes that may occur in the future. The Company has not conducted a study to determine the limitations on the utilization of these net operating loss carryforwards. If necessary, the deferred tax assets will be reduced by any carryforward that may not be utilized or expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2019, 2018 and 2017 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 13 – SERIES A REDEEMABLE CONVERTIBLE CUMLATIVE PREFERRED STOCK

Our board of directors has designated 500,000 of the 10,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock.

Rank. The Series A Convertible Preferred Stock will rank senior to our common stock to the extent of its liquidation preference of $10 per share (the “Stated Value”).

Conversion. Each share of the Series A Preferred is convertible into shares of our common stock at any time at the option of the holder, into that number of shares of common stock determined by dividing the sum of (i) the Stated Value of such shares of Series A Preferred and (ii) the accrued and unpaid dividends per share by the conversion price of $88.20 (the “Conversion Price”). In the event the Company undertakes a registered offering; the holder may elect to convert at the terms of that offering for a period of 30 days after the offering is closed after which only the conversion terms described above will be available. In all cases, any conversion rights will always be tied to the price of the Company’s stock. (see “Certain Adjustments” below).

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary (the “Liquidation Event”), holders of the Series A Preferred then outstanding shall be entitled to receive, out of assets of the Company available for distribution to its stockholders, an amount equal to the Stated Value plus any accrued and unpaid dividends as of the date of such Liquidation Event.

Voting Rights. Holders of Series A Preferred will vote on an as converted basis on all matters on which the holders of common stock are entitled to vote. In addition, as long as the Series A Preferred remains outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event senior to, or otherwise pari passu with, the Series A Preferred (iii) amend its Articles of Incorporation or other charter documents in any way that may adversely affect any rights of Series A Preferred, (iv) increase the authorized shares of Series A Preferred or (v) enter into any agreement with respect to the foregoing.

Dividends. Each share of Series A Convertible Preferred Stock shall be entitled to receive, an annual 8% dividend. Such dividend will be accrued and be paid either as part of conversion to common stock where such dividend will be converted at the same rate or on redemption at the end of three years. The holders of shares of the Series A shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cumulative cash dividends at an annual rate of eight percent (8%) of the Stated Value (the “Dividend Rate”). Such dividends on shares of Series A shall be cumulative from the date such shares are issued, whether or not in any period there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends are declared, and shall be payable quarterly, when as, and if declared by the Board of Directors, on April 10, July 10, October 10, and January 10 in each year (each a “Dividend Payment Date”_ to holders of record as of March 31, June 30, September 30 and December 31 in each year (the “Record Date”). Cumulative dividends shall always accrue a compounded rate equal to the Dividend Rate and shall accrue from and including the date of issuance of such shares to and including a Dividend Payment Date. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends.

Certain Adjustments. The conversion price of the Series A Convertible Preferred Stock is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. Additionally, if the Company sells or issues any shares of Common Stock or Common Stock Equivalents at a price per share less than the Conversion price (a “Lower-Price Issuance”) in connection with a financing where one of the purposes is to permit the Company’s Common Stock being accepted for listing on a National Securities Exchange, then for a period of 30 days after the Common Stock begins to trade on a National Securities Exchange the Conversion Price shall be reduced to the Lower Price Issuance. After the 30-day period has expired, the Conversion Price shall increase to the level immediately prior to commencement of the 30-day period.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Redemption. The holder has the right to request redemption of the Series A Preferred Stock after a period of three years in an amount equal to the Stated Value plus accrued and unpaid dividends.

There was no Series A Preferred stock outstanding as of December 31, 2019 and 2018.

NOTE 14 – STOCKHOLDERS’ DEFICIT

2016 Equity Plan

On March 11, 2016, the Board adopted the plan and the shareholders approved the plan during the annual shareholders meeting on April 21, 2016. On May 27, 2016, the Company filed a registration statement for the securities planned to be issued under the plan which became effective at that date.

The 2016 Equity Incentive Plan (the “2016 Plan”) provides for the issuance of up to 16,327 shares of our common stock. The purpose of the Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our stockholders. In March 2018, the Board of Directors approved an increase in the total amount of shares or share equivalents that could be issued under the plan to 178,572. On July 31, 2019, the shareholders approved an increase in the total maximum amount issuable under the plan to 321,429.

On April 23, 2018, the Company issued a total of 160,152 incentive stock options to certain employees and directors under the plan. In 2019, the Company issued an additional 17,144 options for two directors who joined the board and a former Officer forfeited 14,286 options.  The total options issued are 163,010 at the end of 2019.

Administration

The 2016 Plan is administered by the Compensation Committee of the Board, which currently consists of two members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Code Section 162(m). Among other things, the compensation committee has complete discretion, subject to the express limits of the 2016 Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of shares of common stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the common stock underlying the award, and the required withholding, if any. The Compensation Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The Compensation Committee is also authorized to construe the award agreements and may prescribe rules relating to the 2016 Plan. Notwithstanding the foregoing, the compensation committee does not have any authority to grant or modify an award under the 2016 Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Grant of Awards; Shares Available for Awards

The 2016 Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of the Company or its affiliates. We have reserved a total of 321,429 shares of common stock for issuance as or under awards to be made under the 2016 Plan. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2016 Plan.

Currently, there are eleven identified employees (including two executive officers and directors), three non-employee directors, and up to thirty other current or future staff members who would be entitled to receive stock options and/or shares of restricted stock under the 2016 Plan. Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the 2016 Plan as well.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Stock Options

The 2016 Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”); the stockholders approved the 2016 Plan at the annual meeting as previously described. Stock options may be granted on such terms and conditions as the compensation committee may determine; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of the Company’s common stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of our company or a parent or subsidiary of our company). ISOs may only be granted to employees. In addition, the aggregate fair market value of our common stock covered by one or more ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights

A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying common stock between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, stock options granted under the 2016 Plan. A SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the common stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the compensation committee may specify.

Performance Shares and Performance Unit Awards

Performance share and performance unit awards entitle the participant to receive cash or shares of our common stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values.

Restricted Stock Awards and Restricted Stock Unit Awards

A restricted stock award is a grant or sale of common stock to the participant, subject to our right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if issued to the participant at no cost) in the event that conditions specified by the compensation committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to us. Our restricted stock unit entitles the participant to receive a cash payment equal to the fair market value of a share of common stock for each restricted stock unit subject to such restricted stock unit award, if the participant satisfies the applicable vesting requirement.

Unrestricted Stock Awards

An unrestricted stock award is a grant or sale of shares of our common stock to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Amendment and Termination

The compensation committee may adopt, amend and rescind rules relating to the administration of the 2016 Plan, and amend, suspend or terminate the 2016 Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2016 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the 2016 Plan so that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Code Section 162(m).

Series B Convertible Preferred Stock

The following summary of certain terms and provisions of our Series B Convertible Preferred Stock (the “Series B Preferred”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock (the “Series B Preferred Certificate of Designation”) as previously filed. Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. When issued, the shares of Series B Convertible Preferred Stock will be validly issued, fully paid and non-assessable.

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $7.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.  Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) which included the issuance of 2,830 shares of Series B Convertible Preferred Stock worth $2,830,000 (including the conversion of liabilities at a price of $1,000 per Class B Unit. As of the date hereof, there are 1,705 shares of Series B Convertible Preferred Stock issued and outstanding (see below for 2019 conversions to common stock).

Common stock issued for warrants

The Company issued 21,429 shares of common stock on September 30, 2018 for the exercise of 21,429 warrants by a shareholder at $9.10 per share or $195,000.

During the first quarter of 2019, the Company entered into an agreement with two shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 214,286 shares, to reduce the exercise price of these warrants to $7.70 from the original exercise price of $9.10 based on immediate exercise. Both shareholders exercised these warrants in March 2019 for proceeds to the Company of $1,650,000.

The Company also accepted warrant exercises in the second quarter of 2019 from three additional shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 66,756 shares. The exercise price of these warrants was also lowered to $7.70 from the original exercise price of $9.10 based on immediate exercise for further proceeds to the Company of $514,020. Further, during the second quarter of 2019, the Company issued 9,878 shares of common stock upon the cashless exercise of 46,571 common stock warrants.

Additionally, the Company also accepted warrant exercises in the third quarter of 2019 from two additional shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 19,643 shares of common stock for proceeds to the Company in the amount of $151,250.

The Company also accepted a warrant exercise in the fourth quarter of 2019 from one shareholder who was also a holder of warrants to purchase shares of common stock in the aggregate amount of 357 shares of common stock for proceeds to the Company in the amount of $2,750.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Common stock issued for services and settlements

The Company issued 3,729 shares of common stock on January 31, 2018 for payment of accrued board fees to three directors in the amount of $73,708 for services to the Board.

The Company issued 5,164 shares of common stock on December 31, 2018 to an employee in exchange for deferred salary at $14.00 per share or $72,292.

The Company issued 2,484 shares of common stock on August 28, 2019 for payment of accrued board fees to two directors in the amount of $19,167 for services to the Board.

The Company issued 2,039 shares of common stock on December 31, 2019 for payment of accrued board fees to three directors in the amount of $13,750 for services to the Board.

Stock-Based Compensation

Stock-based compensation expense recognized under ASC 718-10 as of December 31, 2019, was $44,874 for stock options granted to employees and directors. This expense is included in selling, general and administrative expenses in the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At December 31, 2019 and 2018, the total compensation cost for stock options not yet recognized was $29,298 and $22,200, respectively. This cost will be recognized over the remaining vesting term of the options of approximately one year.

Series B Preferred Stock

A shareholder of Series B preferred stock converted 750 shares into 107,142 shares of common stock, valued at $750,000 during the third quarter of 2019.

A shareholder of Series B preferred stock converted 375 shares into 53,571 shares of common stock, valued at $375,000 during the fourth quarter of 2019.

Treasury Stock

In August 2016, the Company’s Board of Directors approved a new class of Preferred Stock, “Series A”. For shareholders who invested in previous private placements, the Company was offering on a case by case basis, the ability to convert the existing amount invested into an equivalent amount in the Series A on the condition that they invest an equivalent additional amount in the Series A. In December of 2017, the Company redeemed all of the Series A and continues to hold 235 shares purchased for $148,000 as a part of the original transaction.  In December 2018, the Company entered into an agreement with two shareholders to purchase shares from them at fair market value.  The Company purchased 84 shares at $7.00 per shares and 140 shares at $6.30 per share.  In 2019, the Company entered into an agreement with two shareholders to purchase shares from them at fair market value.  The Company purchased 115 shares at $10.08 per shares and 753 shares at $9.09 per share.  Accordingly, as of December 31, 2019, and 2018, the Company held 1,324 and 457 shares of Company stock at an aggregate value of $157,452, and $149,459 respectively.

NOTE 15 – COMMON STOCK OPTIONS AND WARRANTS

Options

2019

During the first quarter of 2019, 8,572 options were granted to a new Board Member.  Of those options granted, 50% vested immediately and 50% will be vested after 12 months of service to the Board. Value of the options granted was $20,070.

During the second quarter of 2019, 14,286 options were forfeited by a member of the senior management team who resigned and agreed to forfeit 100% of those options even though 50% had already vested.  The options were originally valued at $43,864, all of which was expensed prior to the forfeiture.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

During the third quarter of 2019, 8,572 options were granted to a new Board Member.  Of those options granted, 50% vested immediately and 50% will be vested after 12 months of service to the Board.  Value of the options granted was $32,092.

2018

During the second quarter of 2018, 160,152 incentive stock options were issued to staff and Directors under the 2016 Equity Compensation plan. Of those options, 131,143 vested immediately, and 29,009 had a 1-year vesting.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Outstanding at December 31, 2017	—	$—	—	—
Granted	160,152	$14.00	5.0	—
Outstanding at December 31, 2018	160,152	$14.00	4.3	—
Exercisable at December 31, 2018	145,858	$14.00	4.3	—

Outstanding at December 31, 2018	160,152	$14.00	4.3	—
Granted	17,144	$14.00	5.0	—
Forfeited	(14,286)	$14.00	—	—
Outstanding at December 31, 2019	163,010	$14.00	3.4	—
Exercisable at December 31, 2019	154,438	$14.00	3.4	—

The fair value of the incentive stock option grants for the year ended December 31, 2019 were estimated using the following weighted- average assumptions:

	For the Years Ended December 31,
	2019	2018
Risk free interest rate	1.40% - 2.44%	2.59%
Expected term in years	2.76 – 3.25	2.5 – 2.76
Dividend yield	—	—
Volatility of common stock	117.18% - 151.43%	197.13% - 207.27%
Estimated annual forfeitures	—	—

Warrants

2019

During the first quarter of 2019, 214,286 warrants were exercised for cash in the amount of $1,650,000 and 38 warrants expired.

During the second quarter of 2019, a total of 113,328 warrants were exercised of which 66,756 were for cash in the amount of $137,500 and 46,572 were cashless in exchange for 9,878 shares of common stock. Total common stock issued was 76,634 shares.

During the third quarter of 2019, 44,644 warrants were issued in connection with a $1,000,000 working capital loan (see Note 7).  Additionally, 19,643 warrants were exercised for cash in the amount of $151,250.

During the fourth quarter of 2019, 357 warrants were exercised for cash in the amount of $2,750.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

2018

During the third quarter of 2018, a shareholder exercised 21,429 warrants in the amount of $195,000.

During the fourth quarter of 2018, the Board approved the issuance of warrants to purchase 35,444 shares of the Company’s Common Stock to six shareholders.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term (Years)	Value
Outstanding at December 31, 2017	1,801,166	$9.10	4.9	—
Warrants expired, forfeited, cancelled or exercised	(21,429)
Warrants issued	35,444	$9.10	4.9	—
Outstanding at December 31, 2018	1,815,181	$9.52	3.9	—

Outstanding at December 31, 2018	1,815,181	$9.52	3.9	—
Warrants expired, forfeited, cancelled or exercised	(338,575)
Warrants issued	44,644	$7.70	4.9	—
Outstanding at December 31, 2019	1,521,250	$8.78	3.9	—
Exercisable at December 31, 2019	1,521,250	$8.78	2.8	—

NOTE 16 – SUBSEQUENT EVENTS

On January 9, 2020, Duos Technologies Group, Inc., a Florida corporation (the “Company”) filed a Certificate of Amendment to its Articles of Incorporation (the “Charter Amendment”) for a 1-for-14 reverse stock split of the Company’s common stock (the “Reverse Split”). The Reverse Split became effective in the marketplace on January 16, 2020 upon approval from the Financial Industry Regulatory Authority (FINRA).

On January 10, 2020 and January 22, 2020, an aggregate of $37,210 in payments were made to the IRS to satisfy all past late fees.

On February 13, 2020, the Company stock began trading on the Nasdaq Capital Market under the symbol DUOT.

On February 18, 2020, the Company closed an offering of 1,350,000 shares of common stock in the amount of $8,000,000 before certain underwriting fees and offering expenses with net proceeds of $7,492,500.

On February 21, 2020, the Company closed a “over-allotment” offering of 192,188 shares of common stock in the amount of $1,100,000 before certain underwriting fees and offering expenses with net proceeds of $1,066,643.On March 16, 2020, the Company filed an S3 “shelf” registration statement for the offer of up to $50,000,000 in the aggregate of Common Stock, Preferred Stock, Debt Securities, Warrants, Rights or Units from time to time in one or more offerings.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$5,374,786	$56,249
Accounts receivable, net	496,807	2,611,608
Contract assets	845,810	1,375,920
Prepaid expenses and other current assets	698,158	716,598
Total Current Assets	7,415,561	4,760,375

Property and equipment, net	346,979	260,181
Operating lease right of use asset	316,726	430,146

OTHER ASSETS:
Software Development Costs, net	10,000	20,000
Patents and trademarks, net	66,649	61,598
Total Other Assets	76,649	81,598

TOTAL ASSETS	$8,155,915	$5,532,300

 (Continued)

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	June 30,	December 31,
	2020	2019
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$632,043	$2,641,437
Accounts payable - related parties	12,491	12,791
Notes payable - financing agreements	175,796	42,299
Notes payable - related parties, net of discounts	—	905,373
Line of credit	—	27,615
Payroll taxes payable	10,730	115,111
Accrued expenses	130,798	393,272
Current portion - financing lease agreements	84,635	45,072
Current portion-operating lease obligations	252,907	239,688
Current portion-SBA loan	627,465	—
Contract liabilities	3,283	8,661
Deferred revenue	493,830	936,428
Total Current Liabilities	2,423,978	5,367,747

Finance lease payable	149,314	89,026
Operating lease obligations	74,713	202,797
SBA loan	782,805	—
Total Liabilities	3,430,810	5,659,570

Commitments and Contingencies (Note 6)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at June 30, 2020 and December 31, 2019, convertible into common stock at $6.30 per share	—	—
Series B convertible cumulative preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 1,705 issued and outstanding at June 30, 2020 and December 31, 2019, convertible into common stock at $7 per share	1,705,000	1,705,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 3,527,470 and 1,982,039 shares issued, 3,526,146 and 1,980,715 shares outstanding at June 30, 2020 and December 31, 2019, respectively	3,528	1,982
Additional paid-in capital	39,527,682	31,063,915
Total stock & paid-in-capital	41,236,210	32,770,897
Accumulated deficit	(36,353,653)	(32,740,715)
Sub-total	4,882,557	30,182
Less: Treasury stock (1,324 shares of common stock at June 30, 2020 and December 31, 2019)	(157,452)	(157,452)
Total Stockholders' Equity (Deficit)	4,725,105	(127,270)

Total Liabilities and Stockholders' Equity (Deficit)	$8,155,915	$5,532,300

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

REVENUES:
Technology systems	$1,419,409	$984,991	$1,933,083	$4,903,429
Technical support	382,124	280,601	727,311	602,075
Consulting services	2,385	80,213	134,469	192,382
AI technologies	178,224	—	178,224	—

Total Revenues	1,982,142	1,345,805	2,973,087	5,697,886

COST OF REVENUES:
Technology systems	897,514	967,649	1,479,058	3,060,643
Technical support	234,754	156,341	469,030	261,665
Consulting services	—	47,415	72,260	70,334
AI technologies	110,499	—	110,499	—

Total Cost of Revenues	1,242,767	1,171,405	2,130,847	3,392,642

GROSS PROFIT	739,375	174,400	842,240	2,305,244

OPERATING EXPENSES:
Research and development	149,566	487,738	555,958	871,160
Engineering	352,970	289,986	665,406	624,549
Sales & marketing	122,473	270,196	262,325	520,620
Administration	1,023,947	872,972	2,039,498	1,807,645
AI technologies	517,475	202,673	834,024	383,986

Total Operating Expenses	2,166,431	2,123,565	4,357,211	4,207,960

LOSS FROM OPERATIONS	(1,427,056)	(1,949,165)	(3,514,971)	(1,902,716)

OTHER INCOME (EXPENSES):
Interest Expense	(58,243)	(3,692)	(127,175)	(6,313)
Other income, net	19,410	3,066	29,208	3,407

Total Other Income (Expense)	(38,833)	(626)	(97,967)	(2,906)

NET LOSS	(1,465,889)	(1,949,791)	(3,612,938)	(1,905,622)

Basic & Diluted Net Loss Per Share	$(0.42)	$(1.09)	$(1.16)	$(1.14)
Weighted Average Shares-Basic & Diluted	3,526,382	1,788,659	3,106,660	1,665,439

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For the Three Months and Six Months ended June 30, 2020 and 2019

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in-	Accumulated
	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	Treasury Stock	Total

Balance December 31, 2019	1,705	$1,705,000	1,982,039	$1,982	$31,063,915	$(32,740,715)	$(157,452)	$(127,270)

Common stock issued	—	—	1,542,188	1,542	9,251,586	—	—	9,253,128

Stock options granted to employees	—	—	—	—	8,100	—	—	8,100

Stock issuance costs	—	—	—	—	(1,001,885)	—	—	(1,001,885)

Common stock issued for services	—	—	1,611	2	7,498	—	—	7,500

Net loss for the three months ended March 31, 2020	—	—	—	—	—	(2,147,049)	—	(2,147,049)

Balance March 31, 2020	1,705	1,705,000	3,525,838	3,526	39,329,214	(34,887,764)	(157,452)	5,992,524

Modification of employee stock options	—	—	—	—	102,800	—	—	102,800

Stock options granted to employees	—	—	—	—	88,170	—	—	88,170

Common stock issued for services	—	—	1,632	2	7,498	—	—	7,500

Net loss for the three months ended June 30, 2020	—	—	—	—	—	(1,465,889)	—	(1,465,889)

Balance June 30, 2020	1,705	$1,705,000	3,527,470	$3,528	$39,527,682	$(36,353,653)	$(157,452)	$4,725,105

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

For the Three Months and Six Months ended June 30, 2020 and 2019

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Treasury
	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	Stock	Total

Balance December 31, 2018	2,830	$2,830,000	1,505,883	$1,505	$27,416,802	$(30,269,833)	$(149,459)	$(170,985)

Commons stock issued for warrants exercised	—	—	214,286	214	1,649,786	—	—	1,650,000

Stock options granted to employees	—	—	—	—	21,892	—	—	21,892

Net Income for the three months ended March 31, 2019	—	—	—	—	—	44,169	—	44,169

Balance March 31, 2019	2,830	2,830,000	1,720,169	1,719	29,088,480	(30,225,664)	(149,459)	1,545,076

Commons stock issued for warrants exercised	—	—	76,634	77	513,943	—	—	514,020

Stock repurchase	—	—	—	—	—	—	(1,151)	(1,151)

Stock options granted to employees	—	—	—	—	6,241	—	—	6,241

Stock issuance cost	—	—	—	—	(10,000)	—	—	(10,000)

Net loss for the three months ended June 30, 2019	—	—	—	—	—	(1,949,791)	—	(1,949,791)

Balance June 30, 2019	2,830	$2,830,000	1,796,803	$1,796	$29,598,664	$(32,175,455)	$(150,610)	$104,395

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2020	2019

Cash from operating activities:
Net loss	$(3,612,938)	$(1,905,622)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	97,353	87,325
Stock based compensation	96,270	28,133
Modification of employee stock options	102,800	—
Interest expense related to debt discounts	94,627	—
Changes in assets and liabilities:
Accounts receivable	2,114,802	(302,986)
Contract assets	530,110	904,543
Prepaid expenses and other current assets	235,194	86,411
Operating lease right of use asset	113,419	(565,925)
Accounts payable	(2,009,394)	(519,468)
Related payable-related party	(300)	—
Payroll taxes payable	(104,381)	(196,609)
Accrued expenses	(247,474)	15,671
Operating lease obligation	(114,865)	592,402
Contract liabilities	(5,378)	(1,170,197)
Deferred revenue	(442,598)	234,988
Net cash used in operating activities	(3,152,753)	(2,711,334)

Cash flows from investing activities:
Purchase of patents/trademarks	(7,735)	(3,000)
Purchase of fixed assets	(171,467)	(223,549)
Net cash used in investing activities	(179,202)	(226,549)

Cash flows from financing activities:
Repurchase of common stock	—	(1,151)
Repayments of line of credit	(27,615)	(2,497)
Issuance cost	(1,001,885)	(10,000)
Repayments of notes payable	(1,000,000)	—
Repayments of insurance and equipment financing	(83,257)	(141,105)
Repayment of finance lease	(21,786)	—
Proceeds from SBA loan	1,410,270	—
Proceeds from equipment leasing	121,637	—
Proceeds from common stock issued	9,253,128	—
Proceeds from warrants exercised	—	2,164,019
Net cash provided by financing activities	8,650,492	2,009,266

Net increase (decrease) in cash	5,318,537	(928,617)
Cash, beginning of period	56,249	1,209,301
Cash, end of period	5,374,786	280,684

Supplemental Disclosure of Cash Flow Information:
Interest paid	$29,830	$4,109

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$15,000	$—
Lease right of use asset and liability	$644,245	—
Note issued for financing of insurance premiums	$216,754	$217,804

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (the “duostech Group”), through its operating subsidiaries, Duos Technologies, Inc. (“duostech”) and TrueVue360, Inc (“TrueVue360”, duostech Group and duostech, collectively the “Company”) is primarily engaged in the design and deployment of state-of-the-art, artificial intelligence driven intelligent technologies systems. duostech converges traditional security measures with information technologies to create “actionable intelligence.” duostech’s IP is built upon two of its core technology platforms (praesidium® and centraco®), both distributed as licensed software suites, and natively embedded within engineered turnkey systems. praesidium® is a modular suite of analytics applications which process and simultaneously analyze data streams from a virtually unlimited number of conventional sensors and/or data points. Native algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (AMS). This unique service provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to the front end-user interface, if and when an issue, event or performance anomalies are detected. centraco® is a comprehensive user interface that includes the functionalities of a Physical Security Information Management (PSIM) system as well as those of an Enterprise Information System (EIS). This multi-layered interface can be securely installed as a stand-alone application suite inside a local area network or pushed outside a wide area network using the same browser-based interface. It leverages industry standards for data security, access, and encryption as appropriate. The platform also operates as a cloud-hosted solution.

The Company provides a broad range of sophisticated intelligent technology solutions with an emphasis on security, inspection and operations for critical infrastructure within a variety of industries including transportation, retail, law enforcement, oil, gas and utilities sectors. In January 2019, the Company launched a dedicated Artificial Intelligence software platform, truevue360™, through its subsidiary TrueVue360 with the objective of focusing the Company’s advanced intelligent technologies in the areas of Artificial Intelligent, Deep Machine Learning and Advance Algorithms to further support our business growth.  Consequently, our business operations are now in three business units: intelligent technologies, AI/machine learning platforms and IT asset management.

The Company’s strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and growth through accretive acquisitions. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, commercial, petrochemical, government, and banking sectors. The Company also offers professional and consulting services for large data centers.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (all of which are of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2020 are not indicative of the results that may be expected for the year ending December 31, 2020 or for any other future period. These unaudited consolidated financial statements and the unaudited condensed notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2020.

Reverse Stock-Split

All share and per share amounts have been presented to give retroactive effect to a 1 for 14 reverse stock-split that occurred in January 2020.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

Reclassifications

The Company reclassified certain operating expenses for the three and six months ended June 20, 2019 to conform to 2020 classification.  There was no net effect on the total operating expenses of such reclassification.

The following table reflects the reclassification adjustment effect in the three and six months ended June 30, 2019:

	Before Reclassification		After Reclassification
	For the Three Months Ended		For the Three Months Ended
	June 30,		June 30,
	2019		2019
OPERATING EXPENSES:
Selling and marketing expenses	$128,506	Sales and marketing	$270,196
Salaries, wages and contract labor	1,338,302	Engineering	289,986
Research and development	118,435	Research and development	487,738
Professional fees	17,054	AI technologies	202,673
General and administrative expenses	521,268	Administration	872,972

Total Operating Expenses	$2,123,565		$2,123,565

	Before Reclassification		After Reclassification
	For the Six Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019		2019
OPERATING EXPENSES:
Selling and marketing expenses	$238,122	Sales and marketing	$520,620
Salaries, wages and contract labor	2,607,081	Engineering	624,549
Research and development	231,129	Research and development	871,160
Professional fees	144,973	AI technologies	383,986
General and administrative expenses	986,655	Administration	1,807,645

Total Operating Expenses	$4,207,960		$4,207,960

Principles of Consolidation

The unaudited consolidated financial statements include duostech Group and its wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue360, Inc. All inter-company transactions and balances are eliminated in consolidation.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying unaudited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, estimates of the valuation of right of use assets and corresponding lease liabilities and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. As of June 30, 2020, balance in one financial institution exceeded federally insured limits by approximately $4,952,107.

Significant Customers and Concentration of Credit Risk

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the six months ended June 30, 2020, three customers accounted for 45%, 15% and 12% of revenues. For the six months ended June 30, 2019, two customers accounted for 69% and 12% of revenues.

At June 30, 2020, four customers accounted for 41%, 32%, 10% and 10% of accounts receivable. At December 31, 2019, two customers accounted for 68% and 10% of accounts receivable.

Geographic Concentration

Approximately 29% of revenue is generated from three customers outside of the United States.

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, and loans payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

We follow accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Software Development Costs

Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. The technological feasibility of a software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product meets its design specifications, including functionality, features, and technical performance requirements. Software development costs incurred after establishing technological feasibility for software sold as a perpetual license, as defined within ASC 985-20 (Software – Costs of Software to be sold, Leased, or Marketed) are capitalized and amortized on a product-by-product basis when the product is available for general release to customers.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At June 30, 2020, there was an aggregate of 1,588,750 outstanding warrants to purchase shares of common stock. At June 30, 2020, there was an aggregate of 311,898 shares of employee stock options to purchase shares of common stock. Also, at June 30, 2020, 243,571 common shares were issuable upon conversion of Series B convertible preferred stock, all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive.

Revenue Recognition

As of January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct unrecognized contract assets and performance obligations; satisfaction of a performance obligation creates revenue; and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

Revenue is recognized for sales of systems and services over time using cost-based input methods, in which significant judgement is required to evaluate assumptions including the amount of net contract revenues and the total estimated costs to determine our progress towards contract completion and to calculate the corresponding amount of revenue to recognize.

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.

Identify the contract with the customer;

2.

Identify the performance obligations in the contract;

3.

Determine the transaction price;

4.

Allocate the transaction price to separate performance obligations; and

5.

Recognize revenue when (or as) each performance obligations are satisfied.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

Accordingly, the Company now bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192. (see Note 9)

Segment Information

The Company operates in one reportable segment.

Stock Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”).

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 – LIQUIDITY

As reflected in the accompanying unaudited consolidated financial statements, the Company had a net loss of $3,612,938 for the six months ended June 30, 2020. During the same period, net cash used in operating activities was $3,152,753 The working capital surplus and accumulated deficit as of June 30, 2020 were $4,991,582 and $36,353,653 respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to an underwritten offering which was completed during the first quarter of 2020 (the “2020 Offering”).

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

Upon completion of the 2020 Offering, management raised sufficient working capital to meet its needs for the next 12-months without the need to raise further capital. Since the advent of the Covid-19 pandemic, the Company has experienced a significant slowdown in closing new projects due to cautious actions by current and potential clients.  We continue to be successful in identifying new business opportunities and are focused on re-establishing a backlog of projects. Most importantly, the Company’s success in increasing its working capital surplus after receiving proceeds from the 2020 Offering of more than $8.1 million has given us the runway required to maintain our business strategy overall.  Management has been and continues to take actions including, but not limited to, elimination of certain costs that did not contribute to short term revenue, re-aligning management with a focus on improving certain skill sets necessary to build growth and profitability and focusing product strategy on opportunities that are likely to bear results in the relatively short term.

Management believes that we have eliminated the substantial doubt for the Company to continue as a going concern. We are executing the plan to grow our business and achieve profitability without the requirement to raise additional capital for existing operations. In the long run, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above, generate sufficient revenue and to attain consistently profitable operations. Although the current global pandemic related to the Novel Coronavirus (Covid-19)  has affected our operations,  and we do believe this is  expected to be a long-term issue, the Company cannot currently quantify the uncertainty related to the recent pandemic and its effects on the business in the coming quarters. We have analyzed our cash flow under “stress test” conditions and have determined that we have sufficient liquid assets on hand to maintain operations for at least 12 months from the date of this report.

NOTE 3 – SOFTWARE DEVELOPMENT COSTS

In 2018, the Company capitalized $60,000, relating to the development of new software products. These software products were developed by a third-party and had passed the preliminary project stage prior to capitalization.  Software development costs consisted of the following at June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Software Development Costs	$60,000	$60,000
Less: Accumulated amortization	(50,000)	(40,000)
Total	$10,000	$20,000

Amortization expense of software development costs for the six months ended June 30, 2020 and 2019, was $10,000 and $10,000, respectively.

NOTE 4 – DEBT

Notes Payable - Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	June 30, 2020		December 31, 2019
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$8,662	7.31%	$28,500	7.31%
Third Party - Insurance Note 2	41,282	5.26%	—	6.36%
Third Party - Insurance Note 3	1,656	—%	13,799	—
Third Party - Insurance Note 4	124,196	—	—	6.36%
Total	$175,796		$42,299

The Company entered into an agreement on December 23, 2019 with its insurance provider by issuing a $28,500 note payable (Insurance Note 1) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 7.31% payable in monthly installments of principal and interest totaling $2,218 through October 23, 2020. The balance of Insurance Note 1 as of June 30, 2020 and December 31, 2019 was $8,662 and $28,500, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

The Company entered into an agreement on April 15, 2019 in the amount of $51,940 with an annual interest rate of 6.36% payable (Insurance Note 2) with monthly installments of principal and interest totaling $5,326 through December 15, 2019 and the Company renewed the policy on April 15, 2020 in the amount of $51,379 with an annual interest rate of 5.26% payable in monthly installments of principal and interest totaling $5,263 through December 15, 2020. At June 30, 2020 and December 31, 2019, the balance of Insurance Note 2 was $41,282 and zero, respectively.

The Company entered into an agreement on September 15, 2019 in the amount of $13,799 with its insurance provider by issuing a note payable (Insurance Note 3) for the purchase of an insurance policy, secured by 5 installment payments.  At June 30, 2020 and December 31, 2019, the balance of Insurance Note 3 was $1,656 and $13,799, respectively.

The Company entered into an agreement on February 3, 2019 in the amount of $141,058 with an annual interest rate of 6.36% payable in monthly installments of principal and interest totaling $14,520 (Insurance Note 4) through December 3, 2019. The policy renewed on February 3, 2020 in the amount of $165,375 with seven monthly installments of $13,726. At June 30, 2020 and December 31, 2019, the balance of Insurance Note 4 was $124,196 and zero, respectively.

Finance Lease

The Company entered into an agreement on August 26, 2019 with an equipment leasing provider by issuing a $147,810 equipment finance lease payable, secured by a note, with an annual interest rate of 12.72% payable in monthly installments of principal and interest totaling $4,963 through August 1, 2022.  The Company entered into an additional agreement on May 22, 2020 with same equipment leasing provider by issuing a $121,637 equipment finance lease payable, secured by a note, with an annual interest rate of 9.90% payable in monthly installments of principal and interest totaling $3,919 through June 1, 2023. At June 30, 2020 and December 31, 2019, the balance of the notes was $233,949 and zero, respectively.

At June 30, 2020, future minimum lease payments due under Finance Lease is as follows:

As of December 31,	Amount
2020	$53,331
2021	106,588
2022	86,735
2023	23,515
Total minimum financial lease payments	$270,169
Less: interest	(36,220)
Total lease liability at June 30, 2020	$233,949
Less: current portion of Finance Lease	(84,635)
Long Term portion of Finance Lease	$149,314

Notes Payable – Related Parties

	June 30, 2020		December 31, 2019
Payable To	Principal	Interest	Principal	Interest

Related party	$—	3%	$267,000	3%
Related party	—	3%	733,000	3%
Total	—		1,000,000
Less unamortized discounts	—		(94,627)
Total, net	$—		$905,373

The Company entered into an agreement with a related party on September 25, 2019 whereby the related party loaned the Company the aggregate principal amount of $267,000, pursuant to a note, repayable on June 25, 2020. The note carries an annual interest rate of 3%. In addition, the Company issued warrants permitting the related party to purchase for cash 11,920 shares of the Company’s common stock at a price of $7.70 per share. On June 22, 2020 the Company repaid this short-term note in the amount of $267,000. The balance of this note as of June 30, 2020 was zero.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

The Company entered into an agreement with a related party on September 25, 2019 whereby the related party loaned the Company the principal aggregate in the amount of $733,000, pursuant to a note, repayable on June 25, 2020. The note carries an annual interest rate of 3% per annum. In addition, the Company issued warrants permitting the related party to purchase for cash 32,724 shares of the Company’s common stock at a price of $7.70 per share. On June 22, 2020 the Company repaid this short-term note in the amount of $733,000.  The balance of this note as of June 30, 2020 was zero.

The Company determined the relative fair value between the notes and the warrants on the issue date utilizing the Bi-nominal Lattice Pricing Model for the warrants. As a result, the Company allocated $146,779 to the warrants and was recorded as a debt discount with an offset to additional paid in capital in the accompanying unaudited consolidated financial statements. The fair value pricing model used the following assumptions; stock price $7.00, warrant exercise price $7.70, expected term of 5 years, expected volatility of 86% and discount rate of 1.609%.

For the six months ended June 30, 2020, the Company recorded $94,627 for amortization of the debt discount discussed above to interest expense in the accompanying unaudited consolidated financial statements.

Notes Payable

The Company entered into an agreement on August 12, 2019 with a shareholder by executing a short-term $262,500 note repayable on November 11, 2019. This note was issued with a 5% original issue discount and the Company received a net amount of $250,000. No other consideration was given.  On November 12, 2019, the Company repaid this short-term note in the amount of $262,500.  The original issue discount of $12,500 was fully amortized in 2019.

Notes Payable – SBA Loan

	June 30, 2020		December 31, 2019
Payable To	Principal	Interest	Principal	Interest*

SBA loan	$1,410,270	1%	$—
Total	1,410,270		—
Less current portion	(627,465)		—
Long term portion	$782,805		$—

On April 23, 2020, the Company entered into a promissory note (the “Note”) with BBVA USA, which provides for a loan in the amount of $1,410,270 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for six months after the date of disbursement. The Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Company will apply for the PPP loan forgiveness as soon as the application is available.

NOTE 5 – LINE OF CREDIT

The Company assumed a line of credit with Wells Fargo Bank upon merger with ISA on April 1, 2015. The line of credit provided for borrowings up to $40,000 but is now closed to future borrowing. The balance as of June 30, 2020 and December 31, 2019, was zero and $27,615, respectively, including accrued interest. This line of credit has been paid in full as of May 5, 2020.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Delinquent Payroll Taxes Payable

As of the date hereof, the Company has paid its delinquent payroll taxes and late fees in full. At June 30, 2020 and December 31, 2019, the payroll taxes payable balance of $10,730 and $115,111 includes accrued late fees in the amount of zero and $37,210, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

Operating Lease Obligations

The Company has an operating lease agreement for office space of approximately 8,308 square feet that was amended on May 1, 2016 and again on April 1, 2019, increasing the office space to approximately 10,203 square feet, with the lease ending on October 31, 2021. The rent is subject to an annual escalation of 3%, beginning May 1, 2017.

The Company entered a new lease agreement of office and warehouse combination space of approximately 4,400 square feet on June 1, 2018 and ending May 31, 2021.  This additional space allows for resource growth and engineering efforts for operations before deploying to the field.  The rent is subject to an annual escalation of 3%.

The Company now has a total of office and warehouse space of approximately 14,603 square feet.

At June 30, 2020, future minimum lease payments due under Operating Leases are as follows:

As of December 31,	Amount
2020	$141,396
2021	213,568
Total minimum financial lease payments	$354,964
Less: interest	(27,344)
Total lease liability at June 30, 2020	$327,620
Less: current portion of Operating lease obligations	(252,907)
Long Term portion of Operating lease obligations	$74,713

In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842) (“ASU 2016-02”), which requires all leases with a term greater than 12 months to be recognized on the balance sheet, while lease expenses would continue to be recognized in the statement of operations in a manner similar to current accounting guidance. We adopted ASU 2016-02 effective January 1, 2019, on a modified retrospective basis, without adjusting comparative periods presented. Effective January 1, 2019, the Company established a right-of-use model (ROU) asset and operating lease liability in the amount of $644,245. The right of use asset balance at June 30, 2020 was $316,726, the operating lease liability – current portion was $252,907 and the operating lease liability – long term portion was $74,713. This is the Company’s only lease whose term is greater than 12 months. The adoption of ASU 2016-02 did not materially affect our unaudited consolidated statement of operations or our unaudited consolidated statements of cash flows. We made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet and to recognize all lease payments for leases with a term greater than 12 months on a straight-line basis over the lease term in our unaudited consolidated statements of operations.

NOTE 7 – STOCKHOLDERS’ EQUITY

Common stock issued

On February 12, 2020, Duos Technologies Group, Inc., a Florida corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”), as representative of the underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 1,350,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $6.00 per share. In addition, the Underwriters were granted an over-allotment option (the “Over-allotment Option”) for a period of 45 days to purchase up to an additional 202,500 shares of Common Stock. The Offering closed on February 18, 2020. The Common Stock began trading on the Nasdaq Capital Market under the symbol DUOT on February 13, 2020.

On February 20, 2020, pursuant to and in compliance with the terms and conditions of the aforementioned Underwriting Agreement and the Offering, the Underwriters provided notice that they would partially exercise the Over-allotment Option to purchase 192,188 shares of Common Stock at $6.00 per share (the “Over-Allotment Exercise”). The sale of the Over-Allotment Exercise to purchase 192,188 shares of Common Stock closed on February 21, 2020.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

In total, the Company issued 1,542,188 shares of common stock in connection with these underwritten public offerings and up listing to the Nasdaq Capital Market national exchange.  The securities were issued pursuant to a Registration Statement on Form S-1 (File No. 333- 235455), as amended, which was declared effective by the United States Securities and Exchange Commission on February 12, 2020 (the “Registration Statement”). The Company received gross proceeds of approximately $9.25 million for the Offering to date, including the exercise of the Over-Allotment Exercise, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company.

Stock-Based Compensation

Stock-based compensation expense recognized under ASC 718-10 for the six months ended June 30, 2020 and 2019, was $199,070 and $28,133, respectively, for stock options granted to employees and directors. This expense is included in selling, general and administrative expenses in the unaudited consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At June 30, 2020, the total compensation cost for stock options not yet recognized was $282,142. This cost will be recognized over the remaining vesting term of the options of approximately one year.

Employee Stock Options

A maximum of 178,572 shares were made available for grant under the 2016 Plan, as amended, and all outstanding options under the Plan provide a cashless exercise feature. The maximum number of shares was increased by shareholder approval to 321,429.  The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by our Board of Directors or the Compensation Committee, at their sole discretion. The aggregate number of shares with respect to which options or stock awards may be granted under the 2016 Plan and the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a stock dividend, stock split, reverse stock split, recapitalization or similar event.

During the quarter, the Company’s Board of Directors granted 310,290 new stock options with strike prices ranging from $4.74 to $6.00 per share to Employees, Officers and Directors. 161,402 existing options were cancelled due to modifications to the exercise price and term.  As of June 30, 2020, and December 31, 2019, options to purchase 311,898 shares of common stock and 163,010 shares of common stock were outstanding under the 2016 Plan, respectively.

The Company has no expired employee stock options under the 2016 Plan at June 30, 2020 and 2019.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Outstanding at December 31, 2018	160,143	$14.00	4.4	—
Granted	8,572	$14.00	5.0	—
Forfeited	(14,286)	$14.00	—	—
Outstanding at June 30, 2019	154,429	$14.00	3.4	—
Exercisable at June 30, 2019	145,857	$14.00	3.4	—

Outstanding at December 31, 2019	163,010	$14.00	3.4	—
Granted	310,290	$5.39	4.8	—
Cancelled/forfeited	(161,402)	$14.00	—	—
Outstanding at June 30, 2020	311,898	$5.46	4.7	—
Exercisable at June 30, 2020	162,474	$6.08	4.7	—

On January 29, 2019, the Board of Directors appointed a new independent director and Chairman of the Compensation Committee. As a result of the appointment, the new director was granted 8,572 stock options exercisable at $14.00 per share vesting one year from the date of grant. On March 31, 2019, the President and Chief Operating Officer of Duos Technologies Inc., resigned from her positions. Due to the resignation, the individual forfeited 14,286 stock options previously granted. On August 15, 2019, the Board of Directors appointed a new independent director and Chairman of the Audit Committee. As a result of the appointment, the new director was granted 8,572 stock options exercisable at $14.00 per share vesting one year from the date of grant.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

On April 1, 2020 the Board of Directors cancelled 161,402 options previously granted to existing employees and granted 310,290 options, of which 160,866 were replaced with new options carrying a $6.00 exercise price, 536 options were forfeited and a further 149,424 options were issued to existing employees, officers and directors carrying a $4.74 strike price with a vesting period ranging from 9 months to 21 months. The new stock options issued have a fair value of $370,312, with stock option compensation expense this quarter in the amount of $88,170 and a balance of unamortized stock option compensation expense of $282,142, that will be expensed over the next 1.75 years. The options that were cancelled and replaced were accounted for by valuing the original options on the day before they were cancelled and valuing the new options on the day of issuance. The inputs used were a stock price of $4.74 on the day of cancellation and $4.70 on the day of issuance, expected term of 2.5 years, expected volatility of 81%, no anticipated dividend yield and a risk free interest rate of 0.255%. The difference between the valuations were recorded as one-time option expense given that options cancelled were already vested and the replacement options were immediately vested. The one-time expense for this cancellation and issuance was $102,800. The strike price of the cancelled options was $14.00.

Warrants

The following is a summary of activity for warrants to purchase common stock for the six months ended June 30, 2020:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term (Years)	Value
Outstanding at December 31, 2018	1,815,182	$9.52	3.9	—
Warrants expired, forfeited, cancelled or exercised	(327,612)
Outstanding at June 30, 2019	1,487,570	$8.78	2.8	—
Exercisable at June 30, 2019	1,487,570	$8.78	2.8	—

Outstanding at December 31, 2019	1,521,250	$8.78	3.0	—
Warrants expired, forfeited, cancelled or exercised	—
Warrants issued	67,500	$9.00	2.6	—
Outstanding at June 30, 2020	1,588,750	$8.79	4.8	—
Exercisable at June 30, 2020	1,521,250	$8.41	2.7	—

Warrants issued were for the underwriters of the registered direct offering completed in the first quarter of 2020. They carry a strike price of $9.00 representing 150% of the offering price of $6.00 per share and vest 6 months after completion of the offering.

NOTE 8 - REVENUE

Revenue Recognition and Contract Accounting

The Company generates revenue from four sources: (1) Technology Systems; (2) Technical Support; (3) Consulting Services and (4) AI Technology.

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on technology systems revenue are recognized based on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC 606-10-55-187 through 192.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

Contract Assets

Contract assets on uncompleted contracts represents costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the input method, which recognizes revenue only to the extent of the cost incurred.

At June 30, 2020 and December 31, 2019, contract assets on uncompleted contracts consisted of the following:

	June 30, 2020	December 31. 2019
Costs and estimated earnings recognized	$3,663,654	$3,700,124
Less: Billings or cash received	(2,817,844)	(2,324,204)
Contract assets	$845,810	$1,375,920

Contract Liabilities

Contract liabilities on uncompleted contracts represents billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the input method, which recognizes revenue only to the extent of the cost incurred.

At June 30, 2020 and December 31, 2019, contract liabilities on uncompleted contracts consisted of the following:

	June 30, 2020	December 31. 2019
Billings and/or cash receipts on uncompleted contracts	$3,283	$35,665
Less: Costs and estimated earnings recognized	(—)	(27,004)
Contract liabilities	$3,283	$8,661

A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer.

The Company has contracts in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Costs estimates are reviewed periodically on a contract-by-contract basis throughout the life of the contract such that adjustments to the profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

Consulting Services

The Company’s consulting services business generates revenues under contract with customers from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales; and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve performance obligations:

(1)	Revenues for professional services, which are of short-term duration, are recognized when services are completed;
(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third-party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)	Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and
(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Artificial Intelligence

The Company has begun to derive revenue from applications that incorporate artificial intelligence (AI) in the form of predetermined algorithms to provide important operating information to the users of our systems.  The revenue generated from these applications of AI consists of an annual application maintenance fee which will be recognized ratably over the year, plus fees for the design, development, testing and incorporation of new algorithms into the system which will be recognized upon completion of each deliverable.

Multiple Elements

Arrangements with customers may involve multiple elements including project revenue and maintenance services in our Intelligent Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our consulting services business, multiple elements may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for multiple element arrangement is as follows:

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the applicable criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of multiple element relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple element arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method.

Disaggregation of Revenue

The Company is following the guidance of ASC 606-10-55-296 and 297 for disaggregation of revenue. Accordingly, revenue has been disaggregated according to the nature, amount, timing and uncertainty of revenue and cash flows. We are providing qualitative and quantitative disclosures.

Qualitative:

1.

We have four distinct revenue sources:

a.

Turnkey, engineered projects;

b.

Associated maintenance and support services;

c.

Licensing and professional services related to auditing of data center assets:

d.

Predetermined algorithms to provide important operating information to the users of our systems.

2.

We currently operate in North America including the USA, Mexico and Canada.

3.

Our customers include rail transportation, commercial, petrochemical, government, banking and IT suppliers.

4.

Our contracts are fixed price and fall into two duration types:

a.

Turnkey engineered projects and professional service contracts that are less than 1 year in duration and are typically two to three months in length; and

b.

Maintenance and support contracts ranging from one to five years in length.

5.

Transfer of goods and services are over time.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

Quantitative:

For the Three Months Ended June 30, 2020

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Artificial Intelligence	Total
Primary Geographical Markets

North America	$1,631,891	$52,552	$—	$20,221	$96,869	$2,385	$178,224	$1,982,142

Major Goods and Service Lines

Turnkey Projects	$1,332.577	$(2,421)	$—	$—	$89,253	$—	$178,224	$1,597,633
Maintenance & Support	299,314	54,973	—	20,221	7,616	—	—	382,124
Data Center Auditing Services	—	—	—	—	—	—	—	—
Software License	—	—	—	—	—	2,385	—	2,385
	$1,631,891	$52,552	$—	$20,221	$96,869	$2,385	$178,224	$1,982,142

Timing of Revenue Recognition

Goods transferred over time	$1,332,577	$(2,421)	$—	$—	$89,253	$2,385	$178,224	$1,600,018
Services transferred over time	299,314	54,973	—	20,221	7,616	—	—	382,124
	$1,631,891	$52,552	$—	$20,221	$96,869	$2,385	$178,224	$1,982,142

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

For the Three Months Ended June 30, 2019

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Total
Primary Geographical Markets

North America	$805,135	$169,010	$20,621	$53,575	$217,251	$80,213	$1,345,805

Major Goods and Service Lines

Turnkey Projects	$552,561	$169,010	$12,815	$33,354	$217,251	$—	$984,991
Maintenance & Support	252,574	—	7,806	20,221	—	—	280,601
Data Center Auditing Services	—	—	—	—	—	80,213	80,213
Software License	—	—	—	—	—	—	—
	$805,135	$169,010	$20,621	$53,575	$217,251	$80,213	$1,345,805

Timing of Revenue Recognition

Goods transferred over time	$552,561	$169,010	$12,815	$33,354	$217,251	$80,213	$1,065,204
Services transferred over time	252,574	—	7,806	20,221	—	—	280,601
	$805,135	$169,010	$20,621	$53,575	$217,251	$80,213	$1,345,805

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

For the Six Months Ended June 30, 2020

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Artificial Intelligence	Total
Primary Geographical Markets

North America	$2,345,149	$126,887	$—	$47,370	$140,988	$134,469	$178,224	$2,973,087

Major Goods and Service Lines

Turnkey Projects	$1,813,687	$6,202	$—	$—	$113,194	$—	$178,224	$2,111,307
Maintenance & Support	531,462	120,685	—	47,370	27,794	—	—	727,311
Data Center Auditing Services	—	—	—	—	—	129,699	—	129,699
Software License	—	—	—	—	—	4,770	—	4,770
	$2,345,149	$126,887	$—	$47,370	$140,988	$134,469	$178,224	$2,973,087

Timing of Revenue Recognition

Goods transferred over time	$1,813,687	$6,202	$—	$—	$113,194	$134,469	$178,224	$2,245,776
Services transferred over time	531,462	120,685	—	47,370	27,794	—	—	727,311
	$2,345,149	$126,887	$—	$47,370	$140,988	$134,469	$178,224	$2,973,087

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

For the Six Months Ended June 30, 2019

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Total
Primary Geographical Markets

North America	$4,476,933	$188,931	$54,973	$97,068	$687,599	$192,382	$5,697,886

Major Goods and Service Lines

Turnkey Projects	$3,942,219	$186,734	$39,361	$56,626	$678,489	$—	$4,903,429
Maintenance & Support	534,714	2,197	15,612	40,442	9,110	—	602,075
Data Center Auditing Services	—	—	—	—	—	144,982	144,982
Software License	—	—	—	—	—	47,400	47,400
	$4,476,933	$188,931	$54,973	$97,068	$687,599	$192,382	$5,697,886

Timing of Revenue Recognition

Goods transferred over time	$3,942,219	$186,734	$39,361	$56,626	$678,489	$192,382	$5,095,811
Services transferred over time	534,714	2,197	15,612	40,442	9,110	—	602,075
	$4,476,933	$188,931	$54,973	$97,068	$687,599	$192,382	$5,697,886

3,532,895 Shares of Common Stock

243,572 Shares of Common Stock issuable upon Conversion of Series B Convertible Preferred Stock

1,589,107 Shares of Common Stock Issuable upon Exercise of Warrants

——————————

PROSPECTUS

——————————

October 1, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fee	$5,035	**

Printing Fees and Expenses	$500	*
Accounting Fees and Expenses	$1,500
Legal Fees and Expenses	$15,000
Transfer Agent and Registrar Fees	$5,000
Miscellaneous Fees and Expenses	$2,200
Total*	$38,865

———————

*   Estimated expenses.

** Previously paid.

Item 14. Indemnification of Directors and Officers

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in,  or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

Our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the Board of Directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by our Board of Directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the FDCA have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our charter documents and Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable

Item 15. Recent Sales of Unregistered Securities

Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with 57 investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, the Purchasers purchased 1,117,624 shares of common stock, 1,575,910 purchaser warrants (the “Purchaser Warrants”), and 2,830 shares of Series B Preferred Stock (collectively, the “SPA Securities”) worth $11,031,371 (including the conversion of liabilities and redemptions of shares of Series A Preferred Stock) at a price of $7.00 per Class A Unit (as defined in the Securities Purchase Agreement) and $1,000 per Class B Unit (as defined in the Securities Purchase Agreement) (the “Private Offering”). The Purchaser Warrants have a strike price of $9.10, expiring five years from the Initial Exercise Date (as defined in the Purchaser Warrants). The Securities Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Additionally, the Purchasers may participate in a subsequent offering of the Company’s securities in an aggregate amount of up to 35% of the subsequent offering on the twenty-four (24) month anniversary of the Private Offering. In connection with the Private Offering, as of the date hereof there are 1,475,098 shares of common stock issued and outstanding, 2,830 shares of Series B Preferred Stock issued and outstanding, and 1,823,754 common stock purchase warrants issued and outstanding.

Additionally, in connection with the Private Offering, the Company issued to Joseph Gunnar & Co., LLC (Placement Agent) in the Private Offering 157,591 Placement Agent Warrants with a strike price of $9.10 expiring five years from the Initial Exercise Date.

In connection with the conversion and redemption portion of the Private Offering, on the Effective Date, the Company entered into that certain Agreement to Convert Promissory Note (the “JMJ Letter Agreement”) with JMJ Financial, a sole proprietorship (“JMJ”), whereby JMJ agreed to convert $2,105,263 of liabilities and their additional investment of $1,000,000, into 443,609 shares of common stock of the Company at a conversion price equal to $7.00 per share. Additionally, JMJ was issued warrants to purchase 443,609 shares of the Company’s common stock at an exercise price equal to $9.10 per share, expiring five years from the Initial Exercise Date. Commencing on the Effective Date, JMJ entered into a Lock-Up Agreement for a period of 365 days prohibiting the sale or other transfer of all securities of the Company owned by JMJ.

Additionally, in connection with the conversion and redemption portion of the Private Offering, the Company entered into Letter Agreements (the “Debt and Preferred Stock Letter Agreements”) with certain debt holders and holders of the Company’s Series A Preferred Stock (the “Debt and Preferred Holders”) for conversion or repayment of an additional aggregate amount of $1,013,788 including certain trade payables.  All Series A holders were repaid in full and no stock or warrants were issued. The remaining debt holders and trade payables were converted into 99,159 shares of common stock of the Company at a conversion price equal to $7.00 per share. Additionally, the debt holders and certain trade payables which were converted, were issued warrants to purchase 99,159 shares of the Company’s common stock at an exercise price equal to $9.10 per share, expiring five years from the Initial Exercise Date.

Simultaneously with the closing of the Private Offering, (i) Gianni B. Arcaini, our former Chief Executive Officer, converted $700,543 of accrued salary into 50,039 shares of the Company’s common stock at a $14.00 per share and 50,039 warrants to purchase shares of common stock of the Company at an exercise price of $14.00 per share, expiring five years from the Initial Exercise Date, (ii) Adrian G. Goldfarb, the Chief Financial Officer of the Company, converted $34,020 of liabilities into 2,430 shares of the Company’s common stock at a $14.00 per share and 2,430 warrants to purchase shares of common stock of the Company at an exercise price of $14.00 per share, expiring five years from the Initial Exercise Date, (iii) a non-related entity converted $118,875 of liabilities into 8,492 shares of the Company’s common stock at a $14.00 per share and 8,492 warrants to purchase shares of common stock of the Company at an exercise price of $14.00 per share, expiring five years from the Initial Exercise Date.

On January 1, 2018, the Company issued 3,730 restricted shares of common stock to current and past members of the Company’s Board of Directors for the conversion of a portion of accrued board of director fees at a price valued at $14.00 per share. These 3,730 shares were issued under the 2016 Equity Compensation plan.

During the three months ended June 30, 2018, the Company issued 160,143 options to purchase shares of the Company's common stock exercisable immediately and over a 5-year period at an exercise price of $14.00 per share granted to employees and directors.

During the three months ended September 30, 2018, the Company issued 21,429 shares of common stock in the amount of $195,000 upon the exercise of certain warrants.

On October 10, 2018, the Company’s Board of Directors approved the issuance of an aggregate of 35,444 five-year warrants with an exercise price of $9.10 to six investors.

On October 10, 2018, the Company’s Board of Directors approved the issuance of up to 6,574 shares in exchange for $92,033 of accrued salary owed to a former officer of the Company.

On January 29, the Board of Directors appointed a new independent director and Chairman of the Compensation Committee. As a result of the appointment, the new director was granted 8,572 stock options at $14.00 strike vesting in 1-year.

On March 14, 2019, the Company entered into an agreement with two current shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 71,429 and 35,715 shares, respectively, to reduce the exercise price of these warrants to $7.70 from the original exercise price of $9.10 based on immediate exercise. Both shareholders exercised these warrants on March 15, 2019 for proceeds to the Company of $1,650,000.

On March 29, 2019, the Company entered into an agreement with a current shareholder to reduce the exercise price of warrants to purchase shares of common stock the shareholder held to $7.70 from the original exercise price of $9.10 based on the immediate exercise of these 48,899 warrants. The deal which was completed on April 1, 2019 for a total amount of $376,520.

The securities issued pursuant to the above offerings were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act and/or Regulation D. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act. The sales were exempt under 4(a)(2) of the S-A and Rule 506 thereunder. Each investor acquired the securities for investment and without a view to distribution.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Exhibit Description
2.1	First Amendment to Merger and Plan of Merger, dated March 15, 2015 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 2.1 on March 19, 2015)
2.2	Merger Agreement and Plan of Merger, dated February 6, 2015 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 2.1 on February 9, 2015)
3.1	Amendment to Amended and Restated Articles of Incorporation (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 3.1 on July 13, 2015)
3.2	Amended and Restated Articles of Incorporation (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 3.1 on April 7, 2015)
3.3	Amended and Restated Bylaws (incorporated herein by reference to the Registration of Securities on Form 8-A/12G/A filed on August 14, 2015)
3.4

Articles of Amendment to Articles of Incorporation (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 3.1 with the U.S. Securities and Exchange Commission on April 28, 2017)

3.5

Articles of Amendment to Articles of Incorporation Designation Series B Convertible Preferred Stock (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 3.1 with the U.S. Securities and Exchange Commission on November 29, 2017)

4.1	Senior Secured Note, dated April 1, 2016, issued by Duos Technologies Group, Inc. (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 4.1 on April 6, 2016)
4.2	Common Stock Purchase Warrant (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 4.1 on December 23, 2016)
4.3	Form of Purchaser Warrant (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 4.1 on November 29, 2017)
4.4	Form of Placement Agent Warrant (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 4.2 on November 29, 2017)
5.1*	Opinion of Lucosky Brookman LLP
10.1	Employment Agreement, dated May 1, 2003, with Chief Executive Officer (incorporated herein by reference to the Annual Report on Form 10-K filed as Exhibit 10.1 on April 17, 2015)
10.2

Securities Purchase Agreement, dated March 31, 2016, by and between Duos Technologies Group, Inc. and the Schedule of Buyers attached thereto (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.1 on April 6, 2016)

10.3

Security and Pledge Agreement, dated April 1, 2016, by and among Duos Technologies Group, Inc., each of the Company’s Subsidiaries named therein and GPB Debt Holdings II, LLC (in its capacity as collateral agent) (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.2 on April 6, 2016)

10.4

Guaranty, dated April 1, 2016, by and among each of Duos Technologies Group, Inc.’s Subsidiaries named therein and GPB Debt Holdings II, LLC (in its capacity as collateral agent) (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.3 on April 6, 2016)

10.5	Warrant, dated April 1, 2016, issued by Duos Technologies Group, Inc. (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.4 on April 6, 2016)
10.6	2016 Equity Incentive Plan (incorporated herein by reference to the Proxy Statement on Schedule 14A filed on April 1, 2016)
10.7

Securities Purchase Agreement, dated December 20, 2016, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.1 on December 23, 2016)

10.8

Promissory Note, dated December 20, 2016, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.2 on December 23, 2016)

10.9	Form of Securities Purchase Agreement (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.1 on November 29, 2017)
10.10	Form of Registration Rights Agreement (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.2 on November 29, 2017)
10.12

Amendment #1 to the Securities Purchase Agreement and to the Note, dated May 22, 2017 (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.5 with the U.S. Securities and Exchange Commission on August 15, 2017)

10.13

Amendment #2 to the Securities Purchase Agreement and to the Note, dated July 12, 2017 (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.6 with the U.S. Securities and Exchange Commission on August 15, 2017)

10.14

Amendment #3 to the Securities Purchase Agreement and to the Note, dated August 14, 2017 (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.7 with the U.S. Securities and Exchange Commission on August 15, 2017)

10.15

Amendment #4 to the Securities Purchase Agreement and Note, dated November 14, 2017, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.8 on November 20, 2017)

10.16

Amendment #5 to the Securities Purchase Agreement and Note, dated November 16, 2017, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.9 on November 20, 2017)

10.17

Amendment #6 to the Securities Purchase Agreement and Note, dated November 20, 2017, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.10 on November 20, 2017)

10.18

Forbearance Agreement, dated May 12, 2017, by and among Duos Technology Group, Inc. and GPB Debt Holdings II, LLC incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.13 on November 20, 2017)

10.19

Form of Note Holder Letter Agreement, dated June 9, 2017 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.1 with the U.S. Securities and Exchange Commission on June 15, 2017)

10.20

Form of Arcaini Letter Agreement, dated June 9, 2017 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.2 with the U.S. Securities and Exchange Commission on June 15, 2017)

10.21

Form of Goldfarb Letter Agreement, dated June 9, 2017 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.3 with the U.S. Securities and Exchange Commission on June 15, 2017)

10.22

GPB Debt Holdings II, LLC Letter Agreement, dated August 1, 2017 (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.4 with the U.S. Securities and Exchange Commission on August 15, 2017)

10.23	Form of Conversion Letter (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.5 with the U.S. Securities and Exchange Commission on November 29, 2017)
10.24	Form of Redemption Letter (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.4 with the U.S. Securities and Exchange Commission on November 29, 2017)
10.25	Form of Pay-off Letter (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.3 with the U.S. Securities and Exchange Commission on November 29, 2017)
10.26	2016 Equity Incentive Plan (incorporated by reference to Appendix B of the Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 22, 2017).
14.1	Code of Ethics (incorporated herein by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 15, 2019)
17.1

Letter of Resignation from John E. Giles to the Company dated November 28, 2017 (incorporated herein by reference to the Registration Statement on Form S-1 filed as Exhibit 17.1 with the U.S. Securities and Exchange Commission on December 21, 2017)

17.2

Letter of Resignation from Joseph Glodek to the Company dated January 19, 2017 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 17.1 with the U.S. Securities and Exchange Commission on January 24, 2017)

17.3

Letter of Resignation from Gijs van Thiel to the Company dated December 30, 2016 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 17.1 with the U.S. Securities and Exchange Commission on January 5, 2017)

21	List of Subsidiaries (incorporated by reference to the Company’s Form 10-K filed on April 1, 2016)
23.1*	Consent of Salberg & Company, P.A.
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
99.1	Audit Committee Charter (incorporated herein by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 15, 2019)
99.2	Compensation Committee Charter (incorporated herein by reference to Exhibit 99.2 to the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 15, 2019)
99.3	Nominating Committee Charter (incorporated herein by reference to Exhibit 99.3 to the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 15, 2019)
101.INS *	XBRL Instance Document
101.SCH *	XBRL Taxonomy Extension Schema
101.CAL *	XBRL Taxonomy Extension Calculation Linkbase
101.DEF *	XBRL Taxonomy Extension Definition Linkbase
101.LAB *	XBRL Taxonomy Extension Label Linkbase
101.PRE *	XBRL Taxonomy Extension Presentation Linkbase

———————

*	filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, Florida, on October 1, 2020.

Duos Technologies Group, Inc.

By:	/s/ Charles Ferry
Name: Charles Ferry Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gianni B. Arcaini, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles Ferry	Chief Executive Officer (Principal Executive Officer)	October 1, 2020
Charles Ferry

/s/ Gianni B. Arcaini	Chairman of the Board	October 1, 2020
Gianni B. Arcaini

/s/ Adrian G. Goldfarb	Chief Financial Officer (Principal Financial Officer),	October 1, 2020
Adrian G. Goldfarb	Executive Vice President, Director

/s/ Ned Mavromatis	Director	October 1, 2020
Ned Mavromatis

/s/ Blair Fonda	Director	October 1, 2020
Blair Fonda

/s/ Kenneth Ehrman	Director	October 1, 2020
Kenneth Ehrman